                                                                   EXHIBIT T3E.1

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



FIRST MERCHANTS ACCEPTANCE                 )       Case No. 97-1500 (JJF)
         CORPORATION                       )
                                           )
FIRST MERCHANTS RESIDENTIAL CREDIT         )       Case No. 97-1892 (JJF)
         CORPORATION,                      )
                                           )
                          Debtors.         )       Jointly Administered
___________________________________        )


            JOINT DISCLOSURE STATEMENT OF DEBTORS IN CONNECTION WITH
                    SOLICITATION OF BALLOTS WITH RESPECT TO
                   FIRST AMENDED JOINT PLAN UNDER CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE





Laura Davis Jones, Esq.
Robert Brady, Esq.
YOUNG CONAWAY STARGATT & TAYLOR
Rodney Square North
Wilmington, Delaware  19899
(302) 571-6600

Counsel for the Debtors and
Debtors in Possession

Robert E. Richards, Esq.
Mitchell L. Hollins, Esq.
SONNENSCHEIN NATH & ROSENTHAL
8000 Sears Tower
Chicago, Illinois  60606
(312) 876-8000

Special Counsel for the Debtors and
Debtors in Possession

Dated:  January 21, 1998

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
I.    INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

II.   SUMMARY OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

III.  GENERAL INFORMATION REGARDING THE DEBTORS AND
        THE EVENTS LEADING TO THE CHAPTER 11 FILING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

IV.   SUMMARY OF BANKRUPTCY PROCEEDINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

V.    THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

VI.   CONFIRMATION AND CONSUMMATION PROCEDURE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

VII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

VIII. CERTAIN SECURITIES LAW AND OTHER CONSIDERATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

IX.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE
        PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

X.    VOTING INSTRUCTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78


EXHIBIT I     --  Chapter 11 Plan

EXHIBIT II    --  Liquidation Analysis as of March 31, 1998:
                  Chapter 11 Plan vs. Chapter 7 Liquidation

EXHIBIT III   --  Projected Creditor Recoveries

EXHIBIT IV    --  Resumes/Biographical Information of Post-
                  Confirmation Directors

EXHIBIT V     --  Ugly Duckling Corporation Prospectus for UDC
                  Warrants, Underlying Shares of UDC Common Stock and Stock Option Shares

                                I.  INTRODUCTION

           First Merchants Acceptance Corporation ("FMAC") and First Merchants Residential Credit Corporation ("FMRCC") (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on July 11, 1997 and September 9, 1997, respectively. The Debtors' cases are administratively but not substantively consolidated. The Debtors' proposal for the collection, liquidation and sale of their assets and distribution of related proceeds and collections is set forth in the First Amended Joint Plan Under Chapter 11 of the Bankruptcy Code (the "Plan"). A copy of the Plan is attached hereto as Exhibit I. This Disclosure Statement is intended to describe the Plan and provide you with adequate information to allow you to make an informed judgment regarding the Plan. Capitalized terms used in this Disclosure Statement have the meaning ascribed to them in the Plan unless otherwise defined in this Disclosure Statement.

           The Plan is summarized in Section II below and described in more detail in Section V below. Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims or Interests which are "impaired" and which receive or retain property pursuant to the Plan are entitled to vote to accept or reject the Plan. A description of the requirements for acceptance of the Plan is set forth in Section VI below.

           THE DEBTORS BELIEVE THAT THE PLAN PROVIDES EQUAL OR GREATER VALUE TO CREDITORS THAN OTHER AVAILABLE ALTERNATIVES. A COMPARISON OF RECOVERIES UNDER THE PLAN VERSUS A CHAPTER 7 LIQUIDATION IS ATTACHED HERETO AS EXHIBIT II. A RANGE OF THE MORE LIKELY RECOVERIES UNDER THIS PLAN IS ATTACHED HERETO AS
EXHIBIT III. THE DEBTORS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS AND INTERESTHOLDERS AND RECOMMENDS THAT EACH CREDITOR AND INTERESTHOLDER VOTE TO ACCEPT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS GOOD FAITH ESTIMATES AND ASSUMPTIONS WHICH ARE BASED ON FACTS CURRENTLY KNOWN TO THE DEBTORS AND WHICH MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS.

           EACH CREDITOR AND INTERESTHOLDER SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY AND CONSULT WITH ITS LEGAL AND/OR BUSINESS ADVISORS BEFORE VOTING ON THE PLAN. THIS DISCLOSURE STATEMENT IS NOT LEGAL ADVICE TO YOU. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE THEREON, BUT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN HEREIN IS ONLY A SUMMARY AND HOLDERS OF CLAIMS, INTERESTS, AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN ITSELF FOR A FULL UNDERSTANDING OF THE PLAN. THE TERMS OF THE PLAN ARE CONTROLLING IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE

STATEMENT. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY FEDERAL OR STATE SECURITIES AGENCIES.

           General information regarding the Debtors, the Debtors' businesses and material events leading to and during these Cases are set forth in Sections III and IV below. Except where otherwise noted, this information is provided by the Debtors and their managements. THE STATEMENTS AS TO THE DEBTORS' FINANCIAL CONDITION CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF DECEMBER 31, 1997 (UNLESS ANOTHER TIME IS SPECIFIED) AND THERE IS NO REPRESENTATION OR IMPLICATION THAT THE INFORMATION CONTAINED HEREIN WILL NOT HAVE CHANGED AS OF ANY TIME SUBSEQUENT TO THAT DATE NOR WILL YOU RECEIVE ANY NOTICE OF SUCH CHANGES.

           Alternatives to confirmation and consummation of the Plan are described in Section IX below. Certain Federal Income Tax consequences associated with the Plan are described in Section VII below. Certain Securities Law and other considerations are described in Section VIII below. A description of the warrants to be issued by UDC and UDC's option to offer common stock in UDC to the Reorganized Company and its stakeholders are set forth in Sections V and VIII below. A prospectus containing the background information regarding UDC and the UDC Warrants and common stock of UDC is attached as Exhibit V hereto.

           BALLOTS WITH RESPECT TO THE PLAN MUST BE RECEIVED AT THE ADDRESS SET FORTH ON THE ENCLOSED BALLOT ON OR BEFORE FEBRUARY 27, 1998. FOR YOUR CONVENIENCE, A BALLOT AND PREADDRESSED ENVELOPE ARE ENCLOSED. ANY BALLOTS RECEIVED AFTER THE EXPIRATION DATE OR WHICH DO NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN SHALL NOT CONSTITUTE VALID BALLOTS AND SHALL NOT BE COUNTED IN DETERMINING THE VOTE OF ANY CLASS. FURTHER VOTING INSTRUCTIONS ARE SET FORTH IN SECTION X BELOW.

           If you have questions concerning the procedure for voting, or if you did not receive the appropriate Ballot or Ballots, or if you received a damaged Ballot or have lost your Ballot, or if you have any questions concerning the Disclosure Statement and/or the Plan, please call the Debtor's tabulation agent, Logan & Company, Inc., at (201) 798- 1031.

           THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE UDC WARRANTS, THE UDC COMMON STOCK ISSUABLE UPON FUTURE EXERCISE OF THE UDC WARRANTS OR THE STOCK OPTION SHARES DESCRIBED HEREIN, AND THE OFFERING OF SUCH WARRANTS AND/OR SHARES WILL BE MADE ONLY BY MEANS OF A PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT OF UDC FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS DISCLOSURE STATEMENT AND THE PLAN HAVE NOT BEEN PREPARED BY ANY OTHER PARTY

BESIDES THE DEBTORS AND NO OTHER PARTY, INCLUDING UDC, MAKES ANY REPRESENTATIONS WITH RESPECT TO THE INFORMATION INCLUDED HEREIN OR IN ANY EXHIBITS HERETO (EXCEPT THAT UDC PREPARED THE PROSPECTUS ATTACHED AS EXHIBIT V HERETO WITH RESPECT TO THE UDC WARRANTS, UNDERLYING SHARES RELATED TO THE UDC WARRANTS AND STOCK OPTION SHARES AS DESCRIBED THEREIN, WITH RESPECT TO WHICH THE DEBTORS MAKE NO REPRESENTATION AND ASSUME NO RESPONSIBILITY FOR THE ACCURACY AND ADEQUACY THEREOF) AND ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY THEREOF. WITHOUT LIMITATION OF THE FOREGOING, UDC HAS NOT EVALUATED AND CONFIRMED THE PROJECTIONS AND OTHER FINANCIAL INFORMATION CONTAINED HEREIN AND IN EXHIBITS II AND III HERETO NOR THE REASONABLENESS OF ANY ASSUMPTIONS ON WHICH SUCH PROJECTIONS AND OTHER FINANCIAL INFORMATION IS BASED AND ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY THEREOF.

THIS DISCLOSURE STATEMENT INCLUDES CERTAIN STATEMENTS, ESTIMATES AND PROJECTIONS PROVIDED BY THE DEBTORS WITH RESPECT TO THE ANTICIPATED FUTURE PERFORMANCE OF THE REORGANIZED COMPANY. SUCH STATEMENTS, ESTIMATES AND PROJECTIONS REFLECT VARIOUS ASSUMPTIONS CONCERNING ANTICIPATED RESULTS, WHICH ASSUMPTIONS MAY OR MAY NOT PROVE TO BE CORRECT. THE DEBTORS DO NOT UNDERTAKE ANY OBLIGATION TO PROVIDE ADDITIONAL INFORMATION OR TO CORRECT OR UPDATE ANY OF THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT OR THE EXHIBITS THERETO.

           THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE HONORABLE JOSEPH
F. FARNAN, JR, CHIEF DISTRICT JUDGE OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. APPROVAL BY JUDGE FARNAN DOES NOT CONSTITUTE A RECOMMENDATION BY THE COURT AS TO THE MERITS OF THE PLAN, BUT INCLUDES A FINDING THAT THIS DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION TO ENABLE YOU TO DECIDE WHETHER TO VOTE FOR OR AGAINST THE PLAN.

                            II.  SUMMARY OF THE PLAN

           OVERVIEW OF ASSETS AND LIABILITIES OF THE ESTATES.

           FMAC historically has been a specialty finance company primarily engaged in financing the purchase of used vehicles by acquiring dealer-originated finance contracts and then servicing those loans. FMAC began operations in 1991 and originated over $500 million of subprime automobile and vehicle loans in 1996. In the period 1995 to 1997, FMAC did a series of whole loan sales and eight securitizations of its then current loan production. With respect to the eight securitizations, it retained rights in its single purpose subsidiaries to receive excess cash flow (the so-called "B Pieces") after the securitization debt and related obligations (the so-called "A Pieces") were satisfied in full. In certain of the securitizations, the B Pieces include certificates of interest. The securitization debt was insured by

Financial Security Assurance, Inc., a monoline insurance company incorporated under the laws of the State of New York ("FSA").

           On April 16, 1997, FMAC announced that it had discovered irregularities involving unauthorized entries made in the Company's financial records and as a result, the FMAC Board terminated the employment of its then President and Chief Executive Officer, Mitchell C. Kahn; Thomas R. Ehmann, a Vice President, Chief Information Officer and a former Chief Financial Officer; Paul Van Eyl, a Vice-President of Strategic Planning; and one other employee. Shortly thereafter, certain shareholder and noteholder class action lawsuits were filed against FMAC related to the irregularities.

           FMAC's warehouse line/working capital facility from a group of nine lending institutions (the "Bank Group") for whom LaSalle National Bank acted as agent (the "Agent") became due on June 30, 1997 and, when workout negotiations failed, the Agent refused to honor FMAC checks beginning on July 3, 1997. FMAC filed this Chapter 11 case on July 11, 1997. As of the filing date, the face amount of FMAC's owned loan portfolio was approximately $120 million and the face amount of FMAC's securitized loan portfolio was approximately $580 million. FMAC services the loans in both of these portfolios (other than the loans securitized under Trust 1997-2), but has not originated any new loans since its Case was filed.

           FMRCC is a wholly owned subsidiary of FMAC which was established for the purpose of originating home mortgage loans. While much of the infrastructure for this operation was acquired, FMRCC did not actually start
originating home mortgage loans.   FMRCC filed its Chapter 11 case on September
9, 1997 and its primary assets were sold at auction on September 22, 1997 for $200,000 plus assumption of certain contracts and liabilities to Coast Financial Partners L.L.C. ("Coast").

           Effective as of December 15, 1997, the Agent on behalf of the Bank Group acquired FMAC's owned motor vehicle loans and vehicles (other than those pledged to Greenwich). At confirmation, UDC will acquire FMAC's leases, contracts, furniture, fixtures and equipment related to its servicing operations. The Reorganized Company will retain the B Piece Distributions (subject to certain servicing fees), which will be used first to pay obligations to the Bank Group and UDC. After distributions to the Bank Group and UDC are paid in full, 82.5% of the remaining B Piece Distributions will be retained by the Reorganized Company and 82.5% of excess collections on the Owned Loans will be paid to the Reorganized Company for distribution in accordance with this Plan and 17.5% of the remaining B Piece

Distributions and excess collections on the Owned Loans will be paid to UDC.
In the event that UDC or its permitted assigns are not servicing one or more securitized pools, it will not receive its 17.5% share of B Piece Distributions with respect to the applicable pools. In the event that UDC or its permitted assigns are not servicing the Owned Loans, the Secured Claim Recovery Amount (i.e. the guaranty of recovery of any deficiency relating to the sale of FMAC's owned loans) will be limited to $10 million (including payments previously received from the B Pieces) and the split percentage on excess B Piece Distributions will be changed to 85% for the Reorganized Company, 15% for UDC. Further, if there has been such a servicing change, UDC shall only receive a 15% portion of the excess collections on the Owned Loans calculated solely to the extent B Piece Distributions have been applied to the Secured Claim Recovery Amount. UDC has a one-time option to substitute UDC Common Stock for all or a portion of the Debtor's share of distributions under the Excess Collections Contribution Agreement entered into in connection with the December 15, 1997 sale of the Owned Loans.

           The Reorganized Company will also retain all Causes of Action, all furniture, fixtures and equipment at the Deerfield headquarters and any other premises not being acquired by UDC, all Tax Refunds and other tax attributes, all general intangibles and any other retained assets. The Tax Refunds will be applied to repay the DIP Financing and Overadvance Facility.

           For purposes of the recovery analysis attached as Exhibit III hereto, FMAC has assumed that the total allowed unsecured claims against FMAC will be $72.6 to $74.5 million, although it is possible that actual allowed unsecured claims will be materially higher or lower than this estimate and FMAC is still reviewing the proofs of claim filed to date. The main bar date in the FMAC case was November 7, 1997 and a supplemental bar date for claims for individual subordinated note holders and FMAC Interestholders of December 15, 1997 was set.

           Debt of the Reorganized Company to Unsecured Creditors in the amount of $44 million plus interest at the applicable federal rate for medium term obligations as of the Effective Date (currently approximately 5.77%), will be allocated among 1996 Subordinated Reset Noteholders (Subclass 7A-1) on the one hand and all other unsecured creditors (Subclass 7A-2) on the other hand as set forth in Section 5.7 of the Plan. The Debt of the Reorganized Company to Unsecured Creditors may be paid in cash, Stock Option Shares, UDC Warrant Shares, UDC Warrants or a combination thereof as discussed in Section VIII below. In addition, holders of the Subordinated Reset Notes issued in 1996 will receive their pro rata share of 43% of the equity in the reorganized FMAC, while all other holders of Allowed Unsecured Claims will receive 57% of such equity. As a result of such treatment of Subclass 7A-1 and Subclass 7A-2 Creditors under Section 5.7 of the Plan, 1996 Subordinated Reset Noteholders will receive a greater relative portion of the debt of the Reorganized Company, but a lesser relative portion of the equity of the Reorganized Company, while 1995 Subordinated Reset Noteholders, trade creditors of FMAC and other unsecured creditors of FMAC will receive a lesser relative portion of the debt and a greater relative portion of the equity of the Reorganized Company. This is necessary because the 1996 Subordinated Reset Noteholders are not "qualified creditors" under the tax code (as discussed in Section VII of this Disclosure Statement below). FMAC believes that the two different packages of debt and equity to be distributed are roughly equivalent in total value.

           Warrants to purchase 325,000 shares of common stock in UDC will be issued to the Reorganized Company. FMAC's existing common stockholders will receive the benefit of 32,500 of these warrants as described below, plus a possible greater number of warrants in the event that FMAC's share of any cure costs to be paid to Alltel is less than $472,304.01 (i.e. less than 90% of the asserted cure amount of $524,782.32). All of the remaining UDC Warrants would be retained by the Reorganized Company for the benefit of unsecured creditors and the new shareholders of the Reorganized Company in accordance with the Plan or at the option of the Reorganized Company, the UDC Warrants or common stock in UDC received upon exercise thereof may be distributed as provided in Section
8.1 of the Plan.

           FMAC has an approximately $1.9 million intercompany claim for advances to FMRCC. Total unsecured claims of other creditors of FMRCC not assumed by Coast are scheduled as approximately $110,000, subject to review of additional claims which have been filed against FMRCC before the FMRCC bar date of December 15, 1997. After payment of administrative expenses in the FMRCC estate and cure costs on contracts assumed by Coast where FMRCC was responsible for such cure cost amount, the remaining funds in the FMRCC estate should be approximately $160,000 or approximately 6 to 8 cents per dollar of estimated unsecured claims.

           For a more detailed description of asserted Claims and available assets, see Sections IV and V below. These sections also describe certain other features of the Plan and implementing provisions thereof, including permanent and temporary injunctions in Section 8.6 of the Plan and releases of certain non-debtor parties in Section 8.7 of the Plan.

           CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

           The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Section V below.


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              Class Description                                  Treatment under the Plan
-------------------------------------------------------------------------------------------------------------
ALLOWED ADMINISTRATIVE EXPENSES.  Allowed costs of     Will be paid in full in Cash on the Effective Date
the Cases, including, without limitation,              or where applicable, when otherwise Allowed or due
professional fees and other expenses of operating      after the Effective Date, by advances under the DIP
during the Cases.                                      Financing and Overadvance Facility or other
                                                       available cash.  Obligations under the DIP
                                                       Financing and Overadvance Facility will be paid
                                                       (including simple interest at the rate of 10% per
                                                       annum) from the Tax Refund and from the B Piece
                                                       Distributions remaining after repayment of Class 2
                                                       below.  The increase of availability under the DIP
                                                       Financing and Overadvance Facility to $18.5 million
                                                       is conditioned on a sale of receivables in the
                                                       Securitized Pools which were charged off prior to
                                                       or on December 31, 1997 to UDC or such other higher
                                                       and better bidder as may make an offer for such
                                                       charged off receivables.
-------------------------------------------------------------------------------------------------------------
ALLOWED PRIORITY TAX CLAIMS. Claims entitled to        Will be paid, at the option of the Debtors, either
priority under Code Section  507(a)(8).                (i) in one Cash payment on the Effective Date or
                                                       (ii) in equal Cash payments on each anniversary of
                                                       the Effective Date, until the last anniversary of
                                                       the Effective Date that precedes the fourth
                                                       anniversary date of the date of assessment of the
                                                       Allowed Priority Tax Claim.
-------------------------------------------------------------------------------------------------------------
CLASS 1.  Allowed Priority Non-Tax Claims entitled     UNIMPAIRED.  Will be paid the full amount of its
to priority under Code Sections  507(a)(3),            Allowed Claim in Cash on the Effective Date unless
507(a)(4) or 507(a)(6).                                paid earlier pursuant to prior order of the Court
                                                       or agreed otherwise by the Debtors and the holder
                                                       of such Claim.
-------------------------------------------------------------------------------------------------------------

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
CLASS 2.  Allowed Secured Claim against FMAC under     UNIMPAIRED.  On December 15, 1997, the Agent on
Guarantee of Secured Claim Recovery Amount.            behalf of the Bank Group credit bid all of FMAC's
                                                       obligations to the Bank Group at a sale of FMAC's
                                                       owned receivables.  In consideration for that bid
                                                       and the release of the Bank Group's lien on the Tax
                                                       Refunds and certain other assets of FMAC, FMAC
                                                       granted the Bank Group (or UDC as its assignee) a
                                                       non-recourse lien on the B Piece Distributions to
                                                       secure the amounts set forth in Section  5.2 of the
                                                       Plan.
-------------------------------------------------------------------------------------------------------------
CLASS 3.  Allowed Secured Claim of Financial           IMPAIRED.  FSA will retain its lien on the stock of
Security Assurance, Inc. against FMAC                  FMARC II (the main special purpose subsidiary of
                                                       FMAC involved in most of the securitized
                                                       transactions) to secure the contingent obligations
                                                       currently secured thereby.

-------------------------------------------------------------------------------------------------------------
CLASS 4.  Allowed Secured Claim of Greenwich           IMPAIRED.  Greenwich will continue to receive all
Capital Financial Products, Inc. against FMAC.         collections on account of the accounts receivable
                                                       pledged to Greenwich until such time as the
                                                       obligations to Greenwich are paid in full.
-------------------------------------------------------------------------------------------------------------
CLASS 5.  Allowed Miscellaneous Secured Claims.        IMPAIRED.  At the applicable Debtor's option, the
                                                       holders of any Miscellaneous Secured Claims shall
                                                       either (i) be paid the replacement value of their
                                                       collateral or (ii) have their collateral returned
                                                       to them.
-------------------------------------------------------------------------------------------------------------
CLASS 6.  Allowed Convenience Claims against FMAC.     IMPAIRED.  Creditors in Class 6 shall be paid the
                                                       lesser of $500 or 50% of their Allowed Convenience
                                                       Claims in Cash on the Effective Date or as soon as
                                                       practicable after such Claim becomes Allowed.
                                                       Allowed Convenience Claims shall receive no other
                                                       distributions under the Plan.  The Convenience
                                                       Class consists of all creditors (other than holders
                                                       of Subordinated Reset Notes) holding claims of
                                                       $1,000 or less (including trade creditors who opt
                                                       to voluntarily reduce their claim to $1,000).  Any
                                                       party within the Convenience Class can opt out if
                                                       they so choose.
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
CLASS 7A.  Allowed Unsecured Claims against FMAC.      IMPAIRED.  Class 7A consists of two subclasses:
                                                       Subclass 7A-1 (unsecured claims related to the 1996
                                                       Subordinated Reset Notes) and Subclass 7A-2 (all
                                                       other unsecured claims including claims related to
                                                       the 1995 Subordinated Reset Notes and trade and
                                                       landlord claims).  Subclass 7A-1 Creditors will
                                                       receive 43% of the equity in the Reorganized
                                                       Company and Subclass 7A-2 Creditors will receive
                                                       57% of such equity.  FMAC currently anticipates
                                                       that the value of the stock in the Reorganized
                                                       Company will be approximately $3 million.  In
                                                       addition, the Reorganized Company will issue debt
                                                       to the Class 7A Creditors in the amount of $44
                                                       million plus compound interest from the Effective
                                                       Date at the applicable federal rate for medium term
                                                       obligations as of the Effective Date of the Plan
                                                       (currently, about 5.77%) (the "Debt of Reorganized
                                                       Company to Unsecured Creditors").  Such debt will
                                                       be allocated between the two subclasses such that
                                                       Subclass 7A-1 receives additional debt equal in
                                                       value to the additional equity being received by
                                                       Subclass 7A-2.
-------------------------------------------------------------------------------------------------------------
CLASS 7B.  Allowed Unsecured Claims against FMRCC.     IMPAIRED.  Allowed Unsecured Claims against FMRCC,
                                                       including FMAC's scheduled claim against FMRCC,
                                                       will be paid Pro Rata from the FMRCC Sale Proceeds.
                                                       The estimate of the most likely payout is
                                                       approximately 6 to 8 cents.
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
CLASS 8A.  Interests in FMAC.                          IMPAIRED.  All Allowed Interests in FMAC will
                                                       receive the benefit of their Pro Rata share of 10%
                                                       of the UDC Warrants or if greater, the UDC Warrants
                                                       reallocated to Class 8A under the Alltel Cure
                                                       Reallocation.  Any Claims subject to subordination
                                                       under Code Section  510(b) shall participate based
                                                       on the ratio of their stock holdings to all Allowed
                                                       Interests.  There is no assurance that there will
                                                       be any Alltel Cure Reallocation.  Existing holders
                                                       of Interests in FMAC will not receive any share of
                                                       the equity of the Reorganized Company and all
                                                       existing shares representing Interests in FMAC
                                                       shall be cancelled on the Effective Date, subject
                                                       to their rights as to the UDC Warrants as described
                                                       above.
-------------------------------------------------------------------------------------------------------------
CLASS 8B.  Interests in FMRCC.                         IMPAIRED.  FMAC will not receive any distribution
                                                       on its equity interest (as opposed to loan
                                                       advances) in FMRCC and FMRCC shall be dissolved as
                                                       soon as all Claims against FMRCC are adjudicated in
                                                       a Final Order.
-------------------------------------------------------------------------------------------------------------


         EFFECTIVE DATE. The Effective Date shall be (i) the eleventh day after the Confirmation Date, calculated in accordance with Bankruptcy Rule 9006, unless the Confirmation has been stayed or any of the other conditions set forth in Section 14.1 of the Plan have not been met or waived or (ii) such later date as the Debtors, UDC and the Committee shall agree to.

         ACCEPTANCE OF THE PLAN. A Class of Claims or Interests shall have accepted the Plan if it is accepted by the holders of at least two-thirds in amount and more than one-half in number of the Claims or Interests that are Allowed or deemed allowed for voting purposes and that have actually voted on the Plan. Classes of Claims or Interests that are entitled to vote on the Plan are identified in Section X of this Disclosure Statement. The requirements for Confirmation of the Plan are discussed in Section VI of this Disclosure Statement.

             III.  GENERAL INFORMATION REGARDING THE DEBTORS AND
                    THE EVENTS LEADING TO THE CHAPTER 11 FILING

A.       CORPORATE STRUCTURE AND GENERAL BUSINESS

         FMAC was a specialty finance company primarily engaged in financing the purchase of used motor vehicles by acquiring dealer-originated finance contracts. FMAC targeted its marketing efforts to dealers which sell automobiles to consumers who have limited access to traditional sources of credit. Such consumers are relatively high credit risks due to various factors, including their impaired credit history or the absence or limited extent of their credit history.

         FMAC was incorporated in Delaware in March 1991. FMAC commenced operations in June 1991 in the Chicago market, where it is headquartered, and expanded its operations by opening a network of dealer service centers primarily in the southeastern region of the United States. FMAC initially funded its expansion and the purchase of finance contracts with borrowing from banks and other lenders. FMAC subsequently supplemented such borrowing by completing an initial public offering of common stock in September 1994 and additional public offerings of debt and equity securities during the period from February 1995 through November 1996. Beginning in November 1995, FMAC began securitizing portions of its portfolio of finance contract receivables to increase FMAC's liquidity, provide for the redeployment of capital, reduce risks associated with interest rate fluctuations and provide FMAC with a diversified source of financing. In connection with the securitizations, FMAC formed two special purpose subsidiaries, First Merchants Auto Receivables Corporation and First Merchants Auto Receivables Corporation II.

         FMAC utilized the proceeds from the above-referenced transactions to rapidly expand its finance contract portfolio and network of dealer service centers. FMAC's finance contract portfolio increased from approximately $57.2 million at May 31, 1994 to approximately $479.2 million at June 30, 1996. As of May 31, 1994, FMAC purchased finance contracts from approximately 650 dealers in 12 states. By September 30, 1996, FMAC was purchasing finance contracts from approximately 3,000 dealers located in 37 states.

         In 1996, FMAC experienced a substantial increase in delinquencies and losses with respect to its portfolio of finance contracts. Certain members of FMAC's senior management evidently began to make unauthorized entries in FMAC's financial records in an effort to conceal the rising delinquencies and losses and their corresponding effects on FMAC's financial condition and results of operations. An internal auditor of FMAC discovered the irregularities in FMAC's financial records, and the matter was reported to the Audit Committee of FMAC's Board of Directors on April 3, 1997, which ordered an investigation. On April 16, 1997, FMAC issued a press release disclosing that it had discovered irregularities involving unauthorized entries made in FMAC's financial records, that it had terminated the employment of certain members of its senior management for cause and that it expected that it would restate its previously announced results for the year ended December 31, 1996.

         As of the Petition Date, FMAC's stock was publicly traded on the NASDAQ exchange under the symbol "FMACE," but is no longer listed by NASDAQ. Approximately 6,500,000 shares of common stock are outstanding and held by approximately 100 shareholders of record and 4000 beneficial owners.

B.       CLASS ACTION LAWSUITS

         Several class action lawsuits were filed relating to the above-referenced financial irregularities. Those lawsuits have now been consolidated into a single class action amended complaint encaptioned In re First Merchants Acceptance Corp. Sec. Litig., No. 97 C 2715, pending in the United States District Court for the Northern District of Illinois, Eastern Division (the "Consolidated Class Action"). The complaint in the Consolidated Class Action alleges various purported causes of action under various securities and other laws on behalf of persons who purchased subordinated reset notes and/or common stock of FMAC between September 23, 1994 and April 16, 1997, which class encompasses nearly all of the existing noteholders and some of the existing shareholders.

         The plaintiff class action lawyers in the Consolidated Class Action filed a purported class proof of claim on behalf of their class members in the Bankruptcy Case asserting claims for an unliquidated amount. The Debtor asserts that such a class proof of claim is improper and will be filing an objection to that class proof of claim as well as objections to certain related claims filed by certain individual shareholders and holders of Subordinated Reset Notes. The complaint in the Consolidated Class Action names as defendants three former officers of FMAC who were terminated for cause pre-petition by the board of directors of FMAC, as well as Deloitte & Touche, L.L.P. and the members of the audit committee who currently serve as directors of FMAC.

         The releases described in Section V(E) of this Disclosure Statement and contained in Section 8.7 of the Plan would release the members of the audit committee and any other officers or directors of FMAC who served post-petition, subject to the ability of certain shareholders and creditors to opt out of those releases with respect to their individual claims as provided therein. None of the three officers terminated for cause nor Deloitte and Touche L.L.P. nor the providers of directors and officer liability insurance are being released. These releases are part of the overall negotiations of the terms of the Plan with the Committee, UDC and other parties. The Debtor believes that these releases are proper, warranted and consistent with releases approved in other bankruptcy cases. The plaintiff's attorneys in the Consolidated Class Action have indicated that they will object to the releases at the confirmation hearing.

         The members of the board of directors and FMAC management who have served FMAC post-petition have all filed contingent indemnification claims against FMAC. The Debtors believes that the release provisions will help resolve those claims and make administering these estates and distributing assets and proceeds under the Plan more efficient.


C.       PREPETITION RESTRUCTURING EFFORTS AND CHAPTER 11 FILING

         FMAC had a warehouse line and working capital facility from a group of nine lending institutions for which LaSalle National Bank acted as agent ("Agent"). The Bank Group facility matured on June 30, 1997. FMAC and the Bank Group discussed various pre-petition workout and forbearance proposals but no agreement was reached. The Agent refused to honor checks starting July 3, 1997, and approximately $8 million of checks to purchase dealer paper could not be cashed. FMAC filed a Chapter 11 petition in the District of Delaware on July 11, 1997.

D.       FIRST MERCHANTS RESIDENTIAL CREDIT CORPORATION

         FMRCC was a start-up operation in the home mortgage loan business. While much of the operational platform was assembled to begin originating home mortgage loans, no such loans were actually originated by FMRCC. A sale of FMAC's stock interest was noticed for September 22, 1997. After a lockout for unpaid rent by the landlord at FMRCC's headquarters and a letter from the leading potential bidder for FMRCC that it would not bid at a stock sale but would bid at an asset sale, FMRCC filed its own Case in the District of Delaware on September 9, 1997, which Case was administratively, but not substantively, consolidated with the FMAC Case pending before Judge Farnan. An asset sale of substantially all of FMRCC's assets to Coast occurred on September 22, 1997 as described below.

                     IV.  SUMMARY OF BANKRUPTCY PROCEEDINGS

A.       DIP FINANCING/CASH COLLATERAL ORDER

         Immediately prior to the commencement of these Cases, the Debtor negotiated the terms of a $10 million debtor- in-possession financing facility (the "DIP Facility") with UDC. Emergency and interim authority to borrow under this DIP Facility were obtained on July 14, 1997 and July 16, 1997, respectively. Final authority to borrow the full $10 million line was obtained on August 28, 1997. A stipulation and agreed order increasing the availability on the line to $16.5 million was approved on December 22, 1997.
A further increase on availability under the financing line to $18.5 million ($8.5 million after certain permanent reductions from paydowns with the first $10 million of FMAC's tax refunds) as of the Effective Date is described in
Section 8.2 of the Plan but such increase is conditioned upon the sale of receivables in the Securitized Pools which were charged off prior to December 31, 1997. Certain other changes to the documents evidencing the DIP Financing and Overadvance Facility such as extension of the maturity date and removal of certain Chapter 11 related covenants and events of default will be put into place by the Effective Date as well.

         Current borrowings as of January 15, 1998 under the DIP Facility were approximately $11.5 million.

         These orders also provided that the obligations to the Bank Group would be paid down from collections of collateral constituting FMAC's owned loans and that Greenwich would be paid down by collections from certain of FMAC's owned loans on which it held a first priority security interest. Obligations to the Bank Group have been paid down from approximately $103 million as of the FMAC Petition Date to approximately $81.3 million (including approximately $4.9 million of interest) as of January 15, 1998. Obligations to Greenwich have been paid down from approximately $1.7 million as of the FMAC Petition Date to approximately $670,000 (including accrued interest and an exit financing fee) as of December 31, 1997.

B.       THE OFFICIAL COMMITTEE

         Shortly after the entry of the order for relief in the FMAC case, the United States Trustee's office formed an Official Committee of Unsecured Creditors (the "Committee") in the FMAC case. The eight members of the Committee are J.C. Bradford & Co. (Underwriter; 1995 and 1996 Subordinated Reset Noteholder; Chairperson of the Committee); Piper Jaffray, Inc. (Underwriter; 1995 and 1996 Subordinated Reset Noteholder); Keefe Bruyette & Woods, Inc. (Underwriter; 1996 Subordinated Reset Noteholder); Stifel, Nicolaus & Company, Inc. (Underwriter; 1996 Subordinated Reset Noteholder); Investors Title Insurance Company (Individual 1996 Subordinated Reset Noteholder); Robert
H. Smith (Individual 1995 Subordinated Reset Noteholder); Robert K. Willms, Jr. (Individual 1996 Subordinated Reset Noteholder); and ALLTEL Financial Services, Inc. (trade vendor). The Committee has formed a plan negotiating subcommittee composed of three of the underwriter members of the Committee. The Committee has retained Faegre & Benson, LLP and Pepper Hamilton & Scheetz as its co-counsel. It has also retained Price Waterhouse as its general financial advisor and Boston Portfolio Advisors as its special securitization loan advisor.

C.       CERTAIN MATERIAL ORDERS IN THE CASES

         Since the Petition Date, FMAC has obtained several material orders discussed below.

         1.      Employee Wages and Benefits

         FMAC obtained an order on July 14, 1997 allowing it to honor pre-petition wages and benefits of its employees, as well as certain severance obligations to former employees within the $4,000 statutory priority set forth in Code Section 507(a).

         2.      Employee Retention Program

         FMAC obtained an order on August 19, 1997 under which it has offered various stay bonuses to retain key personnel in its collection centers and headquarters and certain personnel in the loan origination centers. The aggregate expenses on the program were estimated not to exceed approximately $3.3 million plus certain benefits. The headquarters and origination centers bonuses were contingent on the applicable employee staying through a designated date and not having been fired for cause. The collection center bonus was similar but was payable in two installments, the first for collection personnel who remained through October 31, 1997 and the second for collection personnel
who remained through January 31, 1998.   The bonuses for the origination center
and first installment for the collection center are in the process of being paid. The unpaid portion of those bonuses, together with the headquarters bonuses and the second installment of the collection center bonuses, is estimated to be approximately $2.4 million as of January 22, 1998.

         3.      Retention of Debtors' Professionals

         The Debtors have retained Young Conaway Stargatt & Taylor and Sonnenschein Nath & Rosenthal as their counsel and Ernst & Young L.L.P. as FMAC's financial advisor. FMAC has also retained KPMG Peat Marwick L.L.P. to complete preparation of its income tax returns and provide certain other tax advice and retained McGladrey & Pullen, L.L.P. as its auditor.

         4.      Abandonment of Certain Contracts to Dealers

         When the Agent stopped honoring checks on July 3, 1997, certain checks to dealers to purchase new loan contracts in the aggregate amount of approximately $8 million were either dishonored or were never presented in light of the Agent's refusal to honor checks. Counsel for several of the dealers, the

Committee, the Debtor and the Bank Group negotiated an agreed order allowing FMAC to abandon all of its interest in such contracts to the applicable dealer so the dealer could refinance the paper or take other appropriate actions. The abandonment order provided that all related claims of dealers against FMAC and certain other parties were deemed released in consideration for the abandonment. This order was entered on September 22, 1997.

D.       SCHEDULES AND BAR DATE

         1.      SETTING OF BAR DATE AND FILING OF SCHEDULES

         The Court set November 7, 1997 as the general bar date for filing prepetition Claims against FMAC. Individual notices were mailed to all scheduled creditors and notice was published in the Wall Street Journal, National Edition. A supplemental bar date of December 15, 1997 was established for individual subordinated reset noteholder or shareholder claims against FMAC. A bar date of December 15, 1997 was also set in the FMRCC case.

         FMAC scheduled approximately $3 million of general unsecured claims plus approximately $66 million of principal owed in connection with two series of unsecured notes issued by FMAC. FMRCC scheduled approximately $2.0 million of general unsecured claims, including a $1.9 million intercompany claim in favor of FMAC.

         2.      CLAIMS PROCESSING

         The Current Indenture Trustee has filed a proof of claim in the approximate amounts of $51 million related to the 1996 Subordinated Reset Notes and $15 million related to the 1995 Subordinated Reset Notes. FMAC expects to complete its reconciliation of this Claim prior to confirmation and enter an agreed stipulation fixing this Claim. A number of individual noteholders have filed proofs of claim which overlap with this Proof of Claim.

         The counsel in the Consolidated Class Action have filed a proof of claim on behalf of all noteholders and shareholders within its class action suit as described in Section III(B) above. While the amount of the proof of claim is unliquidated, there is a reference to the amount sought being in excess of $100 million. FMAC believes that a substantial portion of this claim represents the principal and accrued interest on the 1995 Subordinated Reset Notes and 1996 Subordinated Reset Notes and to that extent, is duplicative of the claim filed by the Current Indenture Trustee. To the extent that this claim relates to shareholders' claims, FMAC believes these claims are subject to subordination under

Code Section 510(b). FMAC intends to file an objection to this proof of claim on these and other grounds prior to confirmation.

         Approximately $15 million of unsecured claims (other than the Claims related to Subordinated Reset Notes and stock interests in FMAC) plus certain unliquidated claims have been filed. As set forth in Exhibits II and III hereto, FMAC assumes that approximately $5 million to $7 million (including proofs of claim which may be filed related to certain leases and executory contracts which may be rejected after the date of this disclosure statement) will ultimately be allowed, although there is no assurance that this number will not be greater (resulting in dilution of the projected recoveries for scheduled unsecured creditors) or smaller (possibly resulting in slightly more favorable recoveries).

         Only two claims were filed against FMRCC. One is a claim in the amount of $4,461.30 and the other is a rejection claim by the landlord for FMRCC's headquarters in the amount of $262,267.48. FMRCC is reviewing these claims and may file objections thereto.

E.       MARKETING EFFORTS AND RELATED SALE

         The Debtors engaged Ernst & Young's corporate finance group to market the businesses as a whole or in their constituent business units. Over 100 potential bidders for FMAC and 100 potential bidders for FMRCC were contacted. Separate marketing books for FMAC and FMRCC were developed and circulated to interested parties and a due diligence room was assembled.

         FMAC received four plan proposals, two involving a sale of the business with a sharing of collections on the Owned Loans and the B Pieces and two involving a recapitalized FMAC with some limited new loan origination. FMAC only received one stand alone cash bid for the Owned Loans (which bid was withdrawn) and that bid was unacceptably low.

         After extensive due diligence by both FMAC and the four potential acquirers and several rounds of bids, FMAC determined that the plan proposal from UDC and the related Code Section 363 sale of the Owned Loans was superior based on a combination of economic, servicing capability and feasibility factors. FMAC, the Committee and UDC have signed an agreed term sheet for a plan and have negotiated definitive documents to implement that plan agreement and the related Code Section 363 sale of owned loans and vehicles, which sale was approved on December 15, 1997.

         On September 22, 1997, Coast was the only party who appeared to bid at an auction of the FMRCC assets and/or stock. Coast's bid of $200,000 cash plus assumption of certain liabilities and contracts was accepted and closed effective October 1, 1997.

F.       LAYOFFS AND SHUTDOWN OF ORIGINATION CENTERS

         Immediately after FMAC's Chapter 11 filing, the employment of 99 employees at FMAC's corporate headquarters was terminated. This is in addition to pre-petition termination of approximately 68 headquarters employees.

         FMAC also shut down 31 loan origination centers pre-petition (19 in 1996 and 12 in 1997 prior to the filing). FMAC marketed the remaining 14 origination centers both on a stand alone basis and as part of a reorganized FMAC. When no bids were received on September 22, 1997 for the origination centers on a stand alone basis and it appeared that the potential plan supporters who were interested in origination would only be interested in one or two national buying centers, 12 of the origination centers were shut down and the leases for those offices were either rejected or consensually terminated. The remaining two centers (Dallas, Texas and Denver, Colorado) were converted into additional loan collection centers.

G.       POTENTIAL CAUSES OF ACTION

         Under the Plan, the Debtors retain all of their potential causes of action for the benefit of the estate, subject to certain releases discussed in
Section V(E)(6) below. Such causes of action may include preference actions held by the Debtors for certain pre-petition transfers and potential causes of action against (i) certain former pre- petition officers and a former pre-petition director of FMAC, (ii) FMAC's director and officer liability insurers, (iii) Deloitte & Touche as FMAC's former auditor relating to the financial irregularities in the books and records discussed in Section IV(A) above and (iv) any other potential defendants in any other possible causes of action. The potential net proceeds from these causes of action are speculative and hard to quantify at this stage of the Cases. The attorneys in the Consolidated Class Action dispute that FMAC has any direct cause of action against FMAC's director and officer liability insurers.

                                  V.  THE PLAN

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         The Plan treats Allowed Claims and Interests of the Debtors' Creditors and Interestholders as stated below.

         For purposes of the Plan, an Allowed Claim is a Claim against a Debtor to the extent that such Claim is allowed under Code Section 502. Claims listed by the Debtors in their schedules and not designated as "contingent," "unliquidated" or "disputed" or the subject of a pending unadjudicated proof of claim seeking an amount greater than the scheduled amount, are Allowed Claims (although the Debtors reserve the right to amend their schedules). All other Claims are not Allowed Claims for purposes of distribution under the Plan until the Court enters a Final Order allowing such Claims and only to the extent allowed by such Final Order. Unless otherwise specified, the term "Allowed Claim" does not include (i) interest on the amount of such Claim accruing from and after the Petition Date, (ii) fees and costs incurred from and after the Petition Date, (iii) punitive or exemplary damages or (iv) any fine, penalty or forfeiture. The Debtors reserve the right to pursue and collect setoffs or counterclaims they may have against otherwise valid claims.

         The Plan designates 7 Classes of Claims (with certain subclasses) and 1 Class of Interests (with 2 subclasses). High and low ranges of expected Allowed Claims in each Class is set forth in Exhibit III hereto.

         1.      UNCLASSIFIED CLAIMS -- ADMINISTRATIVE EXPENSES AND PRIORITY
                 TAX CLAIMS

                 a.  ADMINISTRATIVE EXPENSES

         Administrative Expenses are Claims against the Debtors constituting a cost or expense of administration of these Cases allowed under Code Section 503(b), including any actual and necessary costs and expenses of preserving any of the estates of the Debtors, any actual and necessary costs and expenses of operating the Debtors' respective business, any allowance of compensation and reimbursement of expenses of professionals to the extent allowed by the Court and certain other amounts as set forth in the Plan. The Code does not require Administrative Expense Claims to be classified under a plan. It does, however, require that allowed Administrative Expense Claims be paid in full in Cash in order for a plan to be confirmed, unless the holder of such Claim consents to different treatment.

         Pursuant to the Plan, each Allowed Administrative Expense Claim will be paid in respect of such Claim in Cash, in full, on the Effective Date, or, if such Claim has not been Allowed on or before the Effective Date, promptly after the allowance of the Claim by a Final Order; provided, however, that an Allowed Administrative Expense Claim may be satisfied on such other terms as may be agreed to by the holder of such Claim and the relevant Debtor.

         If such Claim has not been Allowed on or before the Effective Date, such Claim shall be paid in Cash promptly after the allowance of such Claim by a Final Order. Notwithstanding anything to the contrary, Administrative Expenses related to the Debtors' ordinary course of business (including amounts owed to vendors and suppliers which have sold goods or furnished services to the Debtors after the commencement of these Cases) will continue to be paid by the Debtors during the Cases in accordance with the terms and conditions of the particular transactions and any agreement or court order relating thereto.

         The Plan provides for an administrative bar date which falls 45 days after the Effective Date of the Plan. All unpaid Administrative Claims arising on or before the Effective Date shall be filed with the Court and served on Debtors' counsel in accordance with the Plan or be forever barred. There is a separate procedure for professional fee and expense applications and post-petition extensions of trade credit for goods and services. The Debtor's projections of remaining unpaid Administrative Expense Claims, Priority Claims and Post-Confirmation Expenses are set forth in Exhibit III hereto.

                 b.  PRIORITY TAX CLAIMS

         Priority Tax Claims are Claims asserted by governmental units entitled to priority under Code Section 507(a)(8). The Code does not require Priority Tax Claims to be classified under a plan, but requires that such claims receive the treatment described below unless the holder of such Claim consents to different treatment.

         Any holder of an Allowed Priority Tax Claim shall receive at the option of the Debtors: (i) the amount of the holder's Allowed Priority Tax Claim in one Cash payment on the Effective Date or (ii) the amount of the holder's Allowed Priority Tax Claim, with interest at a rate to be determined by the Court at the hearing on Confirmation of the Plan in equal annual Cash payments on each anniversary of the Effective Date, until the last anniversary of the Effective Date that precedes the fourth anniversary date of the date of assessment of the Allowed Priority Tax Claim. A Priority Tax Claim that is a Contested Claim shall not receive any distribution on the Effective Date or thereafter unless and until such Claim becomes an Allowed Priority Tax Claim.

                 c.  DIP AND OVERADVANCE FACILITY

         On December 22, 1997, UDC amended the existing DIP loan facility under the Final DIP Order to make overadvances to FMAC of up $6.5 million (for a total DIP Financing and Overadvance Facility of $16.5 million). A further increase on availability under the financing line to $18.5 million ($8.5 million after certain permanent reductions from paydowns with the first $10 million of FMAC's tax refunds) as of the Effective Date is described in Section
8.2 of the Plan, but is conditioned on the sale of loans in the Securitized Pools which were charged off prior to or on December 31, 1997 to UDC or such higher and better bidders as may bid therefor. The proceeds of the sale of such charged-off loans will be applied to reduce the indebtedness owed in the applicable Securitized Pool. Certain other changes to the documents evidencing the DIP Financing and Overadvance Facility such as extension of the maturity date and removal of certain Chapter 11 related covenants and events of default will be put into place by the Effective Date as well.

         On the Effective Date, FMAC may use such facility to pay Administrative Expenses, Priority Claims, any Miscellaneous Secured Claims which the Debtors elect to satisfy in Cash, Convenience Class Claims and post-confirmation expenses of the Reorganized Company. All amounts received by FMAC with respect to Tax Refunds shall be applied to reduce outstanding obligations under the DIP and Overadvance Facility and all remaining obligations under the DIP and Overadvance Facility shall be paid from the collections from the B Piece Distributions after payment of Class 2 Claims in accordance with the Plan. The DIP Financing and Overadvance Facility shall accrue simple interest at a rate of 10% per annum. The only financing fees UDC will receive under this Plan or the orders entered in these Cases, including, without limitation, the Final DIP Order, are: (a) the Modified UDC Fee of $450,000 payable without interest after repayment in full of Class 2 Claims and the DIP Financing and Overadvance Facility; and (b) the Emergence Fee of $100,000 of fees, costs and expenses related to the DIP Financing and Overadvance Facility. UDC requires as a condition to the increase of the DIP Financing and Overadvance Facility to $18.5 million that $100,000 of fees, costs and expenses incurred in connection with the DIP Financing and Overadvance Facility be allowed in full.

         2.      CLASS 1 - PRIORITY NON-TAX CLAIMS AGAINST FMAC

         Class 1 Priority Non-Tax Claims are any Claims against FMAC entitled to priority under Code Sections 507(a)(3), 507(a)(4) or 507(a)(6) including:
(i) unsecured Claims for accrued but unpaid employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,000 per employee; (ii) unpaid contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only to the extent of (a) the number of employees covered by such plans multiplied by $4,000, less (b) the aggregate amount paid to such employees from the estate for prepetition items such as wages, salaries or commissions; and (iii) unearned and currently held individual customer deposits up to $1,800 per each such individual.

         Pursuant to the Plan, Allowed Class 1 Priority Non-Tax Claims shall receive the amount of the holder's Allowed Priority Non-Tax Claim in one Cash payment on the Effective Date. A Priority Non-Tax Claim that is a Contested Claim shall not receive any distribution on the Effective Date or thereafter unless and until such Claim becomes a Allowed Priority Non- Tax Claim.

         The Debtors estimate that the accrued but unpaid Class 1 Claims do not exceed $100,000.

         Class 1 is unimpaired and thus holders of such Claims are conclusively presumed pursuant to Code Section 1126(f) to have accepted the Plan.

         3. CLASS 2 - THE ALLOWED SECURED CLAIMS AGAINST FMAC UNDER GUARANTEE OF SECURED CLAIM RECOVERY AMOUNT

         At a hearing held on December 15, 1997, the Agent for the Bank Group credit bid the entire amount of the obligations owed to the Bank Group as of that date, including, but not limited to, (a) any and all outstanding principal, accrued and unpaid interest (including default interest from and after July 11, 1997 through and including the sale date), (b) an agreed amount of $150,000.00 of attorneys' fees, costs and expenses of the Bank Group through August 21, 1997 stipulated as allowable under Code Section 506(b) and (c) an estimate of attorneys fees, costs and expenses of the Bank Group after August 21, 1997 as discussed below. As set forth in the Order, this amount was $85,167,127.24. In exchange for such credit bid, the Agent acquired all of FMAC's owned retail installment automobile loan contracts, whether current, delinquent or charged off, FMAC's right to the collateral securing such contracts and all related repossessed vehicles (but excluding any such collateral pledged to Greenwich) (the "Owned Loans"). The amount of post-August 21, 1997 attorneys fees and costs of the Bank Group was assumed to be $450,000 for purposes of determining the Agent's credit bid amount, but was subject to adjustment up or down if there are objections to such fees by FMAC, the Committee or any other party in interest after a review of detailed supporting invoices. In consideration for UDC's agreement to increase the DIP Financing and Overadvance Facility to $18.5 million, such claim for post-August 21, 1997 attorneys fees and costs of the Bank Group shall be fixed and allowed at $450,000 without any upward or downward adjustment. No other assets of the Debtors, including, but not limited to the Tax Refunds, other tax attributes of the Debtors, the loans and vehicles pledged to Greenwich, furniture, fixtures and equipment, general intangibles and causes of action were sold at the auction, and the lien of the Bank Group on such items has been released as of December 15, 1997.

         In consideration of the credit bid of the entire Bank Group Claim and the release of the Bank Group's lien on other assets of FMAC, FMAC will grant to the Agent for the Bank Group or its successor on the sale date a non-recourse guarantee payable solely out of and secured by a lien on B Piece Distributions. The guarantee shall secure payment of any shortfall between (i) all collections and proceeds received on the loans and vehicles acquired at the credit bid sale and (ii) the amount of the credit bid plus simple interest on the remaining unpaid balance of (i) above at the rate of 11% per annum from and after the date of the credit bid sale, plus an additional charge calculated on a monthly basis, of the greater of 1/12 of 3-1/4% of the outstanding principal balance on the loans acquired at the credit bid sale or $15.00 per contract, applied only to contracts which are less than 120 days past due at the end of such month and for which the related vehicle has not been repossessed. In the event that UDC withdraws its support for, or is unable or unwilling to consummate this Plan for any reason, the guarantee and replacement lien set forth in this paragraph shall be null and void. Owned loan collections would be used to pay the guarantee amount and thereafter, will be split between UDC and the Reorganized Company under the Excess Collections Contribution Agreement.

         Proceeds from the B Piece Distributions will first be used to pay the guaranteed amount with respect to the Class 2 Claims under the Guaranty and Pledge Agreement and then shall next be applied to any remaining balance on the DIP Financing and Overadvance Facility after application of the Tax Refunds until paid in full. The B Piece Distributions after the payment in full of Class 2 Claims and the DIP Financing and Overadvance Facility shall thereafter be applied to pay the Modified UDC Fee in full and then split between the Reorganized Company and UDC pursuant to the Excess Collections Contribution Agreement.

         The Confirmation Order shall contain a final acknowledgement that the Bank Group had duly perfected and valid liens as set forth in the Final DIP Order which are not subject to avoidance, counterclaim or offset. All interim payments received by the Bank Group during these Cases shall become final on the Effective Date.

         Class 2 is unimpaired and thus the holders of such claims are deemed to have voted to accept the Plan.

         4.      CLASS 3 - ALLOWED SECURED CLAIM OF FSA AGAINST FMAC

         FSA shall retain its contingent lien on the stock of FMARC II to secure FMAC's obligation to reimburse FSA for any amount that FSA is required to pay on account of its insurance of certain amounts related to the securitized trusts. FSA has agreed to grant certain concessions, including an increased servicing fee and a commitment to release cash in the spread accounts after a 150% coverage ratio is achieved (subject to a $15 million minimum cash and current accounts receivable reserve until all of the securitized debt is satisfied in full). The Reorganized Company may have certain rights to prepay certain indebtedness in the applicable Securitization Pool when and as permitted in the Securitization Related Documents. Class 3 is impaired and thus FSA is entitled to vote on the Plan.

         5.      CLASS 4 - ALLOWED SECURED CLAIM OF GREENWICH AGAINST FMAC

         Greenwich will continue to receive all collections on account of the FMAC accounts receivable pledged to Greenwich until such time as its obligations are paid in full including default interest. Until such obligations are paid in full with default interest, Greenwich shall also retain its second lien on the stock of FMARC II. Class 4 is impaired, and is thus entitled to vote on the Plan.

         6.      CLASS 5 - ALLOWED MISCELLANEOUS SECURED CLAIMS

         Class 5 Claims consist of all Allowed Secured Claims against FMAC, if any, held by Persons other than the Bank Group, FSA and Greenwich. Although the Debtors did not list any such Miscellaneous Secured Claims in their schedules, approximately 100 purported Miscellaneous Secured Claims in the aggregate amount of approximately $2.3 million were filed in the Debtors' Cases. The Debtors are reviewing these purported Miscellaneous Secured Claims. If there are any Allowed Miscellaneous Secured Claims, at the Debtor's option, the holders of such Claims shall either (i) be paid the replacement value of their collateral or (ii) have their collateral returned to them. Any Deficiency Amount shall be classified in Classes 7 or 8. In the event any Miscellaneous Secured Claim is determined to be an Allowed Secured Claim, such Allowed Secured Claim shall be treated as if it were separately classified for purposes of voting on this Plan and Sections 1126 and 1129 of the Bankruptcy Code.

         The largest asserted Miscellaneous Secured Claim was filed in the amount of $978,663.09 by Insight Financial Corporation ("Insight") relating to a sale/leaseback of various equipment used in FMAC's operations. This amount represents the stream of rental payments which would be due over the full term of the lease. FMAC and UDC are in discussions with Insight and are near reaching a consensual resolution of all issues with Insight including assumption and assignment of a modified lease to UDC.

         Class 5 Claims are impaired and are thus entitled to vote on the Plan.

         7.      CLASS 6 - ALLOWED CONVENIENCE CLAIMS AGAINST FMAC

         Class 6 consists of the Allowed Claims of unsecured claimants (other than holders of Subordinated Reset Notes) against FMAC for $1,000 or less. Based on FMAC's schedules, such claims are estimated to be less than $100,000 and approximately 50% in number of FMAC's trade creditor claims. Creditors in Class 6 shall be paid the lesser of $500 or 50% of their Allowed Convenience Claims in Cash on the Effective Date or as soon as practicable after such Claim becomes Allowed. Allowed Convenience Claims shall receive no other distributions. If a Convenience Class Creditor wishes to opt out and elect Class 7A-2 treatment, it may do so. Class 7A-2 creditors (other than holders of 1995 Subordinated Reset Notes) may reduce their claim to $1,000 and elect Class 6 treatment. Since FMAC can make any distributions to the holders of Subordinated Reset Notes through a single transfer to the Current Indenture Trustee and since allowing such claims to participate in the convenience class may make such a class impracticable given the large aggregate amount of such claims and limited availability under the DIP Financing and Overadvance Facility, holders of Subordinated Reset Notes are excluded from eligibility from the convenience class. FMAC believes that the convenience class for trade creditors will allow for cost efficient distributions to such creditors under the Plan and will simplify and save expense in post-confirmation administration of its estate by addressing over half of all trade creditors in one distribution immediately after confirmation at a anticipated cost of less than $100,000.

         Class 6 Claims are impaired and thus the holders of such Claims are entitled to vote on the Plan.

         8.      CLASS 7A - ALLOWED UNSECURED CLAIMS AGAINST FMAC

         Class 7A is divided into two subclasses as set forth below. As a general matter, Class 7A will receive a new debt obligation of the Reorganized Company in the original principal amount of $44 million plus interest at the applicable federal rate for medium term obligations (approximately 5.77% currently), for projected total cash flow of $52 million (the "Debt of Reorganized Company to Unsecured Creditors"), plus all of the equity in the Reorganized Company, with a projected value of approximately $3 million. The Debtor believes that the different debt and equity packages being allocated to Subclass 7A-1 and Subclass 7A-2 are roughly equivalent in total value and are necessary to preserve the Debtor's tax attributes. If the Debtor's tax attributes were not preserved, the Reorganized Company would be subject to millions of dollars of income taxes which would materially reduce the recoveries of all of FMAC's unsecured creditors as well as possibly rendering the Plan infeasible due to lack of liquidity in 1998 and 1999 to pay such taxes. It is anticipated that after B Piece Distributions are applied to satisfy senior obligations owed to UDC, B Piece Distributions, subject to UDC's rights under the Excess Collections Contribution Agreement, will begin to be available for distributions on account of the Debt of Reorganized Company to Unsecured Creditors beginning around the Spring or Summer of the Year 2000.

         Dividends to holders of common stock in the Reorganized Company will only occur after satisfaction of the Debt of Reorganized Company to Unsecured Creditors and are not anticipated to occur until around late in 2001 or in early 2002. To prevent potential loss or limitation of the tax attributes of the Reorganized Company, trading in the common stock in the Reorganized Company is prohibited until the second anniversary of the Effective Date of the Plan (which second anniversary is anticipated to be around March, 2000). The Debt of the Reorganized Company to Unsecured Creditors may be paid in cash, Stock Option Shares, UDC Warrant Shares, UDC Warrants or a combination thereof as discussed in Section VIII below. There may be changes in the market price of the Stock Option Shares and UDC Warrant Shares and there may or may not be any market for the UDC Warrants.

                 a. Subclass 7A-1 - Allowed Unsecured Claims Against FMAC related to Subordinated Reset Notes issued in 1996. Allowed Subclass 7A-1 Claims will receive their Pro Rata share of the Debt of Reorganized Company to Unsecured Creditors plus an adjustment in the debt amount allocated to this subclass equal to the Additional Equity Value to Subclass 7A-2. This new debt shall be payable from available cash flow after satisfaction of senior obligations under this Plan plus any reserve deemed reasonable by the board of directors of the Reorganized Company to satisfy post-confirmation expenses of the Reorganized Company. This new debt shall mature and be fully due and payable four years and eleven months after the Effective Date. Such payments shall be first applied to interest, then principal.

                 Allowed Subclass 7A-1 Claims will also receive their Pro Rata share of 43% of the common stock of the Reorganized Company.

                 b. Subclass 7A-2 - Allowed Unsecured Claims Against FMAC other than Claims related to Subordinated Reset Notes issued in 1996. Allowed Subclass 7A-2 Claims (such as holders of 1995 Subordinated Reset Notes and trade and landlord creditors) will receive their Pro Rata share of the

         Debt of Reorganized Company to Unsecured Creditors minus an adjustment in the debt amount allocated to this subclass equal to the Additional Equity Value to Subclass 7A-2. This new debt shall be payable from available cash flow after satisfaction of senior obligations under this Plan plus any reserve deemed reasonable by the board of directors of the Reorganized Company to satisfy post-confirmation expenses of the Reorganized Company. This new debt shall mature and be fully due and payable four years and eleven months after the Effective Date. Such payments shall be first applied to interest, then principal.

                  Allowed Subclass 7A-2 Claims will also receive their Pro Rata share of 57% of the common stock of the Reorganized Company. FMAC reserves the right to provide any Creditor in Subclass 7A-2 who does not qualify as a "qualified creditor" under 26 U.S.C. Section 382(l)(5)(E) with alternative treatment in lieu of its Pro Rata share of the common stock of the Reorganized Company in order to protect the Debtors' federal income tax attributes. Such alternative treatment will be the economic equivalent of the treatment otherwise given to other holders of Allowed Subclass 7A-2 Claims. Such alternative treatment will be agreed upon by FMAC and the Committee or if no such agreement is reached, as determined by the Court after notice and a hearing.

                 UDC has a one-time option to substitute UDC common stock (the "Stock Option Shares") for all or a portion of the Reorganized Company's 82.5% share of the distributions under the Excess Collections Contribution Agreement as set forth in Section 8.14 of the Plan. In the event UDC exercises the option, the UDC common stock will likely be distributed to the Class 7A Creditors who will then each have a decision as to whether to hold or sell their shares. This would allow immediate receipt of all or a significant part of the expected value of the B Piece Distributions rather than receiving a series of quarterly distributions over time. There also would be possible upside and downside market risk on the UDC common stock shares received.

         The value of the Causes of Action and the other assets are difficult to quantify and will depend significantly on subsequent developments.

         Subclass 7A-1 and 7A-2 are impaired and thus holders of such claims are entitled to vote on the Plan.

         9.      CLASS 7B  - ALLOWED UNSECURED CLAIMS AGAINST FMRCC

         All Allowed Unsecured Claims Against FMRCC, including FMAC's intercompany claim against FMRCC, will be paid Pro Rata from the

FMRCC Sale Proceeds. The estimated payout is approximately 6 to 8 cents per dollar of allowed unsecured claims against FMRCC. Class 7B is impaired and thus holders of such claims are entitled to vote on the Plan.

         10.     CLASS 8A - ALLOWED INTERESTS IN FMAC

         Class 8A consists of all Allowed Interests in FMAC. Holders of Class 8A Allowed Interests will receive the benefit of their Pro Rata share of the greater of (i) UDC Warrants reallocated to Class 8A under the Alltel Cure Reallocation and (ii) UDC Warrants to purchase 32,500 shares of UDC common stock. Their existing common stock in FMAC will be cancelled (other than their rights to receive UDC Warrants) as of the Effective Date and they shall not receive any equity interest in the Reorganized Company.

         Class 8A is impaired and thus holders of such claims are entitled to vote on the Plan.

         UDC will on or prior to the Effective Date contribute to FMAC as treasury stock all of UDC's common stock in FMAC as part of its consideration for acquiring the servicing platform of FMAC under the Plan.

         11.     CLASS 8B - ALLOWED INTERESTS IN FMRCC

         Class 8B consists of all Allowed Interests in FMRCC, which interest is exclusively held by FMAC. FMAC will not receive any distribution on account of its ownership of the stock of FMRCC and FMRCC shall be dissolved as of the Effective Date. Class 8B is impaired and because it will not receive any distribution in such capacity under the Plan, is deemed to reject the Plan. Since there is no further subordinate class in the FMRCC estate, the Debtors do not believe such acceptance is necessary and that the Plan can be approved under Code Section 1129 without such acceptance.

B.       OVERVIEW OF ASSETS AND LIABILITIES

         Projections of available assets and allowed claims are set forth in
Exhibit III hereto. The principal assets of the Reorganized Company are the B Piece Distributions and the Causes of Action.

         The principal unsecured obligations of the Reorganized Company will be two issues of Subordinated Reset Notes in the amount of approximately $67 million and an estimate of approximately $5 to $7 million of trade, landlord and other general unsecured claims. It is possible that allowed claims will be greater or less than these projections.

C.       OWNED LOANS AND TRANSFER OF SERVICING CENTER ASSETS

         Following a hearing held on December 15, 1997, the Agent on behalf of the Bank Group acquired the owned motor vehicle loans and related vehicles (other than owned loans and related collateral pledged to Greenwich). At confirmation, UDC will acquire the leases, contracts, furniture, fixtures and equipment and other personal property related to the servicing operations as set forth in Exhibit B to the Plan. UDC is providing interim consulting services without compensation at the servicing centers prior to confirmation, but FMAC retains responsibility for all such servicing at this time. UDC will take over such servicing on the Effective Date.

D.       CONTESTED CLAIMS AND INTERESTS

         No distribution shall be made with respect to any Contested Claim or Interest, even if a portion of the Claim or Interest is not disputed, until the entire Claim or Interest is resolved by a Final Order. At such time as a Contested Claim or Interest becomes an Allowed Claim or Interest, the holder of such Allowed Claim or Interest shall receive the Cash and/or other distributions to which such holder is then entitled to under the Plan, but in no event prior to the later of (i) the Effective Date, (ii) the date that an order regarding such Claim becomes a Final Order or (iii) the end of the quarter where assets become available for distribution to such Claim or Interest under the Plan.

E.       MEANS FOR EXECUTION OF THE PLAN

         1.      RESTATED CHARTER.

         On the Effective Date, FMAC's corporate charter shall be amended to prohibit the issuance of non-voting equity securities to the extent required under Code Section 1123 and to prohibit accumulating or trading of blocks of 5% or more of stock without the prior written consent of the board of directors of the Reorganized Company. The restrictions on stock trading are necessary to assure that there is no adverse impact on FMAC's tax attributes.

         2.      BOARD OF DIRECTORS AND PRESIDENT.

         The board of directors of the Reorganized Company shall be reconstituted under a restated charter and amended bylaws on the Effective Date as follows: Mr. Eric Grubelich of Keefe, Bruyette & Woods, Inc.; Mr. Buck Jones, a former employee of J.C. Bradford & Co.; and Mr. Howard Adamski, Treasurer of FMAC. Mr. Richard Vogelman, General Counsel and Secretary of FMAC, shall also become its President. The Reorganized Company may, but is not obligated to, have such other officers as the board of directors deems necessary or appropriate. The board of directors and officers of the Reorganized Company shall be entitled to reasonable compensation and reimbursement of expenses pursuant to policies or resolutions as may be approved by the board of directors of the Reorganized Company after consulting with the Committee.

         Certain existing members of management of FMAC, including Mr. William Plamondon, its current President and a current director and Mr. Howard Adamski, its current treasurer and a proposed post-confirmation director, have had preliminary discussions about possible employment with UDC or its affiliates after confirmation of the Plan.

         3.      UDC WARRANTS.

         On the Effective Date, UDC will issue warrants to the Reorganized Company to purchase 325,000 shares of UDC common stock at a price of $20.00 per share, exercisable at any time before the third anniversary of the Effective Date. The UDC Warrants will be callable by UDC when UDC common stock trades at a price of $28.50 per share, or greater, for 10 consecutive trading days. The UDC Warrants and the common stock for which they may be exercised are being registered pursuant to the Securities Act of 1933, as amended. All registration expenses have been or will be paid by UDC.

         In the event that the amount of the cure costs paid to Alltel pursuant to Code Section 365 by the Debtor are reduced by more than 10% from the $524,782.32 of cure costs asserted by Alltel, a percentage of the UDC Warrants equal to the percentage reduction in the cure costs, if any, below $472,304.01 which must be paid to Alltel as an Administrative Expense, will be reallocated from Class 7A Creditors to Class 8A Interests and the proceeds from such reallocated UDC Warrants will be distributed for the benefit of Class 8A Interestholders pursuant to the Plan. There is no assurance that the Alltel lease will be assumed and that if assumed, the cure costs will be less than this threshold.

         4.       VESTING OF ASSETS.

         As of the Effective Date, all remaining property of the Debtors, including the B Piece Distributions, the Causes of Action, the Tax Refunds (if not already applied to repayment of the DIP Facility), the Debtors' tax attributes and the furniture fixtures and equipment at the properties not being acquired by UDC, shall vest in the Reorganized Company free and clear of all Claims, Interests and Liens except as provided in this Plan.

         5.      INJUNCTION.

         From and after the Effective Date, Section 8.6 of the Plan provides that all Persons who have held, hold, or may hold Claims against or Interests in either of the Debtors shall be (a) permanently enjoined from taking in connection with matters related to the Debtors or these Cases any of the following actions against (i) purchasers of assets from either of the Debtors, including, without limitation, UDC, the Bank Group or their assignees, (ii) any parties who received distributions or transfers made prior to the filing of these Cases, during these Cases as permitted by the Bankruptcy Code or a Final Order of this Court, or after Confirmation pursuant to this Plan, and (iii) the parties released under Section 8.7 hereof, and (b) preliminarily enjoined from taking any of the following actions against the Debtors, the Reorganized Company or any of their property on account of such Claims or Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to the Debtors; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that (x) nothing contained herein shall relieve the Reorganized Company, UDC or other parties in interest from performing their obligations as set forth in this Plan, the Plan Documents or any related documents contemplated herein; and (y) the preliminary injunction of actions against the Debtors, the Reorganized Company or any of their property (if any) shall be dissolved and terminate one day following the final distribution under this Plan. Nothing in this Plan will restrict any federal governmental regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Company and any of the other parties referenced above.

         6.       RELEASES.

         Section 8.7 of the Plan provides that on the Effective Date, the following individuals and entities shall be forever released and discharged from any and all claims, actions, suits, debts, accounts, causes of action, agreements, promises, damages, judgments, demands and liabilities which any of the Debtors (or Creditors or Interestholders receiving distributions under this Plan who do not opt out of this release may have in their individual capacity as opposed to derivatively through the Reorganized Company) may have against them related to the Debtors or these Cases arising prior to the Effective Date:
(i) all directors, officers, employees, Professionals and agents of the

Debtors (or affiliates thereof) who served the Debtors on or after the Petition Date; (ii) UDC and any of its directors, officers, employees, professionals, agents or affiliates in its capacity as both post-petition lender under the DIP Financing and Overadvance Facility as well as a member of the Current Bank Group; (iii) the members of the Current Bank Group and the Original Bank Group and the Former Assignees in their capacity as secured lenders to the Debtors (which specifically excludes LaSalle National Bank in its capacity as indenture trustee for the Subordinated Reset Notes or any of the members of the Bank Group as parties to unsecured swap or interest rate cap agreements) and their directors, officers, employees, professionals, agents or affiliates; (iv) each member of the Committee and the Committee's Professionals and agents in such capacity; and (v) FSA, Chase Manhattan Bank as trustee, Harris Trust and Savings Bank as trustee and backup servicer and any of their directors, officers, employees, professionals, agents or affiliates. Any party receiving a release under the Plan shall be deemed without ability to opt out to give a release to the other releasees thereunder from any and all claims, actions, suits, debts, accounts, causes of action, agreements, promises, damages, judgments, demands and liabilities which they may have against the other releasees related to the Debtors or these Cases arising prior to the Effective Date.

         The foregoing shall not release obligations arising under this Plan and the related exhibits, including, without limitation, contractual obligations under the Excess Collections Contribution Agreement or contractual obligations under the Securitization Related Documents. The foregoing releases do not extend to and shall not be construed to release Mitchell C. Kahn, Thomas
R. Ehmann, Paul Van Eyl, Deloitte & Touche, L.L.P., Executive Risk Indemnity, Inc., The First Reinsurance Company of Hartford or Agricultural Excess and Surplus Insurance Company. Nothing in this Plan will restrict any federal governmental regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Company and any of the other parties referenced above.

         Holders of Claims and Interests who wish to opt out of releasing their individual causes of action against the released parties related to the Debtors as set forth in the proceeding paragraph must check the opt-out box on the Ballot accompanying this Disclosure Statement.

         The releases described in Section V(E) of this Disclosure Statement and contained in Section 8.7 of the Plan would release the members of the audit committee and any other officers or directors of FMAC who served post-petition, subject to the ability of certain shareholders and creditors to opt out of those releases with respect to their individual claims as provided therein. None of the three officers terminated for cause nor Deloitte and Touche L.L.P. nor the providers of directors and officer liability insurance are being released. These releases are part of the overall negotiations of the terms of the Plan with the Committee, UDC and other parties. The Debtor believes that these releases are proper, warranted and consistent with releases approved in other bankruptcy cases. The plaintiff's attorneys in the Consolidated Class Action have indicated that they will object to the releases at the confirmation hearing.

         7.  MAINTENANCE OF INDEMNIFICATION POLICIES.

         The Reorganized Company shall maintain the Indemnification Policies from and after the Effective Date to pay obligations to current and former directors and officers of the Debtors and the Reorganized Company and UDC shall advance such funds under the DIP Financing and Overadvance Facility as are necessary to pay the applicable premiums.

         8.      AMENDMENTS TO SERVICING AGREEMENTS.

         This Plan is conditioned upon the execution of amendments to the servicing agreements for receivables in the Securitization Pools (other than the 1997-2 Securitized Pool, which is currently serviced by a third party servicer) which agreement will provide, among other things, for (i) an increased monthly base percentage servicing fee on a per contract basis equal to the greater of 1/12 of 3-1/4% of the monthly outstanding principal balance of such Contracts as of the applicable date of each month, or $15 per contract;
(b) the right of FSA to terminate the servicing agreements if UDC or such other servicer as FSA may consent to does not achieve levels of performance and rates of default (the "Performance Tests") pursuant to an agreed upon schedule of Performance Tests on a portfolio by portfolio basis for the first failure of the Performance Tests and thereafter as to all servicing for a second failure of the Performance Tests; (c) the continued receipt from the securitization trusts of premium supplements with respect to the Securitized Pools and the 1997-2 Securitized Pool as if it had been due and payable as of August 29, 1997 and continuing thereafter unless and until the applicable events of default (prior to any Amendment thereof) triggering the premium supplement have been cured; and (d) the payment of all costs, fees and expenses incurred by any of FSA, the custodians, and/or the trustees of the securitization trust in connection with any of the Securitization Related Documents. A proposed form of such agreement is attached as Exhibit C to the Plan. These agreements provide that FSA will continue to collect a supplemental insurance premium of 50 basis points on a going forward basis regardless of future performance of the Securitized Pools and the performance by the Reorganized Company of its going forward obligations.

         9.      MODIFIED SPREAD ACCOUNT AGREEMENTS.   The Plan is conditioned
upon the execution by FSA, the applicable trustees, the applicable escrow agents, and FMARC or FMARC II (as applicable), of amendments to the spread account agreements and any other applicable Securitization Related Documents (which amendments shall be in form and substance acceptable to the parties thereto, FMAC and the Committee) to authorize and require the distribution of a portion of the cash held in the spread accounts to the Reorganized Company for distribution in accordance with this Plan if and to the extent that:

         (a) such cash in the spread accounts in the aggregate; plus

         (b) the remaining unpaid principal balance in the aggregate on all Contracts on which the obligors are current in their payment or for which the obligors are in default for a single payment for 30 days or less (together with the cash described in subclause (a) above, the "Aggregate Collateral"); exceeds

         (c) 150% percent of the aggregate amount of all principal, interest and other obligations then due and owing on the FSA insured indebtedness related to the Securitized Pools and the 1997-2 Securitized Pool.

Such amendments will further provide that the Aggregate Collateral shall at all times exceed the FSA insured indebtedness related to the Securitized Pools and the 1997-2 Securitized Pool by a minimum of $15 million. To the extent that the cash maintained in the spread accounts is sufficient to satisfy all obligations owing on indebtedness related to the Securitized Pools and the 1997-2 Securitized Pool to the extent allowed by the Securitization Related Documents, such cash may be applied to prepay and satisfy those obligations related to the Securitized Pools and all remaining excess cash in the spread accounts shall be distributed to FMAC for distribution in accordance with the Plan.

         10.     BREAK-UP FEE.

         FMAC has obtained an order approving a break-up fee of $500,000 plus UDC's reasonable attorneys fees and expenses incurred in connection with review, preparation and/or negotiation of this Plan, the exhibits thereto, the Plan term sheet and related documents, as a break-up fee in the event that a competing plan is supported and confirmed by the Debtor and/or the Committee. This break-up fee would be paid in lieu of the Modified UDC Fee, the Emergence Fee set forth in Article 1 and Section 2.2 of the Plan and the existing commitment fee of $500,000 under the Final DIP Order.

         11.      NO MARKET MAKING.

         Section 8.10 of the Plan contains restrictions on the Reorganized Company and its directors, officers, employees or agents directly or indirectly making or encouraging the making of a market in Claims or Interests in the Reorganized Company. This restriction is necessary to avoid possible registration as an investment company under the 1940 Act and related restrictions.

F.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         The Plan shall be deemed to constitute and incorporate a motion by the Debtor to reject all executory contracts and unexpired leases to which a Debtor is a party or is otherwise bound, except for any contracts and leases that (a) have been assumed or rejected pursuant to an order of the Court entered prior to the Confirmation Date, (b) are listed as one of the Assumed Contracts and Leases on Exhibit B to the Plan which will be assumed by FMAC and assigned to UDC or (c) are the subject of a motion to assume that is pending before the Court on the Confirmation Date. The Confirmation Order shall represent and reflect an order of the Court approving the assumptions or rejections of such contracts and leases as of the Confirmation Date. Any cure costs which the Reorganized Company is required to pay by a Final Order in connection with an assumed contract or lease shall be treated as an administrative expense of the Cases. All payments necessary to cure defaults under Code Section 365(b)(1) as a precondition to assuming and assigning the Alltel contract to UDC will be paid by FMAC. Any and all other payments required under Code Section
365(b)(1) and 365(f)(2) as a precondition to FMAC assuming and assigning the Assigned Contracts (other than the Alltel contract) to UDC will be paid by UDC.

         FMAC has filed a motion seeking to extend its time to decide whether to assume or reject its remaining real property leases in the (i) Dallas, Texas, (ii) Deerfield, Illinois, (iii) Denver, Colorado, (iv) Nashville, Tennessee, and (v) Pensicola, Florida areas through the anticipated confirmation date. Motions to extend this decision period have been previously granted as to leases not previously rejected by motion of the Debtors or consensually terminated.

         If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the party or parties to the contract or lease, a Claim for damages shall be forever barred and shall not be enforceable against Debtors, their successors or assigns, or their property unless a proof of claim is filed with the Court and served upon Debtors or the Reorganized Company by sixty (60) days after entry of the Confirmation Order or by such earlier date as may be fixed by an order of the Court authorizing rejection of the contract or lease. FMAC projects that rejection damages resulting from the rejection of its leases and contracts will range from $1.7 million to $2.2 million, although this range may be too high or too low. Damages resulting from the rejection of any such leases and contracts, if Allowed, shall constitute Class 7 Claims entitled to share Pro Rata with other Allowed Class 7 Claims as discussed below.

         UDC is interested in receiving an assignment of certain of FMAC's executory contracts and leases, including the loan servicing software from Alltel and the sale/leaseback of a portion of FMAC's furniture, fixtures and equipment from Insight, subject to certain modified terms or in connection with certain supplemental services. UDC, FMAC and the applicable contract parties are in discussions regarding such terms. If a consensual assumption and assignment cannot be reached by the time of Plan confirmation, then FMAC in consultation with UDC will need to make a decision whether to assume the applicable agreements in their entirety or reject the agreements in their entirety. If UDC is not willing to assume and as a result, FMAC decides to reject, there could at a minimum be significant operational and transitional difficulties in replacing the applicable equipment, intellectual property or services. While FMAC does not believe that assumption of any particular lease or contract is key to feasibility, failure to consensually assume major operational components could increase transition costs to FMAC and UDC and could harm collections efficiency, at least in the short- term. There could also be sizeable rejection damage claims in excess of the projections set forth in Exhibit III asserted in connection with such agreements if rejected.

G.       RETENTION OF JURISDICTION

         1.      CLAIMS AND ACTIONS

         The Court shall retain jurisdiction over the Cases as provided in the Plan, including, without limitation, such jurisdiction as is necessary to enforce and construe the Plan. The Court shall also expressly retain jurisdiction: (i) to hear and determine all Claims against the Debtors and (ii) to enforce all Causes of Action which may exist on behalf of the Debtors.

         2.      RETENTION OF ADDITIONAL JURISDICTION

         The Court shall also retain jurisdiction for the purpose of classification of the Claims of any Creditor and the determination of such objections as may be filed with respect to the Claims and Interests, including
Section 502(c) proceedings for the estimation of Claims. The Court shall further retain jurisdiction over matters as indicated in Article 11 of the Plan.

         3.      MODIFICATIONS OF THE PLAN

         The Debtors may modify the Plan in the manner provided for under Code
Section 1127. The Debtors shall give notice of any proposed modification to counsel for the Committee, UDC and the United States Trustee for the District of Delaware and to any other parties designated by the Court. The Debtors also reserve the right to make such modifications at any hearings on confirmation as are necessary to permit the Plan to be confirmed under Code Section
 1129 subject to the requirements of the Bankruptcy Code.

         4.      REVOCATION AND WITHDRAWAL OF THE PLAN

         The Debtors reserve the right to revoke or withdraw the Plan at any time before entry of a Confirmation Order. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, or if the Confirmation or the Effective Date does not occur, then the Plan shall be deemed to be null and void. In such event, nothing contained herein, in the Plan or in any document relating to the Plan shall be deemed to constitute an admission of validity, waiver or release of any Claims by or against the Debtors or any Person or to prejudice in any manner the rights of the Debtors or any Person in any proceeding involving the Debtors.

         5.      SECTION 1146(C) EXEMPTION

         Pursuant to Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer or the holding of title for administrative purposes only by the Debtors or transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.


H.       CONDITIONS TO THE EFFECTIVENESS OF THE PLAN

         All of the following conditions must occur and be satisfied for the Plan to be effective:

         1. The Confirmation Order must be signed by the judge of the Court and duly entered on the docket for the Cases by the clerk of the Court;

         2. All necessary consents must be obtained to the modified servicing and spread account agreements with FSA.

         3. All necessary amendments to continue the DIP Financing and Overadvance Facility post-confirmation shall have been executed by UDC and the Reorganized Company and such amount shall be sufficient to pay administrative and priority claims with a reasonable cushion for anticipated post-confirmation expenses, including obtaining the consent of FSA to the sale of previously charged off loans which is a condition precedent to the increase of availability to $18.5 million.

         4. There must be no stay in effect with respect to the Confirmation Order.

The Debtors may waive any of these conditions.

                  VI.  CONFIRMATION AND CONSUMMATION PROCEDURE

A.       DISCLOSURE AND SOLICITATION

         This Disclosure Statement is presented to the holders of Claims and Interests in impaired Classes which receive or retain property pursuant to the Plan to satisfy the requirements of Bankruptcy Code Sections 1125 and 1126. Bankruptcy Code Section 1125 requires that full disclosure be made to all holders of Claims and Interests in impaired Classes which receive or retain property pursuant to a plan at the time, or before, solicitation of acceptances of such plan is commenced.

B.       ACCEPTANCE OF THE PLAN

         The Bankruptcy Code defines acceptance of a plan by a Class of Creditors or Interestholders as acceptance by holders of more than two-thirds in dollar amount and more than one-half in number of the Claims of that Class that have timely voted on a plan. A vote may be disregarded if the Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         A vote to accept or reject the Plan can only occur by proper submission of a duly executed ballot. Failure of a holder to vote does not constitute a vote to reject the Plan by that holder. EACH HOLDER OF A CLAIM SHOULD SEEK SUCH INDEPENDENT LEGAL AND/OR BUSINESS ADVICE AS IT DEEMS APPROPRIATE REGARDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

C.       CLASSIFICATION

         The Debtors are required under Bankruptcy Code Section 1122 to classify the Claims and Interests of its Creditors and Interestholders into Classes that contain Claims and Interests that are substantially similar to the other Claims or Interests in such Class. The Plan can be confirmed so long as there is one consenting Class of impaired Claims (not including the votes of insiders), and so long as the other requirements for confirmation which do not involve voting are met.

D.       CONFIRMATION

         The Code requires the Court, after notice, to hold a confirmation hearing. At the confirmation hearing, the Court will confirm the Plan only if all the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such Class; (ii) feasible; and (iii) in the "best interests" of rejecting Creditors and Interestholders impaired under the plan.

         1.      ACCEPTANCE

         Classes 3, 4, 5, 6, 7A-1, 7A-2, 7B, 8A and 8B are impaired under the Plan, and therefore, must accept the Plan in order for it to be confirmed without application of the "fair and equitable" test. For confirmation despite rejection by a Class, the Court must determine that the Plan is "fair and equitable" with respect to the rejecting Class.

         The "fair and equitable" test is described below under the heading "Confirmation without Acceptance by All Impaired Classes."

         2.      FEASIBILITY

         Attached as Exhibit III is a recovery analysis which has been reviewed and approved by Debtor's management. The analysis contains reasonable estimates of the high and low recovery ranges although it is possible that either recoveries may be significantly lower than the low end of the range or higher than the high end of the range given the highly variable nature of the B Piece Distributions and the Causes of Action. Certain material assumptions are also set forth in Exhibit III and should be read carefully. Exhibit III is not a guaranty of any particular level of recovery and in any vote to accept the plan, unsecured creditors and equity interests are voting to accept whatever level of distribution there may be to them, if any, under the terms of the Plan and the related documents, including the Excess Collections Contribution Agreement, after payment of secured, priority, administrative and post-confirmation obligations. The Debtors believe that it is reasonably likely that the Reorganized Company will be able to pay the Debt of Reorganized Company to Unsecured Creditors in full including the applicable interest thereon.

         The Debtors believe that the $18.5 million DIP Financing and Overadvance Facility will be sufficient to pay all administrative, priority and post-confirmation expenses in accordance with the terms of this Plan. The Reorganized Company will strive to minimize such expenses wherever practicable and would hope not to borrow the full overadvance amount.

         To avoid further administrative cost from operating in Chapter 11, the Debtors believe a swift emergence from Chapter 11 under the Plan is necessary. Claims processing will not be completed as of the expected confirmation date but the Debtors do not expect there to be any material administrative or priority claims not covered by the projections. Any material unsecured claims against FMAC and FMRCC above the estimates set forth in Exhibit III which are allowed will dilute recoveries of other allowed unsecured creditors, but will not impact the feasibility of the Plan.

         3.      BEST INTERESTS TEST

         With respect to each impaired Class, confirmation of the Plan requires that each holder of an Allowed Claim or Allowed Interest in such class either
(a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. Under the Debtor's liquidation analysis attached as Exhibit II hereto, the projected payout for FMAC unsecured creditors in a Chapter 7 case ranges from approximately 5 cents on the claims dollar to approximately 20 cents on the dollar of estimated unsecured claims, which is substantially less than the likely range of recoveries under the Plan as set forth in Exhibit III. See Section IX, "Alternatives to Confirmation and Consummation of the Plan," and the liquidation analysis attached as Exhibit II hereto for a further discussion of why the Debtors believe that this test is met.

         4.      CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

         The Code provides that, so long as at least one impaired Class of the Debtor (other than insiders) accepts the Plan, the Debtor can nevertheless seek confirmation of the Plan. To obtain such confirmation, the Debtor must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to these and any other dissenting Classes. The "unfair discrimination" test requires, among other things, that the Plan recognize the relative priorities among Creditors and Interestholders.

         The Code establishes different "fair and equitable" tests for secured Creditors, unsecured Creditors and Interestholders. The respective tests are as follows:

         (a)     SECURED CREDITORS

                 Either (i) each impaired secured Creditor of the rejecting Class (a) retains its liens in the collateral securing such Creditor's Claim or in the proceeds thereof to the extent of the allowed amount of the Secured Claim and (b) receives deferred cash payments in at least the allowed amount of such Secured Claim with a present value at the Effective Date at least equal to such Creditor's interest in its collateral or in the proceeds thereof or (ii) the plan provides each impaired secured Creditor with the "indubitable equivalent" of its Secured Claim.

         (b)     UNSECURED CREDITORS

                 Either (i) each impaired unsecured Creditor of the rejecting Class receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and Interests that are junior to the Claims of the dissenting Class do not receive or retain any property under the Plan.

         (c)     INTERESTHOLDERS

                 Either (i) each Interestholder of the rejecting Class receives or retains under the Plan property of a value equal to the greater of
         (a) the fixed liquidation preference or redemption prices, if any, of the interest it holds or (b) the value of such Interest or (ii) the holders of interests that are junior to such Interest do not receive or retain any property under the Plan.

         The Debtors believe that the Plan can meet the applicable tests described above, even in the event that it is rejected by the holders of one or more Classes of Claims and Interests.

         The Bankruptcy Code provides for confirmation of a plan even if the plan is not accepted by all impaired classes as long as at least one impaired Class of Claims has accepted it and the other non-voting requirements of a confirmation are met. These "cramdown" provisions for confirmation of a plan, despite the nonacceptance of one or more impaired Classes of Claims or Interests, are set forth in Code Section 1129(b).

                 VII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain significant federal income tax consequences of the transactions that are described herein and in the Plan that affect Subclass 7A-1 and 7A-2 Creditors, Class 8A Interest Holders and FMAC. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury Department regulations promulgated thereunder (the "Treasury Regulations"), judicial authority and current administrative rulings and practice now in effect. These authorities are all subject to change at any time by legislative, judicial or administrative action, and such change may be applied retroactively in a manner that could adversely affect Subclass 7A-1 and 7A-2 Creditors, Class 8A Interest Holders and FMAC. The federal income tax consequences to any particular Subclass 7A-1 and 7A-2 Creditor or Class 8A Interest Holder may be affected by matters not discussed below. For example, neither the impact of the Plan on foreign holders of Claims or Interests nor the impact under any state or local law are discussed herein. Further, this summary generally does not address the tax consequences to Subclass 7A-1 and 7A-2 Creditors who may have acquired their Claims from the initial holders nor does it address the tax considerations applicable to Subclass 7A-1 and 7A-2 Creditors or Class 8A Interest Holders that may be subject to special tax rules such as financial institutions, insurance companies, dealers in securities or currencies, tax-exempt organizations or taxpayers subject to the alternative minimum tax.

         Due to the complexity of certain aspects of the Plan, the lack of applicable legal precedent, the possibility of changes in the law, the differences in the nature of the Claims (including Claims within the same Class) and Interests, the Creditor's status and methods of accounting (including Creditors within the same Class) and the potential for disputes as to legal and factual matters with the Internal Revenue Service ("IRS"), the tax consequences described herein are subject to significant uncertainties.

         NO RULING WILL BE SOUGHT FROM THE IRS, AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE SOUGHT, WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. THE DISCUSSION SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. EACH SUBCLASS 7A-1 AND 7A-2 CREDITOR AND CLASS 8A INTEREST HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

         This summary refers to certain tax attributes of the Reorganized Company (e.g., an estimate of a $70 million net operating loss ("NOL") carryforward as of December 31, 1997). These numbers are supplied by FMAC (hereinafter sometimes referred to as the "Reorganized Company") and are estimates subject to numerous factual and legal uncertainties. This summary also assumes that the Reorganized Company has not undergone, and will not undergo an "ownership change" within the meaning of Section 382 of the Tax Code prior to the consummation of the Plan.

         A.      Federal Income Tax Consequences to Subclass 7A-1 and 7A-2
                 Creditors

         The federal income tax consequences of the Plan to a Subclass 7A-1 or 7A-2 Creditor that holds Subordinated Reset Notes issued in 1996 or 1995, respectively (collectively, "Notes") will depend, among other things, on whether the Subclass 7A-1 or 7A-2 Creditor ("Noteholder") reports income using the accrual or cash method, whether the Noteholder has taken a "bad debt" deduction with respect to its Claim, whether the Noteholder's present claim constitutes a "security" of FMAC for federal income tax purposes and whether, as discussed below, the consideration received by a Noteholder pursuant to the Plan constitutes a "security" of FMAC for federal income tax purposes.

         Under the Plan, Subclass 7A-1 Creditors will obtain the right to receive (i) approximately 71.5% of $44 million principal amount notes plus compounded interest from the Petition Date at the applicable federal rate for medium term obligations as of the Effective Date ("New Debt") and (ii) 43% of the Common Stock ("Common Stock") of the Reorganized Company. Subclass 7A-2 Creditors will obtain the right to receive (i) approximately 28.5% of the New Debt and (ii) 57% of the Common Stock.

         1.      Exchange of Notes

         Under Section 1001 of the Tax Code, if a debt instrument is modified such that the modified instrument differs materially in either kind or extent from the original debt instrument, the modification results in exchange of the debt instrument for federal income tax purposes. Gain or loss may be realized in such a deemed exchange in the same manner as in any other taxable exchange of property. The holder of the debt instrument will recognize gain or loss based on the difference between the holder's basis in the original debt instrument and the issue price of the modified debt instrument unless the exchange qualifies for nonrecognition under the Tax Code. See Section A.3.a. "Consequences of the Exchange of Notes--General Consequences".

         Treasury Regulations promulgated under Section 1001 of the Tax Code set forth rules for determining whether certain changes to a debt instrument results in an exchange of the old debt instrument for a new debt instrument for federal income tax purposes. The Treasury Regulations provide specific rules for determining whether the change results in a modification to the debt instrument, and if so, whether such modification is significant. If a modification to a debt instrument is significant, such that the debt instrument is materially different, the change to the debt instrument will result in an exchange of the old debt instrument for a new debt instrument for federal income tax purposes.

         Under these Treasury Regulations, a modification generally means any alteration, including any deletion or addition, in whole or in part, of a legal right or obligation of the issuer to a holder of a debt instrument, whether the alteration is evidenced by an express agreement (oral or written), conduct of the parties, or otherwise. For example, the Treasury Regulations provide that a "modification" within the meaning of the Treasury Regulations includes an exchange of a new instrument for an existing debt instrument. Except as provided below, a modification is significant if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. In making this determination, all modifications are considered collectively, so that a series of modifications which might not be significant individually may be significant when considered collectively. The Treasury Regulations describe certain modifications that will always be considered significant including a change in yield that is more than the greater of 25 basis points or five percent of the yield on the original instrument.

         Based on the foregoing, upon consummation of the Plan, Noteholders should be treated as exchanging their Notes (with characteristics that existed prior to the changes effected by the Plan) for New Debt (with the characteristics that exist after the changes effected by the Plan) and Common Stock.

         2.      Debt Characterization of the New Debt

         The Plan indicates that it is most likely that 100 percent of the New Debt, and interest thereon, will be paid. Although more than 50 percent of the New Debt and Common Stock may be treated as held proportionately, upon consummation of the Plan, the New Debt is freely transferable. Based on Treasury Regulations under Section 1001 of the Tax Code, public statements by members of the national office of the IRS, and to a lesser extent, certain case law, the Reorganized Company believes that the New Debt will be treated as debt for federal income tax purposes.

         If the New Debt were to be treated as an equity investment, the Noteholders should still not recognize gain or loss as a result of the exchange of Notes. See Section A.3.a. "Consequences of the Exchange of Notes--General Consequences". However, if the New Debt were treated as an equity investment, the Reorganized Company would undergo an "ownership change" within the meaning of Section 382 of the Tax Code, and, it is believed, that the Reorganized Company would not be entitled to the special bankruptcy rules available under Section 382(l)(5) of the Tax Code. If such were to occur, the utilization of the Reorganized Company's tax attributes would be eliminated. See Section D.b.(1) "Federal Income Tax Consequences to the Reorganized Company--Special Bankruptcy Rules - Section 382(l)(5) of the Tax Code". The following summary assumes that the New Debt will be treated as debt for federal income tax purposes.

         3.      Consequences of the Exchange of Notes.

         a.      General Consequences

         Except as discussed below under "Accrued Interest on Notes", the exchange of Notes for New Debt and Common Stock should be treated as a nontaxable recapitalization under Section 368(a)(1)(E) of the Tax Code. Under
Section 354(a)(1) of the Tax Code, gain or loss is generally not recognized on the exchange of "securities" for stock or "securities" (of the same or lesser principal amount) pursuant to a nontaxable recapitalization under Section 368(a)(1)(E) of the Tax Code. A Noteholder should not recognize gain or loss upon the exchange of Notes for New Debt and Common Stock provided that both the Notes and New Debt are treated as "securities" under the Tax Code.

         Whether an instrument constitutes a "security" for federal income tax purposes depends upon the facts and circumstances surrounding such instrument, and upon the interpretation of numerous judicial decisions. Prominent factors that the courts have relied upon in making this determination include (i) most significantly, the term of the instrument; (ii) whether the instrument is secured; (iii) the degree of subordination of the instrument; (iv) the ratio of debt-to-equity of the issuer; (v) the riskiness of the business of the issuer and (vi) the negotiability of the instrument. The Reorganized Company believes that the Notes and New Debt will constitute "securities" for purposes of these provisions of the Tax Code. If either the Notes or New Debt are not treated as "securities" for purposes of these provisions of the Tax Code, a Noteholder will recognize gain or loss, subject to certain limitations set forth below, upon the consummation of the Plan. See B. "Federal Income Tax Consequences to Subclass 7A-2 Creditors that Hold Trade Claims". The following summary assumes that the Notes and New Debt are "securities" for purposes of these provisions of the Tax Code.

         A Noteholder should have an aggregate tax basis in the New Debt and Common Stock equal to the Noteholder's aggregate adjusted tax basis in the Notes (less any portion of such tax basis which is attributable to previously unpaid interest on the Notes which accrued after the Noteholder acquired the Notes). Because a Noteholder will receive both New Debt and Common Stock for Notes, the Noteholder's adjusted tax basis in the Notes (less any portion of such tax basis which is attributable to previously unpaid interest on the Notes which accrued after the Noteholder acquired the Notes ("Interest Portion")) must be allocated between the New Debt and Common Stock in proportion to the respective fair market values of the New Debt and Common Stock received on the consummation of the Plan. The Noteholder's holding period for the portion of the New Debt and Common Stock that are not allocable to the Interest Portion will include the period during which the Noteholder held the Notes.

         b.      Accrued Interest on Notes

         Under Section 354(a)(2)(B) of the Tax Code, the general rule regarding nonrecognition of gain or loss in a recapitalization will not apply to the portion, if any, of the New Debt or Common Stock that are deemed to be received in exchange for previously unpaid interest on the Notes which has accrued after the Noteholder acquired the Notes. The legislative history to Section 354(a)(2)(B) clarifies that a Noteholder must include in income the portion of the New Debt or Common Stock deemed received in the exchange for previously unpaid accrued interest notwithstanding whether the Noteholder has a realized gain on the exchange of Notes. If a portion of the New Debt or Common Stock is deemed to be received in payment of accrued interest, the amount includeable in income should be equal to either the "issue price" (as defined below under Section A.4.b. "Consequences of Ownership and Sale of the New Notes or Common Stock--Original Issue Discount") of New Debt, and the fair market value of Common Stock, deemed received for accrued interest on the Notes.

         As no Treasury Regulations or other relevant guidance has been issued under Section 354(a)(2)(B) of the Tax Code, it is unclear whether or to what extent the New Debt and Common Stock will be considered to be issued in payment of previously unpaid accrued interest on the Notes. The legislative history of
Section 354(a)(2)(B) of the Tax Code indicates, however, that if the Plan explicitly allocates the value of the New Debt and Common Stock between the principal amount and accrued interest on the Notes, both the Reorganized Company and the Noteholders should utilize that allocation for federal income tax purposes.

         The legislative history to Section 354(a)(2)(B) of the Tax Code indicates that a Noteholder that has included accrued interest on the Notes in income may recognize a loss to the extent the amount previously included in income exceeds the amount of interest deemed paid under the Plan. Alternatively, a Noteholder who has not previously included all accrued interest in income may be required to recognize interest income to the extent the amount of interest deemed paid under the Plan exceeds the amount previously included in income.

         A Noteholder's tax basis in the portion of the New Debt deemed to be received under the Plan for accrued interest would be equal to the "issue price" (or portion thereof) of New Debt received in exchange for such accrued interest. A Noteholder's tax basis in the portion of Common Stock deemed to be received for accrued interest would be equal to a portion of the fair market value of the Common Stock received on the consummation of the Plan. The holding period for New Debt and Common Stock would begin on the day following the consummation of the Plan.

         FMAC estimates that there is approximately $500,000 of previously unpaid accrued interest. Because the Plan does not distinguish between accrued and unpaid interest and unpaid principal of the Notes, the Plan, in effect, provides that the New Debt and Common Stock will be applied pro rata to the stated principal amount of the Notes and accrued and unpaid interest thereon. However, there can be no assurance that the IRS will agree with this allocation. For example, based on Treasury Regulations concerning the accrual of original issue discount ("OID"), the IRS could assert that accrued interest with respect to a debt obligation is always deemed to be paid before the principal amount of such obligation. Consequently, Noteholders should consult their own tax advisors regarding the allocation of New Debt and Common Stock to accrued interest and make their own determination whether any portion of the New Debt and Common Stock received under the Plan should be treated as received in payment for accrued interest on the Notes.

         4.      Consequences of Ownership and Sale of New Debt or Common Stock

         a.      Original Issue Discount

         Subject to the rules discussed below in Section A.4.b. "Consequences of Ownership and Sale of New Debt or Common Stock--Acquisition Premium" or Section A.4.c "Consequences of Ownership and Sale of New Debt or Common Stock-- Amortizable Bond Premium", holders of New Debt will be required to include in income the amount of OID with respect to the New Debt on an economic accrual basis, without regard to the holder's method of tax accounting, prior to the date the Noteholder receives cash, except to the extent a Noteholder can offset the amount of OID by expense deductions for acquisition premium or bond premium. However, a Noteholder will not be required to include separately in income cash payments received on the Notes even if denominated as interest.

         The amount of OID is the excess of the "stated redemption price at maturity", excluding "qualified stated interest", over the "issue price" of the debt obligation, provided that the amount of OID is not "de minimis". OID is treated as "de minimis" if the amount of OID is less than one-quarter of one percent multiplied by the number of complete years to maturity of the debt obligation. The Reorganized Company anticipates that the New Debt will not have "de minimis" OID.

         Under the Tax Code, the "issue price" of a debt instrument that is part of an issue that is traded on an established market is the fair market value of the debt instrument on the issue date. If the debt instrument is not part of an issue that is traded on an established market and the debt instrument is issued for property that is traded on an established market, then the issue price is the fair market value of the property on the issue date. Under applicable Treasury Regulations, a debt instrument or other property is considered, insofar as relevant, traded on an established securities market, if, at any time within the 60-day period ending 30 days after the issue date,
(i) the property appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine the fair market value by disseminating either recent price quotations (including yields, rates, or other pricing information) of one or more identified brokers, dealers, or traders, or actual prices (including yields, rates, or other pricing information) of recent sales transactions (hereinafter a "quotation medium"), or (ii) price quotations are readily available from dealers, brokers or traders.

         The Reorganized Company believes that within the 60-day period ending 30 days after the consummation of the Plan, recent sales transactions with respect to the New Debt or, alternatively, the Notes will be available on a quotation medium within the meaning of these Treasury Regulations. As a result, the issue price of the New Debt will be equal to the fair market value of the New Debt on the consummation of the Plan, or if such cannot be determined, then the issue price of the New Debt will be equal to the fair market value of the Notes on the consummation of the Plan. The Reorganized Company will determine such issue price in connection with providing the holders with the annual amount of OID noted above. The Notes have been recently selling at 20 percent of their initial principal amount but the Reorganized Company expects that the trading price of the Notes should increase after filing of the Plan.

         The "stated redemption price at maturity" of a debt instrument is equal to the instrument's stated principal amount at maturity plus all payments including interest other than "qualified stated interest". "Qualified stated interest" is interest that is payable unconditionally at a fixed rate at fixed periodic intervals of one year or less during the entire term of the debt instrument. Because the stated interest with respect to the New Debt is not required to be paid at least annually, such interest will not be treated as "qualified stated interest." Consequently, the "stated redemption price at maturity" of the New Debt should equal their stated principal amount plus all interest to be paid on such New Debt during their entire term.

         The amount of OID includeable in income by the holders of a New Debt is the sum of the "daily portions" of OID with respect to the New Debt for each day during the taxable year or portion of the taxable year in which such holder holds such New Debt ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a Note may be of any length and may vary in length over the term of the New Debt, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the New Debt's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of the New Debt at the beginning of any accrual period is equal to its "issue price" increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such New Debt on or before the first day of the accrual period. Under these rules, a holder of New Debt will have to include in income increasingly greater amounts of OID in successive accrual periods.

         A holder of New Debt may elect to include in gross income all interest that accrues on the New Debt using the constant-yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. This election generally will apply only to the New Debt with respect to which it is made and may not be revoked without the consent of the IRS. The election is to be made for the taxable year in which the holder acquired the New Debt, and may not be revoked without the consent of the IRS.

Holders of New Debt should consult with their own tax advisors concerning the propriety and consequences of this election.

         The Reorganized Company will determine the amount of OID and will provide each holder with a Form 1099-OID setting forth the amount of OID for each holder of New Debt. Each holder's tax basis in such holder's New Debt will be increased by the amount of OID included in income and will be reduced by the amount of cash received with respect thereto.

         b.      Acquisition Premium

         A holder of New Debt whose tax basis in New Debt (the determination of which is described in Section A.3.a. "Consequences of the Exchange of Notes--General Consequences") is less than the stated redemption price at maturity of the New Debt (i.e., the stated principal amount of the New Debt plus all stated interest) but in excess of the issue price of the New Debt (such excess being the "Acquisition Premium") will be entitled to reduce the amount of OID includeable in income determined by the fraction described below. In the case of a holder of New Debt who acquires New Debt at an Acquisition Premium, OID otherwise includeable in income will be reduced by a fraction, the numerator of which is equal to the amount of the Acquisition Premium and the denominator of which is equal to the aggregate amount of OID on the New Debt through maturity. Thus, a holder of New Debt who acquired a Note upon its initial issuance should be able to substantially offset the amount of OID attributable to the difference between the initial principal amount of the Note and the issue price of the New Debt.

         c.      Amortizable Bond Premium

         A holder of New Debt with "amortizable bond premium" will not be required to include OID in income with respect to such New Debt. Amortizable bond premium is the excess of a holder's tax basis in a debt instrument over the stated redemption price at maturity of the debt instrument. Accordingly, a holder who has an initial tax basis in New Debt that exceeds the stated redemption price at maturity of the New Debt (as defined above) will not be required to include OID in income with respect to such New Debt and may elect to deduct the portion of the amortizable bond premium that is allocable to the taxable year determined under a constant yield amortization method. Under recently finalized Treasury Regulations amortizable bond premium allocable to a taxable year is deductible only to the extent of the difference between (i) prior interest inclusions over (ii) prior amortizable bond premium deduction on the New Debt, with the excess carried forward to the next taxable year and treated as amortizable bond premium allocable to that taxable year. The Treasury Regulations are effective for New Debt acquired on or after March 2, 1998 and for amortization elections made for the taxable year including March 2, 1998 or for any subsequent taxable year. Under the Treasury Regulations, effective March 2, 1998, a holder of an instrument that does not bear qualified stated interest and OID will not be able to amortize bond premium. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludeable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder of New Debt, and is irrevocable without the consent of the IRS. Holders of New Debt should consult with their own tax advisors whether they could have amortizable bond premium with respect to the New Debt and whether a holder of New Debt should make the election discussed above.

         d.      Sale or Exchange of New Debt or Common Stock

         If New Debt or Common Stock is sold or exchanged (including a redemption or retirement), the disposing holder will generally recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder's tax basis in the New Debt or Common Stock disposed of. Except as provided in the market discount rules discussed below, any gain or loss on the sale or exchange of New Debt or Common Stock will be capital gain or loss, provided that the New Debt is held as a capital asset. Any capital gain recognized on the sale or exchange of New Debt or Common Stock will be long-term gain taxable at 28 percent if the New Debt or Common Stock were held for more than one year but not more than 18 months, or taxable at 20 percent if the New Debt or Common Stock were held for more than 18 months (including the period during which the holder held the Notes to the extent that the New Debt or Common Stock are not treated as received in payment of accrued interest) as of the time of their disposition.

         Section 302 of the Tax Code provides that proceeds received from the redemption of Common Stock will be treated as received in exchange for the sale of the Common Stock, rather than as a distribution under Section 301 of the Tax Code, if the redemption is (i) "not essentially equivalent to a dividend," (ii) the distribution is "substantially disproportionate" with respect to the stockholder, (iii) the redemption is in complete redemption of all of the Common Stock owned by the stockholder or (iv) the redemption is Common Stock from a stockholder that is not a corporation which is in partial liquidation of the issuing corporation. If the redemption is not treated as a sale or exchange of the Common Stock under Section 302 of the Tax Code, the proceeds received by the stockholder will be treated as a distribution under Section 301 of the Tax Code in which case the proceeds would be treated as a dividend to the extent of the earnings and profits of the Reorganized Company, then as a return of the stockholder's basis in the Common Stock and then as proceeds received on the sale or exchange of the Common Stock. FMAC does not presently anticipate redeeming the Common Stock.

         A holder's initial tax basis and holding period in New Debt or Common Stock acquired in the Plan will be determined as discussed above under Section A.3.a. "Consequences of the Exchange of Notes--General Consequences" and Section A.3.b. "Accrued Interest on Notes". At any time, a holder's basis in New Debt should be equal to such holder's initial basis, plus any OID or market discount previously included in such holder's income with respect to the New Debt, minus any payments previously received and any bond premium previously amortized with respect to the New Debt.

         e.      Market Discount

         Any gain realized on the exchange of the Notes, and any gain realized upon the sale, redemption or maturity of New Debt, may be affected by the "market discount" provisions of the Tax Code. Market discount is defined as the excess of a bond's "stated redemption price at maturity" (as defined below in "Market Discount on New Debt") over the holder's tax basis in such bond immediately after its acquisition provided the amount of such market discount is not de minimis. The market discount provisions generally require a holder of a bond acquired at a market discount to recognize as ordinary interest income any gain realized on the disposition of such bond to the extent of the "accrued market discount" on such bond at the time of disposition. In addition, if a holder of a bond acquired at a market discount receives a partial principal payment prior to maturity, that payment may be treated as ordinary income to the extent of the accrued market discount on the bond at the time the payment is received. These rules will not apply to the extent that the holder has made an election to include the accrued market discount in income as it accrues (on either a ratable or constant interest method). This election to include market discount in income currently, once made, applies to all market discount obligations, acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Holders of New Debt should consult with their own tax advisors about this election.

         The Tax Code provides that "under regulations" (which have not yet been issued), accrued market discount on a market discount bond is not recognized as ordinary income at the time of the bond's disposition if the disposition occurs in a "nonrecognition transaction" including a recapitalization. Instead, accrued market discount on a market discount bond disposed of in a nonrecognition transaction is converted into accrued market discount on the property received in the transaction if that property qualifies as a market discount bond. If the property received is not a market discount bond, accrued market discount on the old market discount bond is treated as ordinary income on the disposition of the property received in exchange therefor.

         (1)     Treatment of Accrued Market Discount on Notes

         A holder of Notes that have accrued market discount should not be required to recognize the accrued market discount as ordinary income when the holder is deemed to exchange such Notes for New Debt and Common Stock pursuant to the Plan. The accrued market discount with respect to the Notes will be allocated to the New Debt and Common Stock deemed to be received under the Plan. Although no regulations or rules have been provided on this subject, the accrued market discount should be allocated in the same manner as tax basis is allocated, as explained above in Section A.3.a. "Consequences of the Exchange of Notes--General Consequences".

         If the New Debt received under the Plan are themselves treated as market discount bonds (because, as explained below, the holder's tax basis with respect to the New Debt is less than the adjusted issue price of the New Debt), the portion of the accrued market discount allocable to the New Debt will be treated as accrued market discount on those instruments. The portion of the accrued market discount allocated to New Debt and Common Stock that are not market discount bonds will be treated as ordinary income upon disposition of such New Debt or Common Stock, but not in excess of the total gain recognized upon such disposition.

         A holder of Notes with accrued market discount with respect to the Notes would not have generally recognized ordinary income with respect to the Notes until the sale or disposition of the Notes in a taxable disposition or until the Notes were repaid. However, such holder of Notes who receive New Debt pursuant to the Plan may recognize OID, as explained above, with respect to the New Debt on a constant yield method, regardless of the holder's method of accounting, prior to the receipt of cash. Thus, for certain holders of Notes, OID with respect to the New Debt may replace all or part of the market discount with respect to the Notes.

         A holder of Notes with accrued market discount with respect to the Notes may have been required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry their Notes. Holders of Notes who deferred their interest expense will be required to continue to defer such deductions. Such deferred deductions generally will be deductible on a taxable disposition of the New Debt and Common Stock received in the exchange.

         (2)     Market Discount on New Debt

         As explained above, a debt instrument has market discount to the extent of the excess, if any, of (i) the instrument's stated redemption price at maturity over (ii) the basis of such instrument immediately after its acquisition by the taxpayer. For this purpose, stated redemption price at maturity is defined as explained above under Section A.4.a. "Consequences of Ownership and Sale of New Debt or Common Stock - Original Issue Discount", except in the case of a debt instrument which also has OID. Where a debt instrument has OID (as will be the case with the New Debt), the instrument's stated redemption price at maturity will be treated as equal to its revised issue price (i.e., adjusted issue price increased by the amount of OID previously included). Hence, New Debt acquired pursuant to the Plan will not have market discount unless the holder's tax basis for such New Debt is less than the revised issue price of such New Debt. Notwithstanding the foregoing, market discount will not exist if the amount of market discount is de minimis (i.e., less than one-quarter of one percent multiplied by the number of complete years from the date of acquisition until the maturity date of the debt obligation). Generally, holders of Notes who purchased their Notes pursuant to the initial issuance of such Notes did not have market discount with respect to the Notes and should not have market discount with respect to the New Debt. Holders should consult with their individual tax advisors to determine whether their Notes and/or New Debt have market discount.

         The amount of market discount that accrues while a holder holds New Debt will be equal to the amount which bears the same ratio to the market discount on the New Debt as the number of days on which the holder holds the New Debt bears to the number of days from the date the holder acquires the New Debt through the date of their maturity. Alternatively, a holder of New Debt may elect to accrue market discount on the basis of a constant yield method, rather than the ratable accrual method described in the preceding sentence.

         As discussed above, the market discount rules may also require any holder of New Debt acquired at a market discount to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the New Debt until the New Debt are disposed of in a taxable transaction. This rule will not apply if the holder elects, as described above, to include accrued market discount in income currently.

         B. Federal Income Tax Consequences to Subclass 7A-2 Creditors that Hold Trade Claims

         Subclass 7A-2 Creditors who do not hold Notes are generally Subclass 7A-2 Creditors who hold trade claims (such as various claims that arose out of the provision of goods and services to FMAC) that are not included in another Class under the Plan ("Trade Claims"). Under the Plan, Trade Claims will be exchanged for New Debt and Common Stock. Based on the discussion above concerning the debt characterization of the New Debt as debt instruments for federal income tax purposes (see Section A.3.b."Federal Income Tax Consequences to Subclass 7A-1 and 7A-2 Creditors--Debt Characterization of New Debt"), the Reorganized Company believes that the New Debt will be treated as debt obligations for federal income tax purposes and the following summary assumes such treatment.

         Based on the Treasury Regulations promulgated under Section 1001 of the Tax Code discussed above under Section A.1. "Federal Income Tax Consequences to Subclass 7A-1 and 7A-2 Creditors--Exchange of Notes", the Trade Claims will be treated as significantly modified. As a result, the Trade Claims will be treated as exchanged for New Debt and Common Stock. Since the Trade Claims will not be treated as a "security" for Federal income tax purposes (see Section A.3.a. "Consequences of the Exchange of Notes for New Debt--General Consequences"), the holders of Trade Claims will recognize gain or loss upon the exchange of the Trade Claims for the New Debt and Common Stock.

         The amount of such gain or loss will generally be determined by the difference between a holder's tax basis in the Trade Claims and (i) the issue price of the New Debt plus (ii) the fair market value of Common Stock received. As discussed above in Section A.4.a. "Consequences of Ownership and Sale of New Debt or Common Stock--Original Issue Discount", the issue price of the New Debt will be the fair market value of the New Debt on the consummation of the Plan, or if such cannot be determined, then the issue price of the New Debt will be equal to the fair market value of the Notes on the consummation of the Plan. See Section A.1.a. "Consequences of Ownership and Sale of the New Debt-- Original Issue Discount".

         A holder's gain or loss will generally be ordinary income or loss if the Trade Claim is held by the initial holder. The tax consequences of the Plan upon the holders of the Trade Claims will be affected by whether the holders claimed a bad debt loss and whether market discount exists with respect to the Trade Claims. See Section A.3.e. "Consequences of Ownership and Sale of the New Debt and Common Stock--Market Discount". Market Discount with respect to the Trade Claims will exist only with respect to Trade Claims acquired from the original holder.

         Based on the rules set forth under Section A.4.a. "Consequences of Ownership and Sale of the New Debt and Common Stock--Original Issue Discount", the holders of New Debt will generally be required to include income as OID, the stated interest (and discount), whether or not interest has been received and without regard to the holders' method of accounting.

         C. Federal Income Tax Consequences to Class 8A Interest Holders of the Reorganized Company

         The Class 8A Interest holders will receive the benefit of the greater of (i) UDC Warrants to purchase 32,500 common shares of UDC or (ii) their pro rata share of any UDC Warrants reallocated to Class 8A under the Alltel Cure Reallocation, in exchange for Common Stock of FMAC. The maximum value of all of the UDC Warrants for Class 8A is $276,250 (absent an Alltel Cure Reallocation, in which case such aggregate maximum will be increased by $8.50 per share for each UDC Warrant which is reallocated from Class 7A to Class 8A thereunder) (the "aggregate maximum selling price") and such value is being shared between the holders of approximately 6,500,000 shares of existing FMAC common stock or approximately 4 cents per share of existing FMAC common stock in the base case scenario (absent an Alltel Cure Reallocation). A finding on the aggregate maximum selling price shall be set forth in the Confirmation Order. Upon consummation of the Plan, a Class 8A holder should realize a capital gain to the extent that the maximum selling price exceeds the taxpayer's tax basis in the Common Stock exchanged, provided that the Common Stock is held as a capital asset. Such realized gain will not be recognized on an installment basis under Section 453 of the Tax Code because the Common Stock is publicly traded. Gain on the exchange of Common Stock will be long-term gain taxable at 28 percent if the Common Stock was held for more than one year but not more than 18 months, or taxable at 20 percent if the Common Stock was held for more than 18 months as of the time of their disposition.

         Although the matter is subject to some uncertainty, upon consummation of the Plan, a Class 8A Interest holder should recognize a capital loss equal to the difference between such holder's tax basis in the Common Stock exchanged and the maximum selling price, to the extent that the Common Stock is held as a capital asset. Upon the final determination of the amount to be received under
(i) or (ii) above, the Class 8A Interest holder should be allowed to recognize an additional loss to the extent that the aggregate amount received under (i) or (ii) above is less than the maximum selling price. Class 8A Interest holders are urged to consult with their tax advisors regarding the amount and proper recognition period of any gain or loss with respect to a disposition of Common Stock.

         D.      Federal Income Tax Consequences to the Reorganized Company

         1.      Realization of Cancellation of Indebtedness Income

         Generally, a taxpayer recognizes cancellation of indebtedness ("COD") income upon satisfaction of its outstanding indebtedness for less than it adjusted issue price. The amount of COD income is, in general, the excess of
(i) the adjusted issue price of the indebtedness satisfied, over (ii) the issue price of any new indebtedness of the taxpayer issued, the amount of cash and the fair market value of any other consideration (including stock of the taxpayer) given in exchange for the indebtedness satisfied. There are various exceptions to the inclusion of COD income which will apply to the Reorganized Company in connection with the Plan.

         First, no COD income is realized from discharge of an indebtedness to the extent that the liability discharged is not for an amount of borrowed funds or an accrued expense. This exception should apply to the extent the Contingent Lease Obligations are not paid.

         Second, no COD income is included in gross income if the discharge occurs in a Title 11 case or the discharge occurs when the taxpayer-debtor is insolvent. However, under the Tax Code the debtor must, as of the first day of the next taxable year, reduce its NOLs first and then other tax attributes, such as capital loss carryovers, and then the tax basis of its assets by the amount of COD income excluded from gross income by this exception. The applicable Treasury Regulations provide an order in which the tax basis of the debtor's assets are to be reduced. The tax basis of the debtor's assets used in its trade or business or held for investment are to be reduced prior to reducing the tax basis in the debtor's inventory, accounts receivables or notes. As an exception to the order of such reduction set forth in the Tax Code, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its NOLs.

         The Reorganized Company believes that under the Plan it will realize approximately $26 million of COD income attributable to satisfaction of the Notes with the New Debt and Common Stock, assuming the fair market value of the New Debt and Common Stock is approximately $47 million. The issue price of the New Debt will be determined by the trading price of either the New Debt or the Notes on the consummation of the Plan. The most recent prices at which the Notes have traded suggest that the amount of COD income could be greater. See Section A.4.a "Federal Income Tax Consequences to Subclass 7A-1 and 7A-2 Creditors--

Consequences of Ownership and Sale of New Debt and Common Stock - Original Issue Discount". An additional insignificant amount of COD income may be realized upon the satisfaction of the administrative convenience claims. The Reorganized Company believes that (i) the Owned Loan Sale should be treated as a financing (and not a sale) for federal income tax purposes; (ii) the Secured Claim Recovery Amount is not "publicly-traded debt" within the meaning of the OID provisions of the Tax Code; and (iii) the issue price of the Secured Claim Recovery Amount should not be less than the Bank Group Claim. Thus, the Reorganized Company believes that no COD income should result from the Owned Loan Sale. If in future taxable years the Reorganized Company fails to pay the New Debt and/or the Secured Claim Recovery Amount, the Reorganized Company will recognize COD income to the extent of such shortfall and such COD income will be required to be included in income, if the COD income is not considered to occur in a Title 11 case.

         Accordingly, the Reorganized Company will not be required to include in income the COD income, but will reduce its NOLs and the tax basis in its assets by the amount of the COD income. The IRS has informally ruled that the attribute reduction rules apply on a separate company basis to corporations that are members of a consolidated group of corporations. The Reorganized Company anticipates that, as of January 1, 1999 (the first day of the taxable year immediately following the taxable year in which the COD income is recognized pursuant to the consummation of the Plan), the Reorganized Company should, based on estimations, have approximately $70 million of NOL carryforward, and the Reorganized Company will own the stock of FMARC and FMARC II with an estimated projected tax basis in excess of $80 million and auto loan receivables used to secure the Bank Group's Secured Claim Recovery Amount. As a result, the Reorganized Company anticipates that it will first reduce the amount of its NOLs, and then, although highly unlikely, reduce its tax basis of the shares of FMARC and FMARC II. See Section D.4. "Federal Income Tax Consequences to the Reorganized Company--Income of the Reorganized Company, FMARC and FMARC II".

         2. Net Operating Loss Carryforward and Built-In-Losses of the Reorganized Company

         The Reorganized Company anticipates that it will have an NOL carryforward in excess of approximately $70 million as of December 31, 1997 available (subject to the limitations discussed below) to offset future income. As discussed above, the NOL carryforward not utilized during 1998 will be subject to reduction as of January 1, 1999 due to the reduction required as a result of the nonrecognition of the anticipated amount of COD income of the Reorganized Company. The Reorganized Company estimates that the NOL remaining after such reduction will be approximately $18 million. The Reorganized Company also anticipates that the consolidated group consisting of Reorganized Company, FMARC and FMARC II may have, as of the consummation of the Plan, unrealized built-in-losses. The Reorganized Company estimates that it could have approximately $18 million of taxable income in taxable years 1998 through 2001 taking into account loan losses during such period.

         a.      Section 382 of the Tax Code - General Rules

         In general, Section 382 of the Tax Code limits the amount of pre-change losses (i.e., NOLs, losses incurred in the current year prior to the "ownership change" and, as discussed below, recognized built-in-losses) that a loss corporation may use to offset its income in any year (or portion thereof) following an "ownership change" (as described below) (hereinafter, the limitation under Section 382 of the Tax Code is referred to as the "Section 382 Limitation"). The Section 382 Limitation on the use of pre-change losses in any post-change year is equal to the product of the fair market value of the corporation's outstanding stock immediately before the ownership change and the long-term tax-exempt rate (which is published monthly by the Treasury Department and is intended to represent current interest rates on long- term tax-exempt debt obligations) in effect for the month in which the ownership change occurs. The rate in effect for ownership changes occurring in January, 1998 is 5.23 percent. For the year in which an ownership change occurs, the
Section 382 Limitation is pro rated for the portion of the year which follows the ownership change.

         Notwithstanding the foregoing, the Section 382 Limitation will be reduced to zero if the loss corporation does not continue its business enterprise during the two year period following the ownership change. Generally, a loss corporation is considered to continue its business enterprise if it continues one or more of its historic businesses or uses a significant portion of the loss corporation's assets in a business. For purposes of these rules, the activities and assets of a subsidiary member of a consolidated group will be attributed to its parent corporation.

         If a corporation that undergoes an "ownership change" has a "net unrealized built-in-loss", subject to certain limitations, any "built-in-loss" recognized during the five-year period beginning with the date of the "ownership change" is generally treated as a pre-change loss and is subject to the Section 382 Limitation described above. A net unrealized built-in loss exists to the extent of the excess of the adjusted tax basis of the loss corporation's assets and the fair market of its assets immediately before an ownership change, provided the resulting net unrealized built-in loss is greater than the lesser of (i) 15 percent of the fair market value of the loss corporation's assets or (ii) $10 million. Under current IRS administrative policy, the amount of the COD income recognized upon an ownership change is treated as an item of income attributable to the prechange period under Section 382(h)(6) of the Tax Code, and such COD income is added to the gross fair market value of the loss corporation's assets in determining whether the loss corporation has a "net unrealized built-in-loss."

         An "ownership change" occurs under Section 382 of the Tax Code if the percentage of stock of the corporation owned actually or constructively by one or more "5-percent shareholders" increases by more than 50 percentage points on any "testing date" (taking into account all relevant adjustments as of the end of a "testing date") as compared to the lowest percentage of stock of the corporation owned by those 5-percent shareholders at any time during the statutory "testing period" (generally, the past three years or, if shorter, since the last ownership change). Generally, a "testing date' is any date there is any change in the ownership of common stock that affects the percentage stock ownership of a 5-percent shareholder. Under applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs and have net unrealized built- in-losses that are not attributable to a "new loss member" or a "loss subgroup" is generally measured by changes in stock ownership of the parent corporation (i.e., the Reorganized Company) of the group. A "5-percent shareholder" is one who owns at least five percent of the stock of the corporation (not including certain nonvoting nonparticipating preferred stock), and all stock owned by shareholders, who are not 5-percent shareholders (hereinafter referred to as "public shareholders"), is generally treated as being owned by one 5-percent shareholder. Under applicable Treasury Regulations, the issuance of shares to public shareholders can be segregated into separate public groups for the purposes of treating each public group as a separate 5-percent shareholder. Exceptions apply to this segregation rule for certain transactions. However, no such exception applies to the issuance of stock for debt where the public shareholders acquire from the loss corporation equity stock that constitutes more than 10 percent of the value of the equity stock of the loss corporation. Generally, such changes in the ownership of common stock are based on the direct stock ownership of individuals in the loss corporation and the constructive stock ownership of individuals in the loss corporation through intervening entities is taken into account by disregarding such entities.

         Under the Plan, 100 percent of the shares of Common Stock will be issued to the Class 7A Creditors of the Company upon the consummation of the Plan in satisfaction of a portion of their Notes or Trade Claims. Under
Section 382 of the Tax Code, an ownership change will occur. However, the Plan is predicated upon qualifying for a special bankruptcy rule under Section 382(l)(5) of the Tax Code pursuant to which, as discussed below, there will be no Section 382 Limitation. See Section D.2.b.(1) "Federal Income Tax Consequences to the Reorganized Company--Net Operating Loss Carryforward and Built-in-Losses of the Reorganized Company--Special Bankruptcy Rules--Section 382(l)(5) of the Tax Code".

         b.      Special Bankruptcy Rules.

         When an "ownership change" occurs pursuant to the implementation of a bankruptcy plan of reorganization, the general Section 382 Limitation may not apply if certain requirements are satisfied. Instead, one of the two special bankruptcy rules are available to the loss corporation, which generally provides a more favorable result.

         (1)     Section 382(l)(5) of the Tax Code.

         Section 382(l)(5) of the Tax Code provides that the general Section 382 Limitation does not apply to an "ownership change" resulting from transactions that are pursuant to a plan of reorganization of a corporation in a Title 11 case if the shareholders and certain creditors of such corporation immediately before an "ownership change" own immediately after such change (as a result of being shareholders or creditors immediately before such change) at least 50 percent of the stock of the corporation by vote and value after the ownership change. Also, the continuity of business enterprise requirement under Section 382 of the Tax Code would not apply. See Section D.2.a. "Federal Income Tax Consequences to the Reorganized Company--Net Operating Loss Carryforward and Built-in-Losses of the Reorganized Company--Section 382 of the Tax Code - General Rules".

         For purposes of this rule, stock transferred to a creditor shall be taken into account only to the extent that such stock is transferred in satisfaction of indebtedness (and accrued interest with respect to such indebtedness) and only if such indebtedness either (i) was held by the creditor at least 18 months before the filing of the Title 11 case, or (ii) arose in the ordinary course of the trade or business of the old loss corporation and is held by the person who at all times held the beneficial interest in such indebtedness (hereinafter such a creditor is sometimes referred to as a "qualified creditor"). Pursuant to Treasury Regulations under Section 382(l)(5) of the Tax Code, options or warrants to acquire stock that are outstanding at the time of an "ownership change" (including options or warrants created pursuant to a plan of reorganization in a Title 11 case) are generally deemed exercised upon such "ownership change" if such deemed exercise would cause the shareholders and qualified creditors immediately before such "ownership change" to fail to meet the 50-percent threshold requirement of Section 382(l)(5) of the Tax Code. An "option" for this purpose is construed broadly to include any written or unwritten right to acquire stock, even if such right is contingent or is not immediately exercisable.

         Under the Treasury Regulations, for purposes of applying the 50-percent threshold requirement, beneficial ownership of a debt instrument is determined without applying the attribution rules (i.e., the rule that disregards intervening entities between the loss corporation and indirect individual owners) under the general Section 382 rules stated above. A creditor that is a corporation or another type of entity and that would have otherwise been treated as a qualified creditor will cease to be treated as such, if (i) such qualified creditor itself undergoes an ownership change as if the creditor were a loss corporation and (ii) the debt or claim represents more than 25% of the fair market value of the total gross assets of the beneficial owner on such beneficial owner's change date (excluding any cash or cash equivalents). Under the Treasury Regulations, a creditor who did not hold the indebtedness from inception can be treated as holding the indebtedness for the period prior to acquiring ownership in certain very limited circumstances, such as a transfer from a family member or a related entity, or a transfer pursuant to a subrogation right against the loss corporation or pursuant to a commercial factoring transaction within 30 days after the account arose. Further, the Treasury Regulations impose upon the loss corporation a duty to inquire that the creditor meets the requirements to be a qualified creditor.

         Such duty of inquiry does not apply in one situation. The loss corporation is permitted to assume that an indebtedness was always owned by the beneficial owner of the indebtedness immediately before an ownership change if the beneficial owner is not, immediately after the ownership change, either a 5-percent shareholder or an entity through which a 5-percent shareholder owns an indirect ownership interest in the loss corporation (a 5-percent entity). This assumption does not apply to indebtedness beneficially owned by a person whose participation in formulating a plan of reorganization makes evident to the loss corporation that the person has not owned the indebtedness for the requisite period. For purposes of this rule, the loss corporation must treat as a 5-percent shareholder any person that would be a 5-percent shareholder immediately after ownership change as a result of the exercise of an option to acquire or dispose of stock of the loss corporation, if the loss corporation has actual knowledge of such option. An option for this purpose is construed broadly to include any written or unwritten right to acquire stock even if such right is contingent or not immediately exercisable. In certain situations, the loss corporation must treat as a 5-percent shareholder a person who indirectly owns 5 percent or more of the loss corporation, if the loss corporation has actual knowledge of such indirect ownership.

         Based on the Reorganized Company's understanding of the current status and ownership of the Class 7A Claims, the Reorganized Company currently anticipates that under the Plan the 50-percent threshold requirement of Section 382(l)(5) of the Tax Code as described above should be met. Under the Plan, the holders of 1995 Notes and Trade Claims will receive 57 percent of the Common Stock. Thus, the qualified creditors should own approximately 57 percent of the Reorganized Company upon consummation of the Plan. The Reorganized Company, as of the date hereof, does not believe that any holder of 1995 Notes or Trade Claims will be a 5-percent shareholder of the Reorganized Company under the Plan and is not aware that a person involved in formulating the Plan has held the 1995 Notes or Trade Claims less than the required period. However, there can be no certainty that this 50-percent threshold requirement will be met as of the consummation of the Plan. The Reorganized Company's ability to meet the threshold requirement could be adversely affected if there are subsequent significant shifts in the ownership of the 1995 Notes and the Trade Claims to persons who are 5-percent shareholders upon consummation of the Plan or would be 5-percent shareholders upon exercise of any option (contingent or otherwise) to acquire Common Stock. FMAC has obtained entry of an interim order establish notice procedures before trading in 1995 Subordinated Reset Notes and general unsecured claims or 5% blocks of the existing equity are deemed effective so that FMAC can review and monitor such proposed transactions for their effect on the NOL. These procedures do not apply to the 1996 Subordinated Reset Notes.

         Thus, under Section 382(l)(5) of the Tax Code, the Reorganized Company would avoid entirely the application of the Section 382 Limitation to the NOLs and recognized built-in losses, if any, but would, however, be required to reduce its NOLs and possibly other tax attributes by any deduction for interest claimed by the Reorganized Company with respect to any indebtedness converted into Common Stock for (a) the 3-year period preceding the taxable year of the "ownership change" and (b) the portion of the year of the "ownership change" prior to the consummation of the Plan. The amount of NOL reduction that would be required under Section 382(l)(5) of the Tax Code is estimated to be approximately $4 million. The Reorganized Company believes that as a result of the Plan qualifying under Section 382(l)(5) of the Tax Code, FMRCC, FMARC and FMARC II, other members of the FMAC consolidated tax group, should be treated as benefitting from Section 382(l)(5) treatment. This treatment it is believed is necessitated by the `single entity method' and `parent change method' applicable to members of the consolidated group and the fact that the application of Section

382(l)(5) of the Tax Code to FMAC consolidated group is not inconsistent with the policies underlying Section 382(l)(5) of the Tax Code. Even if the IRS should assert that Section 382(l)(5) does not so apply, substantially all of the NOL carryforwards is an NOL attributable to the Reorganized Company and the application of such NOLs carryforward should substantially offset the adverse impact of any Section 382 Limitation applicable to FMRCC, FMARC and FMARC II.

         Under Section 382(l)(5)(D) of the Tax Code, if a second "ownership change" with respect to the Reorganized Company occurs within the two-year period following the consummation of the Plan, the Section 382(l)(5) exception will not apply and any NOLs and other pre-change losses remaining after the second "ownership change" will be eliminated. This result would cause the Reorganized Company to owe federal income tax in excess of the amount otherwise payable in the case absent such an "ownership change" and would have a significant negative impact upon the projections contained in of the Plan. In order to avoid such "ownership change", of the Plan prohibits the transfer of the Common Stock for a two year period following the consummation of the Plan.

         (2)     Section 382(l)(6) of the Tax Code

         If the Reorganized Company were to determine that either (i) the risk of the occurrence of a second "ownership change", or (ii) the NOL reduction under Section 382(l)(5) of the Tax Code is too substantial, the Reorganized Company could elect out of the application of Section 382(l)(5) of the Tax Code. In that event, or if the requirements of Section 382(1)(5) of the Tax Code are not satisfied, Section 382(l)(6) of the Tax Code would provide that the limitation under Section 382 of the Tax Code would generally be the same as the general Section 382 Limitation (discussed above) except that the value of the loss corporation would reflect the increase (if any) in value of the old loss corporation resulting from the surrender or cancellation of creditors' claims pursuant to the bankruptcy plan.

         Under the Plan, the Common Stock is anticipated to have a value of approximately $3 million, after the cancellation of a portion of the Notes in exchange for the Common Stock and New Debt. Thus, under the Plan, Section 382(l)(6) of the Tax Code would not provide any material benefit.

         (3)     Section 269 of the Tax Code

         In addition to the limitations on the use of NOL carryovers set forth in Section 382 of the Tax Code, Section 269 of the Tax Code authorizes the IRS to disallow any deduction of the Reorganized Company's NOL carryforward if holders of Class 7A

Claims are determined to have acquired control of the Reorganized Company principally for tax avoidance purposes. Under the Treasury Regulations, in the case of an ownership change to which Section 382(l)(5) of the Tax Code applies, a presumption exists that the principal purpose of the acquisition was tax avoidance unless the corporation carries on more than an insignificant amount of business activities during and after the Title 11 proceeding. The test applied under Section 269 of the Tax Code is not the continuity of business enterprise requirement under Section 382 of the Tax Code. See Section D.2.a. "Federal Income Tax Consequences to the Reorganized Company--Net Operating Loss Carryforward and Built-in-Losses of the Reorganized Company--Section 382 of the Tax Code - General Rules". Whether holders of Class 7A Claims are acquiring control of the Reorganized Company principally for tax avoidance purposes primarily is a question of fact. However, due to the anticipated continued use of substantially all of the Reorganized Company's assets (provided that the Owned Loan transaction is treated as a financing for federal income tax purposes) the Reorganized Company believes that the IRS is not likely to challenge the deductibility of the Reorganized Company's NOL carryforward under
Section 269 of the Tax Code and that such a challenge, if made, should not be sustained. Nevertheless, there can be no assurance that the IRS will not challenge the utilization of the Reorganized Company's NOL carryforward by holders of Class 7A Claims on the basis of Section 269 of the Tax Code.

         3.      Deduction of OID on the New Debt

         The Reorganized Company will be able to claim deductions for OID on the New Debt using the economic accrual method, without regard to the payment of such OID. See Section A.4.a. "Federal Income Tax Consequences to Class 7A Noteholders--Consequences of Ownership and Sale of New Notes or Common Stock--Original Issue Discount" above. Generally, each year the Reorganized Company will be able to claim an interest deduction for the yield on the New Debt multiplied times the adjusted issue price of the New Debt.

         4.      Income of the Reorganized Company, FMARC and FMARC II

         It is anticipated that the FMARC and FMARC II subsidiaries of the Reorganized Company will continue for a period of time to recognize taxable income with respect to the B Pieces in excess of the cash available for distribution to the Reorganized Company. Such income will constitute income of the Reorganized Company in a tax consolidation. However, it is possible, due to differences in timing between the recognition of income and losses, that the Reorganized Company may have taxable income for one or more years, in excess of the remaining amount of the

Reorganized Company's NOL carryforward, resulting in a liability for taxes.

         5.      Alternative Minimum Tax.

         A corporation must pay an alternative minimum tax ("AMT") equal to 20 percent of its alternative minimum taxable income ("AMTI") reduced by certain credits allowable for AMT purposes to the extent that the AMT exceeds the tax of the corporation calculated at the normal progressive income tax rates. In calculating the AMTI, a corporation's income and losses are subject to various adjustments. For example, in computing AMTI, a corporation's NOL's are adjusted for the adjustments and preferences under the AMT sections of the Tax Code and such resulting NOLs can be utilized to offset up to 90 percent of the corporation's AMTI (determined prior to the NOL deduction). However, COD income that is excluded from taxable income under the rules discussed above in Section B.1. "Federal Income Tax Consequences to the Reorganized Company--Realization of Cancellation of Indebtedness Income" similarly is excluded from AMTI. As a result of limitations on the use of the Reorganized Company's NOLs and the reduced annual amount of depreciation used in calculating AMTI, it is possible that the Reorganized Company may be required to pay AMT even though the Reorganized Company may not otherwise be required to pay regular federal income tax. FMAC estimates that the amount of any such AMT should not exceed $300,000.

         E.      Withholding and Reporting

         The Reorganized Company will withhold all amounts required by law to be withheld from payments of interest or dividends. The Reorganized Company will comply with all applicable reporting requirements of the Tax Code.

         F.      Importance of Obtaining Professional Assistance

         AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THAT PERSON.

             VIII. CERTAIN SECURITIES LAW AND OTHER CONSIDERATIONS

         The issuance and transfer of the Common Stock of the Reorganized Company (the "Common Stock"), the New Debt, the UDC Warrants and shares of UDC common stock issuable upon exercise of the UDC Warrants (the "UDC Warrant Shares") and the possible issuance of Stock Option Shares by UDC (each as described in Section V of this Disclosure Statement above) raise several potential legal issues under the securities laws, which are discussed in this section.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE UDC WARRANTS, UDC WARRANT SHARES OR THE STOCK OPTION SHARES DESCRIBED HEREIN, AND THE OFFERING OF SUCH WARRANTS AND/OR SHARES WILL BE MADE ONLY BY MEANS OF A PROSPECTUS THAT IS PART OF A REGISTRATION STATEMENT OF UDC FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS DISCLOSURE STATEMENT AND THE PLAN HAVE NOT BEEN PREPARED BY ANY OTHER PARTY BESIDES THE DEBTORS AND NO OTHER PARTY, INCLUDING UDC, MAKES ANY REPRESENTATIONS WITH RESPECT TO THE INFORMATION INCLUDED HEREIN OR IN ANY EXHIBITS HERETO (EXCEPT THAT UDC PREPARED THE PROSPECTUS ATTACHED AS EXHIBIT V HERETO WITH RESPECT TO THE UDC WARRANTS, UDC WARRANT SHARES AND STOCK OPTION SHARES AS DESCRIBED THEREIN, WITH RESPECT TO WHICH THE DEBTORS MAKE NO REPRESENTATIONS AND ASSUME NO RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY THEREOF) AND ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY THEREOF. WITHOUT LIMITATION OF THE FOREGOING, UDC HAS NOT EVALUATED AND CONFIRMED THE PROJECTIONS AND OTHER FINANCIAL INFORMATION CONTAINED HEREIN AND IN EXHIBITS II AND III HERETO NOR THE REASONABLENESS OF ANY ASSUMPTIONS ON WHICH SUCH PROJECTIONS AND OTHER FINANCIAL INFORMATION IS BASED AND ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY THEREOF.

         THE DEBTORS HAVE NOT RECEIVED ADVICE OR OTHER ACTION FROM THE COMMISSION OR ANY STATE SECURITIES COMMISSION WITH RESPECT TO ANY MATTER DISCUSSED HEREIN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         THIS DISCLOSURE STATEMENT INCLUDES CERTAIN STATEMENTS, ESTIMATES AND PROJECTIONS PROVIDED BY THE DEBTORS WITH RESPECT TO THE ANTICIPATED FUTURE PERFORMANCE OF THE REORGANIZED COMPANY. SUCH STATEMENTS, ESTIMATES AND PROJECTIONS REFLECT VARIOUS ASSUMPTIONS CONCERNING ANTICIPATED RESULTS, WHICH ASSUMPTIONS MAY OR MAY NOT PROVE TO BE CORRECT. THE DEBTORS DO NOT UNDERTAKE ANY OBLIGATION TO PROVIDE ADDITIONAL INFORMATION OR TO CORRECT OR UPDATE ANY OF THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT OR THE EXHIBITS THERETO.

A.       INITIAL ISSUANCE OF COMMON STOCK AND NEW DEBT

         Section 1145 of the Bankruptcy Code provides that the securities registration requirements of the Securities Act of 1933, as amended ("1933 Act"), and similar state and local laws do not apply to the offer or sale of stock, warrants or other securities issued by a debtor (or its successor) if
(i) the offer or sale occurs under a plan and (ii) the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. Accordingly, under Section 1145 of the Bankruptcy Code, the issuance of Common Stock and New Debt to the holders of Class 7A Claims pursuant to the Plan is exempt from registration under such 1933 Act and similar state and local securities laws. However, the issuance of the New Debt is subject to the registration requirements of the Trust Indenture Act of 1939. See Item E below.

B.       TRANSFER OF COMMON STOCK AND NEW DEBT

         Any person other than the Debtors who is not an "underwriter" under
Section 1145 of the Bankruptcy Code or a "dealer" under the 1933 Act, and who transfers the Common Stock or New Debt received under the Plan need not comply with the registration requirements of the 1933 Act or under the state "blue sky" laws. However, there is a prohibition against trading or accumulating any Common Stock in the Reorganized Company until after the second anniversary of the Effective Date of the Plan as described in Item C below.

         The term "underwriter," as used in Section 1145 of the Bankruptcy Code, includes four categories of persons, which are referred to in this Disclosure Statement as "Controlling Persons," "Accumulators," "Distributors" and "Syndicators." Dealers and the four types of underwriters are discussed below. EACH PARTY RECEIVING COMMON STOCK OR NEW DEBT PURSUANT TO THE PLAN IS URGED TO CONSULT ITS OWN LEGAL ADVISORS TO DETERMINE WHETHER SUCH PARTY MAY BE DEEMED A DEALER OR UNDERWRITER UNDER THESE DEFINITIONS.

         1.      CONTROLLING PERSONS

         "Controlling Persons" are persons who, after the Effective Date, have the ability, whether direct or indirect and whether formal or informal, to control the management and policies of the Reorganized Company. Whether a person has such power depends on a number of factors, including the person's equity in the Reorganized Company relative to other equity holders, and whether the person, acting alone or in concert with others, has a contractual or other relationship giving that person power over management policies and decisions. Controlling Persons are permitted to sell or otherwise dispose of Common Stock or New

Debt only by complying with the registration requirements of the 1933 Act and state "blue sky" laws, or an exemption therefrom.

         Directors, executive officers and beneficial owners of 10% or more of the outstanding stock of any issuer may be presumed to be controlling persons of that issuer and thus an underwriter for purposes of Section 1145 of the Code.

         2.      ACCUMULATORS AND DISTRIBUTORS

         "Accumulators" are persons who purchase a claim against or interest in the Debtors with a view to distribution of any Common Stock or New Debt to be received under the Plan in exchange for such claims or interest. "Distributors" are persons who offer to sell Common Stock or New Debt for the holders of those securities.

         3.      SYNDICATORS

         "Syndicators" are persons who offer to buy Common Stock or New Debt from the holders with a view to distribution, under an agreement made in connection with the Plan, with consummation of the Plan or with the offer or sale of securities under the Plan. The Debtors are not aware of any arrangements for the resale of Common Stock or New Debt which would make any person a Syndicator.

         4.      DEALERS

         "Dealers" are persons who engage either for all or part of their time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities.
Section 4(3) of the 1933 Act exempts transactions in Common Stock or New Debt by dealers taking place more than 40 days after the Effective Date. Within the 40-day period after the Effective Date, transactions by dealers who are stockbrokers are exempt from the registration requirements of the 1933 Act and similar state and local laws pursuant to Section 1145(a)(4) of the Bankruptcy Code, as long as the brokers deliver a copy of this Disclosure Statement (and supplements hereto, if any, as ordered by the Court) at or before the time of delivery of Common Stock or New Debt to their customers. This requirement specifically applies to trading and other after-market transactions in such securities.

C. ABSENCE OF MARKET FOR COMMON STOCK AND NEW DEBT; TWO YEAR LIMITATION ON TRADING OF COMMON STOCK IN REORGANIZED COMPANY

         Although it is contemplated that the Reorganized Company will file reports (such as Forms 10-K, 10-Q and 8-K with the Commission under the Securities Exchange Act of 1934, as amended

(the "1934 Act"), the Common Stock and New Debt in the Reorganized Company (unlike the pre-petition shares of Common Stock in FMAC which were quoted on the Nasdaq Stock Market until their delisting following the commencement of these Cases) will not be quoted in the Nasdaq Stock Market or listed on any national securities exchange. The Debtors note that the value of the Common Stock and New Debt may be adversely affected by the absence of the Nasdaq Stock Market or any securities exchange on which to trade Common Stock or New Debt. There will also be a prohibition against trading or accumulating any common stock in the Reorganized Company until after the second anniversary of the Effective Date of the Plan (which second anniversary is anticipated to occur around March, 2000.)

D.       INVESTMENT COMPANY ACT OF 1940 (THE "1940 ACT")

         It is not anticipated that the Reorganized Company will be required to register as an investment company under the 1940 Act because the Reorganized Company has the following characteristics: (i) the Reorganized Company will be liquidated in accordance with the terms of the Plan over a period not to exceed five years after the effective date of the Plan, unless extended by the Bankruptcy Court for an additional period determined to be necessary for the Reorganized Company to complete the distribution of its assets, (ii) the Reorganized Company will not conduct a trade or business, will exist solely for the purposes of liquidating its assets, satisfying its liabilities and obligations and distributing the net proceeds thereof in accordance with the terms of the Plan and will not make any investments, except for temporary investments in cash, money market instruments, short-term government securities or other short-term investment grade securities pending the distribution of liquidation proceeds, (iii) the Reorganized Company will not hold itself out as an investment company, but rather as a liquidating entity, (iv) the Reorganized Company will not issue any equity or debt securities required to be registered under the 1933 Act, (v) the Reorganized Company will comply with the reporting requirements of the 1934 Act, (vi) the Reorganized Company will establish personnel policies designed to avoid the possibility of self-dealing by the Reorganized Company's officers, directors or employees in connection with sales or other dispositions of property held by the Reorganized Company and (vii) although the New Debt is transferrable for the benefit of the FMAC Creditors and the Common Stock will be transferable after the second anniversary of the Effective Date of the Plan, the Reorganized Company will not (a) cause its New Debt or Common Stock to be listed on any national securities exchange or the Nasdaq Stock Market, (b) engage the services of any market maker, facilitate the development of an active trading market for such New Debt or its Common Stock or encourage others to do so, (c) place advertisements in the media promoting investment in such

New Debt or its Common Stock or (d) except as required under Item 201(a) of Regulation S-K under the 1934 Act, collect or publish information about prices at which such New Debt or its Common Stock may be transferred.

         Since the purpose of the Reorganized Company is to receive value for its assets in connection with its liquidation and dissolution, the Reorganized Company believes that it should be exempt from the registration requirements of the 1940 Act on the basis that it is not "engaged ... in the business of investing, reinvesting, holding or trading in securities ..." However, even if the Reorganized Company is deemed to be an investment company, Sections 7(a) and 7(b) of the 1940 Act, which prohibit an investment company from transacting business in interstate commerce or effecting transactions in securities unless the investment company is registered under the 1940 Act, are specifically not applicable to transactions of an investment company which are merely incidental to its dissolution. The Commission's Staff has stated that it would not recommend enforcement action with respect to the operation of liquidating entities with similar characteristics to those discussed above without registration under the 1940 Act.

E.       DESCRIPTION OF INDENTURE FOR THE NEW DEBT

         The New Debt is to be issued under an Indenture (the "Indenture") between the Reorganized Company and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"), the form of which is filed as Exhibit F to the Plan. The following statements, unless the context otherwise requires, are summaries of the substance or general effect of certain provisions of the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture. Unless otherwise defined herein, capitalized terms used in this section have the same meanings as defined in the Indenture.

         The New Debt will be limited to $44,000,000 aggregate principal amount. The New Debt will be issued in fully registered form only, without coupons. The New Debt will be direct, unsecured obligations of the Reorganized Company. The New Debt will not be subject to any sinking fund.

CASH FLOW PAYMENTS

         The maturity date of the New Debt is four years and eleven months after the Effective Date. Installments of Payments, if any are due and payable pursuant to the terms of the notes evidencing the New Debt and the Indenture, shall be payable quarterly on the last business day of March, June, September and December of the applicable year, commencing June 30, 1998 (each, a "Payment Date"), until the earlier of (a) such time as all of the Payments have been paid in full, or (b) four years and eleven months after the Effective Date. Each installment of cash flow Payments prior to the maturity date shall be in an amount equal to the Available Cash, if any, on the date that is ten business days prior to the date of such installment and shall be applied first to the payment of Interest and then to the payment of Principal. Notwithstanding the foregoing, the Reorganized Company does not anticipate that there will be any Available Cash to make Payments until spring or summer of the year 2000 and in the event that the Available Cash on the date that is ten business days prior to the date of such installment is less than $300,000, the Reorganized Company may elect not to make a quarterly installment of Payments to the holders of the New Debt on the date that such installment would otherwise be due and the Reorganized Company may elect not to make any future quarterly installment of Payments to the holders of the New Debt until additional Available Cash is received by the Reorganized Company which, when aggregated with existing Available Cash, would equal or exceed $300,000, as of the date that is ten business days prior to the date of such installment (the "De Minimis Exception").

         The Reorganized Company will pay on each Payment Date on behalf of each person in whose name New Debt is registered at the close of business on the Regular Record Date preceding such Payment Date such person's Applicable Share of the Payments, if any are due and payable to such person's subclass pursuant to and in accordance with the terms of the notes evidencing the New Debt and the Indenture. Payments will be made in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, in Stock Option Shares (as defined in the Plan) with a value equal to the Stock Option Value (as defined in the Plan) or in UDC Warrant Shares or UDC Warrants with a value equal to the fair market value of the such securities on the date of distribution to the holders of the New Debt in accordance with the terms of the Plan and the Indenture. Pursuant to the Indenture, the Reorganized Company will initially appoint the Trustee as the paying agent under the Indenture. Payments on the New Debt shall be paid at the main office of the Trustee; provided, however, that the Payment of any New Debt may be payable, at the option of the Reorganized Company, by wire transfer of Federal funds, check, Stock Option Shares, UDC Warrant Shares or UDC Warrants mailed to the person entitled thereto as such person's address shall appear on the register for the New Debt.

DISCHARGE OF INDENTURE

         The Indenture will provide that the Reorganized Company will be discharged from any and all obligations in respect of the New Debt upon deposit with the Trustee, in trust, of money sufficient to pay the entire amount of Payments payable with respect to the New Debt.
Such a trust may only be established if, among other things, (i) the Reorganized Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that the conditions precedent provided for in the Indenture relating to satisfaction and discharge of the Indenture have been complied with, and (ii) the Reorganized Company has paid all other sums payable by it under the Indenture.

NO REDEMPTION

         The New Debt will not be redeemable prior to the time that the Payments are otherwise due and payable pursuant to the terms of the notes evidencing the New Debt and the Indenture.

EVENTS OF DEFAULT; NOTICE AND WAIVER

         The following will be Events of Default: (i) default in the payment of Principal or Interest, when due, which continues for five days; (ii) default in the performance, or any breach, of any other covenant of the Reorganized Company, which continues for 30 days after written notice of such occurrence is given to the Reorganized Company by the Trustee or holders of not less than 25% in principal amount of the then outstanding New Debt; (iii) material default in the performance, or any material breach, of any covenant of the Reorganized Company in the Plan, which remained uncured for 30 days after written notice of such occurrence is given to the Reorganized Company by the Trustee or the holders of not less than 25% in principal amount of the outstanding New Debt; (iv) filing by the Reorganized Company of a subsequent bankruptcy case or conversion of the FMAC case to Chapter 7 or (v) the entry of a judgment that does not conflict with the terms of the Plan which results (after provision for the proceeds of any policies of insurance) for liability in excess of $400,000.

         The Reorganized Company is required to deliver quarterly to the Trustee an officers' certificate as to the absence or existence of any default in the performance of any obligation contained in the Indenture during the preceding quarter.

         The Indenture provides that the Trustee will, within 60 days after obtaining notice of the occurrence of a default, give the holders of New Debt notice of all uncured defaults known to it; but, except in the case of a default in the payment of Principal of or Interest on any of the New Debt, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders of New Debt.

         If an Event of Default shall occur and be continuing, the Trustee may, at its election, and shall, upon the written direction of the holders of not less than 25% in aggregate Principal amount of outstanding New Debt, declare the New Debt immediately due and payable. Upon the occurrence of an Event of Default, the Trustee may commence a suit to protect and enforce its rights and the rights of the holders of the New Debt, whether for the specific performance of any covenant or agreement contained in the Indenture or for the enforcement or any other legal or equitable remedy. Upon the written request of the holders of a majority in Principal amount of the outstanding New Debt, in case of an Event of Default shall have occurred, it is the duty of the Trustee to exercise one or more of the remedies available for the protection and enforcement of its rights and the rights of the holders of the New Debt (including the taking of appropriate judicial proceedings by action, suit or otherwise) as the Trustee deems best. The holders of a majority in Principal amount of outstanding New Debt may direct the time, method and places of conducting any proceeding for any remedy available to the Trustee, upon being indemnified as provided in the Indenture, or exercising any trust or power conferred upon the Trustee, subject to certain limitations set forth in the Indenture. In the event that any provision of the Indenture conflicts with any provision of the Plan, the provision of the Plan will control (subject to the provisions of the Trust Indenture Act of 1939).

         The holders of not less than a majority of the aggregate Principal amount of outstanding New Debt may on behalf of all of the holders of New Debt waive certain past defaults, other than a default in payment of Principal of or Interest on any note evidencing New Debt.

RESTRICTIONS ON ADDITIONAL INDEBTEDNESS

         The Reorganized Company is prohibited by the Indenture from incurring any Indebtedness other than Indebtedness contemplated by the Plan (including Indebtedness incurred pursuant to the DIP Financing and Overadvance Facility).

MERGER, CONSOLIDATION OR SALE OF ASSETS; SUCCESSOR CORPORATION

         The Reorganized Company has covenanted that it will not merge or consolidate with, or, other than as part of a loan securitization or sale entered into in the ordinary course of business, sell or convey all or substantially all of its assets to, any person, firm or corporation unless the Reorganized Company is the continuing corporation in such transaction and is not in default under the Indenture or, if it is not the continuing corporation, the successor corporation is a corporation organized under the laws of the United States of

America, expressly assumes the Reorganized Company's obligations under the Indenture and, immediately after such transaction, the successor corporation is not in default under the Indenture. Any successor corporation shall succeed to and be substituted for the Reorganized Company as if such successor corporation has been named as the Reorganized Company in the Indenture.

MODIFICATION OF THE INDENTURE

         Modifications of and amendments to the Indenture may be made by the Reorganized Company and the Trustee with the consent of the holders of a majority of the aggregate Principal amount of outstanding New Debt, provided that no such modification or amendment may (i) change the Stated Maturity of the New Debt or reduce the Payments on any note evidencing New Debt or change the currency in which the New Debt is to be paid, without the consent of each holder of any New Debt affected thereby, or (ii) reduce the percentage of holders of New Debt necessary to modify or alter the Indenture, without the consent of the holders of all New Debt then outstanding.

THE TRUSTEE

         IBJ Schroder Bank & Trust Company is the Trustee under the Indenture. Its principal corporate trust office is located at One State Street, New York, New York 10004.

         The Indenture contains a provision pursuant to which the Reorganized Company will indemnify the Trustee against any and all losses, liabilities or expenses incurred by the Trustee in connection with its execution and performance of the Indenture; provided, however, that such indemnification will not extend to losses resulting from the negligence or bad faith of the Trustee. The Trustee is not required to take any action at the direction of the holders of New Debt unless the holders of New Debt have provided the Trustee with a reasonable indemnity. The Indenture also provides that the Reorganized Company will pay to the Trustee reasonable compensation for all services rendered by it and will reimburse the Trustee for its incurred reasonable costs. The Indenture will provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of New Debt, unless such holders of New Debt shall have offered to the Trustee reasonable indemnity.

F. ISSUANCE AND TRANSFER OF UDC WARRANTS, UDC WARRANT SHARES AND STOCK OPTION SHARES; ABSENCE OF MARKET FOR UDC WARRANTS; LIABILITY RISK TO REORGANIZED COMPANY

         On the Effective Date, UDC will issue the UDC Warrants to the Reorganized Company, which warrants will either be distributed by the Reorganized Company in accordance with the terms of the Plan or retained by the Reorganized Company and the proceeds from any sale or exercise of the UDC Warrants will be distributed in accordance with the terms of the Plan. If UDC exercises its one-time option to issue its common stock in exchange for FMAC's share of B Piece Distributions and any excess from the Owned Loan sale under the Excess Collections Contribution Agreement, then creditors will receive such UDC common stock as Stock Option Shares.

         The UDC Warrants, the UDC Warrant Shares issuable upon exercise of the UDC Warrants and the Stock Options Shares are being registered by UDC under the 1933 Act pursuant to a Registration Statement filed with the Commission. Each creditor and interestholder should refer to the prospectus attached as Exhibit V hereto for a description of UDC and its business. THE DEBTORS MAKE NO REPRESENTATION WITH RESPECT TO ANY OF THE INFORMATION CONTAINED IN THE PROSPECTUS ATTACHED AS EXHIBIT V HERETO. Because the UDC Warrants, UDC Warrant Shares and the Stock Option Shares are being registered under the 1933 Act, persons who receive UDC Warrants, UDC Warrant Shares or any Stock Option Shares under the Plan (other than the Reorganized Company) and who are not affiliates of UDC may resell the UDC Warrants, the UDC Warrant Shares and the Stock Option Shares without any restrictions under the federal securities laws. Holders of UDC Warrants, UDC Warrant Shares or Stock Option Shares who are affiliates of UDC must comply with the provisions of Rule 144 under the 1933 Act in connection with any resale of UDC Warrants, UDC Warrant Shares or any Stock Option Shares. An "affiliate" of UDC is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, UDC. HOLDERS OF UDC WARRANTS, UDC WARRANT SHARES OR STOCK OPTION SHARES SHOULD CONSULT WITH THEIR LEGAL ADVISORS TO DETERMINE AFFILIATE STATUS PRIOR TO SELLING ANY UDC WARRANTS, UDC WARRANT SHARES OR STOCK OPTION SHARES. IF THE REORGANIZED COMPANY DECIDES TO SELL ANY UDC WARRANTS OR UDC WARRANT SHARES AND DISTRIBUTE THE PROCEEDS THEREOF IN ACCORDANCE WITH THE TERMS OF THE PLAN IN LIEU OF MAKING A DIRECT DISTRIBUTION OF THE UDC WARRANTS OR THE UDC WARRANT SHARES, AND THE UDC PROSPECTUS ATTACHED HERETO AS EXHIBIT V CAN NO LONGER BE UTILIZED IN CONNECTION WITH SUCH SALE IN ACCORDANCE WITH THE 1933 ACT, THE REORGANIZED COMPANY WILL NOT BE ABLE TO SELL THE UDC WARRANTS OR THE UDC WARRANT SHARES UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

         Although the UDC common stock is quoted on the Nasdaq Stock Market, the UDC Warrants will not be listed on any national securities exchange or quoted on the Nasdaq Stock Market. The Debtors note that the value of the UDC Warrants may be adversely affected by the absence of a securities exchange or stock market on which to trade UDC Warrants.

         The Reorganized Company will be an "underwriter" (as defined in the 1933 Act) of the UDC Warrants, the UDC Warrant Shares and the Stock Option Shares to the extent that it participates, directly or indirectly, in the distribution of such securities. As an underwriter, the Reorganized Company may be liable under the 1933 Act for any material misstatement or omission in the registration statement filed with the Commission by UDC relating to such securities to persons who acquired such securities, who may be able to claim rescission or damages or other relief. The Reorganized Company may also be subject to similar liability under state "Blue Sky" securities laws. While the Reorganized Company expects to obtain UDC's agreement to indemnify the Reorganized Company for certain of such liabilities, there can be no assurance that UDC will agree to such indemnification or that, if agreed to by UDC, such indemnification would be enforceable, complete or adequate to satisfy any such liabilities to which the Reorganized Company may become subject.

        VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed or consummated, the alternatives include, in addition to dismissal of the Cases, (a) liquidation of the Debtors under Chapter 7 of the Code or (b) an alternative plan.

         If no plan can be confirmed or the Court determines other cause exists for conversion, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to Creditors in accordance with priorities established by the Bankruptcy Code.

         The Debtors believe that liquidation under Chapter 7 would result in little aggregate distributions to unsecured creditors (5 cents to 20 cents on the dollar, in contrast to the substantial expected cash distributions over time under the Plan) due to primarily the following: (a) FMAC believes that FSA would attempt to terminate FMAC as servicer and transfer the function to one or more third parties, which would result in a loss of servicing income (currently such income is approximately $1.1 million a month), (b) FSA may attempt to take other steps, such as foreclosing on its collateral, including the stock of FMARC II in appropriate circumstances, which could have the effect of reducing or eliminating potential recoveries on the B Pieces,

(c) the fact that FMAC's assets would be valued at quick sale liquidation as opposed to values achievable over a longer organized collection and liquidation of those assets, (d) depressed asset values associated with a Chapter 7 disposition of assets, (e) additional administrative expenses involved in the appointment of a trustee, attorneys and other professionals to assist such trustee and their need to extensively study these Cases in order to fulfill their fiduciary duties, and (f) delays while a Chapter 7 Trustee employs professionals to analyze issues and research the background of the Debtors, their assets and liabilities and the recovery analysis. Indeed, the Debtors' liquidation analysis concludes that little distributions would be made to unsecured creditors under a Chapter 7 liquidation. A copy of the liquidation analysis is attached hereto as Exhibit II.

         If the Debtors' exclusive period to file a plan and solicit acceptances of a plan has expired pursuant to Section 1121 of the Bankruptcy Code, other parties could propose their own plans for the Debtor. By virtue of the timely filing of the Plan and this Disclosure Statement, FMAC's current exclusive right to file a plan continues through February 6, 1998 and FMAC's current exclusive right to solicit ballots continues through April 17, 1998 provided a plan is timely filed, without prejudice to FMAC's and FMRCC's right to seek a further extension of their rights to solicit acceptance of the Plan.

         The Debtors believe that confirmation and implementation of the Plan are preferable to either of the above- described alternatives and recommends that all Creditors vote in favor of the Plan.

                            IX. VOTING INSTRUCTIONS

A.       CLASSES ENTITLED TO VOTE

         Classes 3, 4, 5, 6, 7A-1, 7A-2, 7B and 8A are impaired and may receive or retain property pursuant to the Plan; therefore, all Persons holding Claims in those Classes are entitled to vote to accept or reject the Plan provided that either: (a) the Claim has been scheduled by the applicable Debtor and such Claim is not scheduled as disputed, contingent or unliquidated, as set forth in the Debtor's most current schedules; or (b) the claimant has timely filed a proof of Claim and the Debtor has not filed an objection to such Claim. IF THE DEBTOR HAS FILED AN OBJECTION TO A CLAIM, THEN THE HOLDER OF SUCH CLAIM MAY NOT VOTE ON THE PLAN UNLESS THE CLAIMANT HAS OBTAINED AN ORDER FROM THE COURT UPON NOTICE AND HEARING ALLOWING SUCH CLAIM FOR VOTING PURPOSES.

B.       CLASSES NOT ENTITLED TO VOTE

         Classes 1 and 2 are unimpaired and, therefore, the holders of Claims in such Classes are conclusively presumed pursuant to Code Section 1126(f) to have accepted the Plan. Class 8B will receive nothing under the Plan and therefore, is deemed to reject the Plan.

C.       BALLOTS

         Separate ballots are used for each Class of Claims. In addition, separate pre-addressed return envelopes are supplied for voting. Creditors should take care to use the proper pre-addressed envelope to ensure that Ballots are returned to the proper address.

D.       VOTING MULTIPLE CLAIMS AND INTERESTS

         ANY PERSON WHO HOLDS CLAIMS IN MORE THAN ONE CLASS IS REQUIRED TO VOTE SEPARATELY WITH RESPECT TO EACH CLASS IN WHICH SUCH PERSON HOLDS CLAIMS.
PLEASE USE A SEPARATE BALLOT OR THE APPROPRIATE FORM TO VOTE EACH SUCH CLASS OF CLAIM. IF, HOWEVER, A CREDITOR CASTS MORE THAN ONE BALLOT VOTING THE SAME CLAIM PRIOR TO THE VOTING DEADLINE, ONLY THE LAST BALLOT RECEIVED SHALL BE COUNTED.

E.       INCOMPLETE BALLOTS

         ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

F.       EXPIRATION DATE

         THE SOLICITATION PURSUANT TO THIS DISCLOSURE STATEMENT WILL EXPIRE ON FEBRUARY 27, 1998. TO BE COUNTED, YOUR BALLOTS MUST BE RECEIVED BY 4:00 P.M. EASTERN TIME ON FEBRUARY 27, 1998. THE DEBTORS RESERVE THE RIGHT TO EXTEND THIS SOLICITATION FOR SUCH PERIOD OR PERIODS AS THEY MAY DETERMINE UPON APPROVAL BY THE COURT. THE DEBTORS WILL PROVIDE SUCH NOTICE AS REQUIRED BY APPLICABLE LAW AND/OR AN ORDER OF THE COURT.

                                   CONCLUSION

         The Debtors believe that acceptance of the Plan is in the best interest of each and every Class of Creditors and Interestholders and recommend that you vote to accept the Plan.


                                           FIRST MERCHANTS ACCEPTANCE CORP.



                                           By: /s/ William Plamondon
                                               ----------------------------
                                               William Plamondon
                                               President


                                           FIRST MERCHANTS RESIDENTIAL
                                            CREDIT CORPORATION



                                           By: /s/ William Plamondon
                                               ----------------------------
                                               William Plamondon
                                               President

Laura Davis Jones, Esq.
Robert Brady, Esq.
YOUNG, CONAWAY, STARGATT & TAYLOR
Rodney Square North, 11th Floor
Wilmington, Delaware  19899
(302) 571-6600

Counsel to Debtors and Debtors in Possession

Robert E. Richards, Esq.
Mitchell L. Hollins, Esq.
SONNENSCHEIN NATH & ROSENTHAL
8000 Sears Tower
Chicago, Illinois  60606
(312) 876-8000

Special Counsel to Debtors and Debtors in Possession


Dated:  January 21, 1998

                                                                       EXHIBIT I
                                                                 CHAPTER 11 PLAN

                       THIS EXHIBIT HAS BEEN INTENTIONALLY
                          OMITTED. SEE EXHIBIT 99.2

                       EXHIBIT II TO DISCLOSURE STATEMENT

                           FMAC Liquidation Analysis
                   Estimated Recoveries as of March 31, 1998

($ in Millions)

                                                                                 Recovery Scenario
                                                                                 -----------------
                                                                   Notes        LOW          HIGH
                                                                   -----        ---          ----
ASSETS
         B Piece Distributions                                      (1)        $ 21.1       $28.1
         Business Units                                             (2)           -           -
         Owned Loans                                                (3)           -           -
         Greenwich Collateral                                       (4)           0.8         0.8
         Repossessed Vehicle Inventory                              (3)           -           -
         Deficiency Balances                                        (3)           -           -
         Potential Tax Refunds                                      (5)          10.0        11.0
         Other Assets                                               (6)           0.1         0.2
                                                                               ------       -----
Total Estimated Proceeds                                                         32.0        40.1

LIABILITIES
Post-Petition Liabilities
         DIP Financing and Overadvance Facility                     (7)          15.8        15.1
         Administrative Claims:
                  Employee Retention Program                        (8)           2.5         2.3
                  Chapter 11 Professional Fees Holdback             (9)           0.7         0.6
                  Chapter 7 Trustee Fees                           (10)           0.9         1.2
                  Chapter 7 Expenses & Professional Fees           (11)           1.2         0.8
                                                                               ------       -----
         Subtotal Administrative Claims                                           5.3         4.9
Total Estimated Post-Petition Liabilities                                        21.1        20.0
                                                                               ------       -----

Available for Distribution to All Creditors                                      10.9        20.1

Pre-Petition Liabilities
         Secured:
                  Senior Claim Recovery Amount                      (3)           6.3         4.7
                  Greenwich Debt                                    (4)           0.8         0.8
                  Miscellaneous Secured Claims                                    0.2         -
                                                                               ------       -----
                  Total Secured Debt                                              7.3         5.5
                                                                               ------       -----

         Available for Distribution to Unsecured Creditors                     $  3.6       $14.6
                                                                               ======       =====
         Unsecured:
                  Priority:
                  Tax & Other Priority Claims                      (12)        $  0.1       $ 0.1
                  Non-Priority:
                  Subordinated Reset Notes                         (13)          66.6        66.6
                  Accounts Payable                                 (14)           3.7         3.3
                  Potential Executory Claims                       (15)           2.2         1.7
                  Other Unsecured Claims                           (16)           2.0         1.0
                                                                               ------       -----
                  Total Unsecured Non-Priority Claims                          $ 74.5       $72.6
                                                                               ======       =====

                                                                               ------       -----
Estimated Net Recovery to Non-Priority Unsecured Creditors %                      4.7%       20.0%
                                                                               ======       =====

                       EXHIBIT II TO DISCLOSURE STATEMENT

                          NOTES TO LIQUIDATION ANALYSIS


In conjunction with the development of the Plan described in the Disclosure Statement, and so as to provide holders of claims and interests with adequate information to assist in the decision whether to accept or reject the Plan, a liquidation analysis was prepared by FMAC and is based on the assumptions discussed below.

The liquidation analysis outlines FMAC's estimate of the proceeds to be realized if FMAC were to be liquidated under chapter 7 of the Bankruptcy Code. The liquidation analysis is based on FMAC's projected assets and liabilities as of March 31, 1998, and incorporates estimates and assumptions developed by FMAC, which are subject to potentially material changes with respect to economic and business conditions as well as uncertainties not within their control. Accordingly, the results outlined in the liquidation analysis are subject to change and there can be no assurance that the results of a liquidation, if undertaken, would realize the calculated recoveries reflected in the liquidation analysis.

FMAC expects that the liquidation proceeding would take approximately three months to complete. As such, this analysis assumes that the liquidation process begins on or about January 1, 1998 and would continue through March 31, 1998. Expenses directly related to the disposition of assets are incorporated in the liquidation liabilities presented in the liquidation analysis.

A comparison of the recoveries to unsecured creditors under the Plan and the hypothetical chapter 7 liquidation results is set forth below (all other classes of creditors, other than miscellaneous secured claims and interest holders, receive the same recovery under the Plan and the hypothetical liquidation).

--------------------------------------------------------------------------------
FMAC UNSECURED CREDITOR
RECOVERIES PER THE:                               LOW                HIGH
--------------------------------------------------------------------------------

Proposed Plan of Reorganization (a)               61%                81%



Hypothetical Chapter 7 Liquidation                 5%                20%

--------------------------------------------------------------------------------

(a) Does not take into account any discounting of future recoveries to their present value.

FMAC has encountered significant difficulties in preparing and closing their financial books and records since the bankruptcy petition date. As such, prospective basis financial statements have not been prepared upon which a forward looking liquidation analysis could be based. This liquidation analysis reflects the anticipated recoveries for each of FMAC's significant asset categories, which are presented either on or off-balance sheet for financial reporting purposes. The potential recoveries for purposes of this liquidation analysis have been estimated independent of the book balances of such assets.

                       EXHIBIT II TO DISCLOSURE STATEMENT

                          NOTES TO LIQUIDATION ANALYSIS


No adjustment to creditor recoveries has been made for any alleged or potential causes of action, including preferential transactions, fraudulent conveyances, other avoiding power claims, or litigation that FMAC or the Creditors' Committee may be capable of asserting, nor does it include an estimate of expenses to litigate such claims. All capitalized terms refer to terms defined in FMAC's chapter 11 Plan, unless otherwise defined herein.

Note (1)

As of December 31, 1997, FMAC serviced approximately $484.6 million of loans (net of unearned interest); these loans included $89.2 million of active Owned Loans, $2.5 million of loans that are collateral of Greenwich, and $392.9 million of Securitized Pools. The FMAC B Piece Distributions were separately analyzed based on the individual securitization agreements underlying the Securitized Pools.

The cash flows from each securitization were projected based on the historical and projected prepayment rates, annual default rates, and loss severity. The resulting future cash flows are directly tied to the quality of the future servicing and collections efforts as applied to the securitized and non-securitized loans. FMAC has assumed that Financial Security Assurance, Inc., guarantor of the notes payable issued in each of the securitizations, would continue to trap all cash in the spread accounts in a liquidation proceeding.

It is assumed that a potential acquiror of the B Piece Distributions would require a significant rate of return due to the significant uncertainty with respect to the timing and amount of the future cash flows. Therefore, the liquidation value was estimated using a 25 percent discount rate, reflecting the assumed rate of return which would be required by an investor in a distressed asset sale.

The results of the discounted cash flow analysis described above were then reduced by an additional 25 percent to reflect the uncertain nature of the B Piece Distributions, the significant dependency on future collections efforts, the potential loss of FMAC collections personnel throughout the liquidation process, and the distressed nature of the sub-prime automobile finance industry.

Note (2)

FMAC has not assigned any potential proceeds to its business units including the dealer service centers, collections centers, and the national recovery center ("Business Units").

After an intensive marketing process, FMAC was unable to obtain any bids for its dealer service centers. Subsequently, FMAC has closed most of the dealer service center offices and severed the employees working in those offices.

None of the potential plan proponents with whom FMAC negotiated proposed to pay separate value for FMAC's collection centers and national recovery center. Rather, each of the bidders

                       EXHIBIT II TO DISCLOSURE STATEMENT

                          NOTES TO LIQUIDATION ANALYSIS

assumed that the related personnel, computer systems, facilities, and furniture, fixtures and equipment, were linked to the potential value of the B Piece Distributions since they are a necessary part of being able to service and collect the Securitized Pools.

For purposes of this liquidation analysis, any value resident in the Business Units has been assumed to be included in the potential proceeds to be received upon sale of the B Piece Distributions.

Note (3)

On December 15, 1997, the Agent on behalf of the Bank Group credit bid the entire amount of the Bank Group Claim in exchange for the Owned Loans, including the charged-off Contracts ("Deficiency Balances"), and the related repossessed vehicle inventory. As a result, these assets are no longer the property of FMAC and would not generate any proceeds to pay the remaining allowed creditor claims in the event of a chapter 7 liquidation.

FMAC has no remaining direct obligations to the Bank Group under the Bank Group Claim. FMAC's remaining obligations to the Current Bank Group are set forth in the Guaranty and Pledge Agreement as of December 15, 1997. Under this agreement, FMAC will be required to satisfy any shortfall between (i) collections on, net proceeds from sales of charged-off Contracts constituting, and net proceeds of collateral securing the Owned Loans after December 15, 1997, and (ii) the credit bid amount plus interest at the rate of 11% from and after December 15, 1997, until paid in full, including the Owned Loan Servicing Fee.

FMAC has estimated that the Owned Loan portfolio will result in potential shortfalls in the range of $4.7 million to $6.3 million under the High and Low Recovery Scenarios, respectively. These shortfalls are assumed to be satisfied from the proceeds received from the sale of the B Piece Distributions.

Note (4)

As of December 31, 1997, the non-securitized loans that are the Greenwich Collateral approximated $2.5 million and the outstanding Greenwich working capital line plus accrued interest ("Greenwich Debt") approximated $672,000, including estimated exit fees.

The Greenwich loan agreement contains a provision whereby exit fees are earned and accrue for the benefit of Greenwich based on the performance of the Greenwich Collateral. FMAC is currently working with Greenwich to determine the amount of exit fees which will be incurred based on the terms of the loan agreement. As a result, it has been difficult to quantify the amount of such potential fees at this time.

FMAC has been unable to determine the amount of the potential excess Greenwich Collateral, if any, that would be subject to liquidation by the chapter 7 Trustee. This analysis assumes that the

                       EXHIBIT II TO DISCLOSURE STATEMENT

                          NOTES TO LIQUIDATION ANALYSIS



potential proceeds to be realized from the Greenwich Collateral are equal to FMAC's current estimate of the Greenwich Debt plus any potential exit fees that may be owed to Greenwich.

Note (5)

FMAC estimates that it will be entitled to receive federal and state tax refunds in the range of $10 million to $11 million. This reflects federal tax refunds of $7.0 million to $7.5 million for taxes paid in 1996 and refunds of prior taxes paid in 1994 and 1995 of approximately $2.0 million to be generated from future net operating loss carrybacks. FMAC has also estimated state tax refunds primarily for 1996 to be approximately $1.0 million to $1.5 million.

Note (6)

FMAC's Other Assets include the Causes of Action and certain furniture, fixtures, and equipment at its corporate offices and dealer service centers. FMAC may have various legal Causes of Action that could result in additional potential recoveries to unsecured creditors and Interestholders under a liquidation scenario. Although these causes of action would likely be sold or pursued by the Trustee under a liquidation scenario, it is not currently possible to quantify the potential net proceeds. The FMAC corporate office and dealer service center furniture, fixtures, and equipment are relatively insignificant in amount and are estimated to generate proceeds of no more than $100,000 to $200,000.

Note (7)

The estimated DIP Financing and Overadvance Facility balance as of March 31, 1998 is based on FMAC's projected cash activity through that date. This analysis assumes that the DIP Financing and Overadvance Facility is used to fund operating expenses in excess of servicing income through March 31, 1998.

The DIP Financing and Overadvance Facility balance excludes severance costs and other administrative expenses which are accounted for separately in this liquidation analysis. The estimated DIP balance does, however, include a commitment fee of $500,000 as included in the Final DIP Order. FMAC has projected the amount of financing required to fund operations through the liquidation period to be in excess of the $16.5 million as provided in the Final DIP Order. This additional financing is required due to the incremental operating costs during the liquidation period beyond the estimated chapter 11 Plan confirmation date of February 28, 1998. This analysis assumes additional financing fees of $300,000 (including reimbursement of legal costs) to compensate a lender for increasing this facility in a liquidation above the $16.5 million provided in the existing DIP Financing and Overadvance Facility.

There can be no assurances that FMAC would be able to obtain additional financing above the existing $16.5 million DIP Financing and Overadvance Facility in the event of a chapter 7 liquidation. If such a facility could not be obtained, the liquidation period for both the High

                       EXHIBIT II TO DISCLOSURE STATEMENT

                          NOTES TO LIQUIDATION ANALYSIS


Recovery Scenario and Low Recovery Scenario would have to be substantially shortened. This would result in an emergency "fire sale" environment in which the chapter 7 Trustee would be forced to liquidate all assets in an expeditious manner. As a result, the estimated liquidation values of FMAC's assets would be significantly reduced.

Note (8)

FMAC previously agreed to pay stay bonuses to retain key personnel during the course of its Chapter 11 case. As a result, at the end of the liquidation period, FMAC will owe stay bonuses related to the remaining employees in the collections centers and the corporate office. The amounts included in the liquidation analysis represent FMAC's current estimate of the scheduled stay bonuses for the remaining collections center and corporate employees based upon the severance and retention program previously approved by the Bankruptcy Court.

Note (9)

The chapter 11 professional fees holdback represents 20 percent of the estimated fees earned by all approved professionals prior to commencement of the chapter 7 liquidation period. The holdback of professional fees is consistent with the Compensation Procedures Motion in FMAC's Affidavit in Support of First Day Motions which was previously approved by the Bankruptcy Court.

Note (10)

It is assumed that the chapter 7 trustee will receive a 3 percent fee on all unencumbered assets distributed to Creditors. Under both the High and Low Recovery Scenarios, the trustee fee is applied to the B Piece Distributions and the potential Tax Refunds. The trustee fee is not applied to the Greenwich Collateral as they are collateral for the Greenwich Debt, and the amount of excess proceeds from this asset, if any, has not been determined.

                       EXHIBIT II TO DISCLOSURE STATEMENT

                          NOTES TO LIQUIDATION ANALYSIS

Note (11)

The chapter 7 expenses and professional fees represent FMAC's estimate of Chapter 7 professional fees and reimbursable expenses necessary to complete the hypothetical liquidation and which would be due at the conclusion of the hypothetical chapter 7 liquidation proceeding.

Note (12)

The unsecured priority claims represents FMAC's estimate of this claim class as of the bankruptcy petition date. The amounts presented on the liquidation analysis exclude any amounts paid to FMAC employees pursuant to the First Day Orders.

Note (13)

The Subordinated Reset Notes claim represents the estimated principal and accrued interest owing to the subordinated noteholders as of the bankruptcy petition date.

Note (14)

The accounts payable amount represents FMAC's estimate of unsecured non-priority claims as of the bankruptcy petition date.

Note (15)

FMAC has estimated the potential claims for the rejection of real property leases and other executory contracts as of the end of the liquidation period. Under a High Recovery Scenario, it is assumed that the collections centers and national recovery center leases would not be rejected as the acquiror of the B Piece Distributions would assume these leases and use the facilities in servicing and collecting the B Piece Distributions. Under a Low Recovery Scenario, FMAC has assumed that the acquiror of the B Piece Distributions would move the servicing of these assets to their own collections centers and that all outstanding FMAC leases would be rejected.

Note (16)

Other unsecured claims represents FMAC's estimate of potential additional unsecured claims which have not yet been reviewed and analyzed, and therefore have not been considered in the claim classifications discussed above.

                       Exhibit III To Disclosure Statement


CERTAIN RISK FACTORS TO BE CONSIDERED
HOLDERS OF CLAIMS OR INTERESTS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE UDC WARRANTS, UDC WARRANT SHARES, OR THE STOCK OPTION SHARES, ALL OF WHICH WILL BE OFFERED ONLY PURSUANT TO THE PROSPECTUS ("PROSPECTUS") ACCOMPANYING THIS DISCLOSURE STATEMENT THAT IS PART OF A REGISTRATION STATEMENT FILED BY UDC WITH THE SEC UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

A.     OVERALL RISK TO RECOVERY BY HOLDERS OF CLAIMS OR INTERESTS

The ultimate recoveries under the Plan to holders of claims (other than those holders who are paid in Cash on the Effective Date under the Plan) are dependent upon various factors, as well as the future performance of the Debtors' loan portfolios. The factors specified below assume that the Plan has an effective date on or about February 28, 1998. Prior to voting on the Plan, each holder of a claim or interest should carefully consider the risk factors specified or referred to below for each of the potential options as well as all of the information contained in the Plan. The factors specified below relate to certain risks associated with the future performance of the Debtor's loan portfolio and servicing thereof. Upon confirmation of the Plan, it is contemplated that Ugly Duckling Corporation ("UDC") or its successor, affiliate, or assignor, will begin servicing the Debtor's loan portfolio ("Servicer").

1.     INDUSTRY REGULATION

Due to the consumer oriented nature of the industry in which the Debtors and Servicer operate and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants are named from time to time as defendants in litigation, including class action suits, involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against the Debtors and/or Servicer in connection with any litigation could have a material adverse affect on the Debtors' and/or Servicer's financial condition, operating results, and ability to service and collect the Debtors' loan portfolios.

                       Exhibit III To Disclosure Statement

2.       INDUSTRY RISKS AND BUSINESS FACTORS

The Debtors (principally FMAC) and Servicer are involved in the sub-prime finance industry, and primarily the sub-prime auto finance market. The sub-prime auto finance industry has during the past year experienced a downturn as reflected in higher delinquencies, company bankruptcies, and a general decline in industry earnings. Certain of the recent troubles are attributable to increasing competition in the industry. Many of FMAC's and Servicer's competitors or potential competitors have significantly greater resources and/or other competitive advantages. To the extent any of such competitors significantly expand their activities in the sub-prime auto finance market, FMAC and/or Servicer could be materially adversely affected.

3.       PROJECTED CREDITOR RECOVERIES

The projected creditor recoveries included in this Disclosure Statement reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms and the anticipated future performance of FMAC's loan portfolios. In projecting the future performance of FMAC's loan portfolios, the Debtors had to make certain material assumptions regarding loan servicing costs, loan pre-payments, and losses on loans. Although management of FMAC believes that the assumptions used to prepare the projections are reasonable based upon historical and recent portfolio performance, industry conditions, and the servicing and collection capabilities of Servicer, some or all of the assumptions will differ; variations between the projected and actual assumptions may cause the performance of the loan portfolios to be materially different than the projected performance, thereby causing the actual creditor recoveries to be materially different than the projected creditor recoveries. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual creditor recoveries.

THE PROJECTIONS HEREIN WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") OR THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB"). FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. WHILE REPRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, ITS MANAGEMENT AND SERVICER. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, UDC, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

                       Exhibit III To Disclosure Statement

THE PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN, INCLUDING BUT NOT LIMITED TO THE VALUATION OF THE UDC WARRANTS CONTAINED HEREIN, WERE NOT PREPARED OR CONFIRMED BY UDC NOR HAS UDC EVALUATED THE ACCURACY THEREOF OR THE REASONABLENESS OF THE ASSUMPTIONS ON WHICH SUCH PROJECTIONS AND OTHER INFORMATION ARE BASED. UDC MAKES NO REPRESENTATIONS WITH RESPECT TO THE INFORMATION CONTAINED HEREIN AND ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY THEREOF.

The following is a discussion of the Debtors' analysis of the projected creditor recoveries. Unless otherwise defined, capitalized terms contained herein are defined by the Debtors' chapter 11 Plan.

A. SUMMARY OF CLAIMS AGAINST FMAC

The following are estimates as of the Plan effective date of (i) certain claims against FMAC as reflected on the books and records of FMAC as of the petition date, (ii) administrative and post confirmation claims incurred or anticipated to be incurred by FMAC, and (iii) potential claims that may be asserted against FMAC as a result of lease rejections or other contingent type claims (a):

       CLAIM CATEGORY                             LOW RECOVERY        HIGH RECOVERY
($ Millions)
Unpaid Administrative & Post
Confirmation Expenses (b)                        $     6.8             $   6.4

DIP and Overadvance Facility                          13.7                13.1

Priority Non-tax Claims                                0.1                 0.1

Secured Claim under Guaranty and
Pledge Agreement                                       4.6                 3.1

Secured FSA Claim                                        0                   0

Secured Greenwich Claims (c)                           0.8                 0.7

Miscellaneous Secured Claims                           0.2                   0

Allowed Convenience Claims                             0.1                 0.1

Allowed Unsecured Claims                              73.9                72.5
                                                 ---------            --------

TOTAL (d)                                        $   100.2            $   96.0
                                                 =========            ========

                       Exhibit III To Disclosure Statement


 (a)There can be no assurance that the actual claims allowed by the Bankruptcy Court will correspond to the estimates set forth herein.

 (b)The Unpaid Administrative and Post Confirmation Expenses represent FMAC's estimate of severance costs, professional fee holdbacks, cure costs, and post-confirmation expenses to administer the FMAC estate. This amount is based on FMAC's current estimate of these costs, and is subject to change upon further analysis.

 (c)As of February 28, 1998, FMAC has estimated the Greenwich Secured Claim to have a balance of $700,000 to $800,000, including exit fees.

 (d)Not included in the estimates above are (i) POTENTIAL TAXES (FEDERAL, STATE, OR LOCAL) THAT MAY ARISE IN THE ORDINARY COURSE OF FMAC'S BUSINESS, OR AS A RESULT OF THE CONSUMMATION OF THE PLAN (SEE TAX DISCLOSURES IN THE DISCLOSURE STATEMENT), (ii) any debts or other claims of any other subsidiaries of FMAC, and (iii) any claims that may ultimately be allowed as a result of any asserted or unasserted litigation claims against FMAC or any related entities.

NOTWITHSTANDING ANYTHING IN THIS DISCLOSURE STATEMENT TO THE CONTRARY, FMAC RESERVES THE RIGHT TO (I) ASSERT ANY (A) COUNTER CLAIMS OR DEFENSE OR, (B) ANY RIGHT OR CLAIMS OF SET-OFF, RECOUPMENT OR OTHER SIMILAR CLAIMS OR RIGHT, OR (II) OTHERWISE SEEK THE DISALLOWANCE OR REDUCTION OF ANY CLAIM , IN EACH CASE, FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, ON THE BASIS OF ANY CLAIM RELATING TO BREACH OF FIDUCIARY DUTY, LENDER LIABILITY, FRAUDULENT CONVEYANCE, PREFERENTIAL TRANSFER, OR OTHERWISE.

B. FIRST MERCHANTS ACCEPTANCE CORP. PROJECTED CREDITOR RECOVERIES

FMAC projected creditor recoveries were estimated by management based upon (1) the estimated claims against FMAC, and (2) the estimated value of the FMAC estate to the FMAC creditors. Any excess after FMAC creditors are paid in full would go to Interestholders. According to the Plan, administrative and secured claims will be satisfied in full.

The Claims of the FMAC unsecured creditors will receive the following treatment:

1. Debt of the Reorganized Company with a principal amount of $44 million plus interest to accrue at the applicable federal rate for medium term obligations (this rate was 5.77% as of January, 1998 for monthly compounding). The Reorganized Company debt will be repaid from the cash flows under the Excess Collections Contribution Agreement and are expected to be recovered by the year 2002,

                       Exhibit III To Disclosure Statement

2.    One hundred percent (100%) of the Reorganized Company's equity.

THE CLAIMS OF FMAC UNSECURED CREDITORS HAVE BEEN DIVIDED INTO TWO SUBCLASSES AS SPECIFIED IN THE PLAN AND DISCLOSURE STATEMENT. READERS OF THIS EXHIBIT SHOULD REFER TO THE PLAN AND DISCLOSURE STATEMENT FOR A DISCUSSION OF HOW THE ASSETS DESCRIBED ABOVE WILL BE DISTRIBUTED AMONG THE TWO UNSECURED CREDITOR SUBCLASSES.

Management, with the assistance of its professional advisors, has analyzed the future cash flows attributable to the Excess Collections Contribution Agreement, the future value of the UDC Warrants, and the other proceeds or collections from other assets. FMAC may have various legal Causes of Action that could result in additional potential recoveries to unsecured creditors and equity holders. Although these Causes of Action would likely be pursued, it is not possible to quantify the potential proceeds at this time.

FMAC management has prepared various projections of future Owned Loans and B Piece Distributions under various annual default rate assumptions resulting in potential cash flows to unsecured creditors in the range of approximately $45 million to $58 million. The amount of the Reorganized Company debt of $44 million corresponds to future cash flows to unsecured creditors under the Excess Collections Contribution Agreement of approximately $52 million. FMAC management has determined that it is reasonably likely that debt in the amount of $44 million plus interest at the applicable federal rate compounded monthly will be satisfied from the potential future cash flows under the Excess Collections Contribution Agreement.

The cash flow projections set forth below assume that the Reorganized Company is not required to pay income taxes out of the future Owned Loans and B Piece Distributions. Should the Reorganized Company be required to pay such Federal and/or State income taxes, the amount of future cash flows under the Excess Collections Contribution Agreement and the corresponding recovery to unsecured creditors would be reduced.

If the Reorganized Company is not required to pay regular federal and state income taxes, it may be subject to paying certain alternative minimum tax liabilities. It is anticipated that any alternative minimum tax payments that would be payable by the Reorganized Company would be immaterial to the future potential creditor recoveries (less than one percent of total future cash flows to FMAC unsecured creditors).

The most significant component of potential value to the unsecured creditors is the future cash flows from the Owned Loans and B Piece Distributions. The Excess Collections Contribution Agreement provides for a sharing arrangement under which UDC will collect out the Owned Loans and B Piece Distributions and share any proceeds (net of costs of collection) remaining after payment of secured claims of the Bank Group (including the

                       Exhibit III To Disclosure Statement


Owned Loans Servicing Fee and interest on the Owned Loans), the DIP Financing and Overadvance Facility, post-confirmation costs to administer the FMAC estate, and the Modified UDC Fee.

Management has projected under various scenarios the future collections of the Owned Loans and B Piece Distributions, including estimates of amounts allocable to the potential range of secured claims of the Bank Group and DIP Financing and Overadvance Facility, and the excess cash flows subject to the Excess Collections Contribution Agreement.

FMAC PROJECTED CREDITOR RECOVERIES

($ Millions)                                                                 LOW       HIGH
OWNED LOANS:
Estimated Excess (Deficiency) of Cash Flows Net of
Secured Claims and Related Fees and Costs                                  $  (4.6)   $  (3.1)

B PIECE DISTRIBUTIONS:
Estimated Future Cash Flows Net of Related Fees and Costs                  $  67.3    $  81.9

EXCESS COLLECTIONS CONTRIBUTION AGREEMENT: (a)
Estimated Future Cash Flows to UDC (d)                                     $   9.5    $  12.4

Estimated Future Cash Flows to the Reorganized Company                     $  44.6    $  58.4

Estimated Total Unsecured Non-Priority Claims                              $  73.9    $  72.5

Estimated Potential Recovery to Unsecured Creditors (b),(c):                  60.9%      81.2%

NOTE: The analysis above assumes that UDC does not elect to distribute shares of UDC Common Stock to the Reorganized Company under the UDC Stock Option. The results of the analysis could be materially different if UDC decides to elect the UDC Stock Option.

(a) The difference between the sum of the future cash flows under the Excess Collections Contribution Agreement and the sum of the excess cash flows from the Owned Loans and the B Piece Distributions noted above is the cash flows allocated to repay the balance of the DIP Financing and Overadvance Facility, the post-confirmation expenses to administer the FMAC Estate, and the Modified UDC Fee.

(b) Includes estimated theoretical value of the UDC Warrants of $370,000 to $475,000. The estimated range of values for the UDC Warrants was developed by employing various options pricing models, including the Black-Scholes model.

(c) Exclusive of potential proceeds from Causes of Action.

                       Exhibit III To Disclosure Statement

(d) Excluding servicing fees payable to UDC as servicer of the Owned Loans and Securitized Pools and the Modified UDC Fee.

FOLLOWING ARE SOME OF THE CRITICAL ASSUMPTIONS UTILIZED BY FMAC IN DEVELOPING THE RANGE OF POTENTIAL CREDITOR RECOVERIES NOTED ABOVE:

   - The Owned Loan cash flows (net of servicing expenses) were projected based on estimated loss rates for the underlying loans, estimated pre-payment speeds, the contractual yield on the portfolio, and loss severity rates. These cash flows were offset by the principal and interest payments on the guaranty related to the sale on the Owned Loans with interest calculated at an annual rate of 11 percent as specified in the Plan.

   - The future cash flows from the B Piece Distributions are uncertain in nature and are significantly impacted by customer delinquencies, customer pre-payments, and collections results. The B Piece Distributions cash flows projections were estimated under various assumptions to take into account the wide range of potential cash flows resulting from various annual loss rates, customer pre-payment speeds, and loss severity rates.

   - The most significant assumption impacting future B Piece Distributions cash flows is the estimated future annual default rates. FMAC used annual default rates in the range of 8 percent to 11 percent to estimate the high recovery and low recovery ranges, respectively.

   - The estimated future cash flows to both the Reorganized Company and UDC under the Excess Collections Contribution Agreement were derived from the Owned Loans and the B Piece Distributions after paying in full the Bank Group Claims (plus accrued interest at 11%), any amounts due on the DIP Financing and Overadvance Facility (plus accrued interest at 10%) after application of the potential Tax Refunds, post-confirmation expenses to administer the FMAC Estate, and payment of the $450,000 Modified UDC Fee.

   - This analysis assumes that the Federal and State tax refunds of approximately $11 million are received subsequent to the Plan Effective Date between the months of April, 1998 and October, 1998. Should the receipt of such refunds be delayed or should the total refund received be less than the amounts assumed, additional interest expense would be incurred on the DIP Financing and Overadvance Facility. The projected creditor recoveries would be negatively impacted by the lower tax refunds and the additional interest expense.

THE ESTIMATED RANGE OF POTENTIAL UNSECURED CREDITOR RECOVERIES HAS BEEN PRESENTED IN ORDER TO ASSIST HOLDERS OF CLAIMS IN THEIR EVALUATION OF THE PROPOSED PLAN. THE INDICATED RECOVERIES ARE PURELY ESTIMATES OF POTENTIAL FUTURE RECOVERIES, DEVELOPED BY

                       Exhibit III To Disclosure Statement

THE DEBTORS AS DESCRIBED HEREIN. HOLDERS OF CLAIMS SHOULD NOT RELY ON THE DEBTORS' ESTIMATES OF POTENTIAL RECOVERIES IN VOTING TO ACCEPT OR REJECT THE PLAN, AS THE ACTUAL RECOVERIES COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATES HEREIN. HOLDERS OF CLAIMS ARE URGED TO REVIEW ALL ASPECTS OF THE PLAN AND THE CONTENTS OF THE DISCLOSURE STATEMENT AND MAKE THEIR OWN INFORMED JUDGMENTS AS TO THE MERITS OF THE PROPOSED PLAN AND ALTERNATIVES THERETO. WHEN VOTING ON THIS PLAN, CREDITORS SHOULD BE VOTING FOR THE PLAN FORMULATION AND NOT A PARTICULAR PAYOUT AMOUNT.

                       Exhibit III To Disclosure Statement

C. SUMMARY OF CLAIMS AGAINST FIRST MERCHANTS RESIDENTIAL CREDIT CORPORATION AND PROJECTED CREDITOR RECOVERIES

The following is a discussion of the Debtors' analysis of the projected creditor recoveries.

SUMMARY OF CLAIMS AGAINST FMRCC

The following are estimates as of the plan confirmation date of (i) certain claims against FMRCC as reflected on the books and records of FMRCC as of the petition date, (ii) administrative claims incurred or anticipated to be incurred by FMRCC through consummation of the Plan, and (iii) potential claims that may be asserted against FMRCC as a result of lease rejections or other contingent type claims (a):

                CLAIM CATEGORY                 LOW RECOVERY     HIGH RECOVERY
($ Millions)
Administrative Expenses & Cure Costs

                                                 $    0.06       $   0.06

Allowed Unsecured Claims (b)                          2.50           2.01
                                                 ---------       --------

TOTAL (c)                                        $    2.56       $   2.07
                                                 =========       ========

(a) There can be no assurance that the actual claims allowed by the Bankruptcy Court will correspond to the estimates set forth herein.

(b) Includes FMAC intercompany advances of $1.97 million.

(c) Not included in the estimates above are (i) potential taxes (federal, state, or local) that may arise in the ordinary course of FMRCC's business, or as a result of the consummation of the Plan (see tax disclosures in the Disclosure Statement), and (ii) any claims that may ultimately be allowed as a result of any asserted or unasserted litigation claims against FMRCC or any related entities.

NOTWITHSTANDING ANYTHING IN THIS DISCLOSURE STATEMENT TO THE CONTRARY, FMRCC RESERVES THE RIGHT TO (I) ASSERT ANY (A) COUNTER CLAIMS OR DEFENSE OR, (B) ANY RIGHT OR CLAIMS OF SET-OFF, RECOUPMENT OR OTHER SIMILAR CLAIMS OR RIGHT, OR (II) OTHERWISE SEEK THE DISALLOWANCE OR REDUCTION OF ANY CLAIM , IN EACH CASE, FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, ON THE BASIS OF ANY CLAIM RELATING TO BREACH OF FIDUCIARY DUTY, LENDER LIABILITY, FRAUDULENT CONVEYANCE, PREFERENTIAL TRANSFER, OR OTHERWISE.

The FMRCC projected creditor recoveries were estimated by management based upon
(1) the estimated claims against FMRCC, and (2) the estimated value of the FMRCC estate to

                       Exhibit III To Disclosure Statement

the FMRCC creditors. According to the Plan, administrative and secured claims will be satisfied in full.

The claims of the FMRCC unsecured creditors will be entitled to receive a pro-rata cash payment from the FMRCC net sale proceeds. As of November 30, 1997, the net sale proceeds approximated $150,000 to $160,000.

Estimated claims against the FMRCC estate total approximately $2.01 million to $2.50 million, inclusive of FMAC's $1.97 million intercompany claim.

FMRCC PROJECTED CREDITOR RECOVERIES

($ Millions)                                                               LOW         HIGH
Estimated Net Proceeds From Sale Of Assets                               $ 0.15     $ 0.16
                                                                         =======    ======

Estimated Total Unsecured Non-Priority Claims                            $ 2.50     $ 2.01
                                                                         =======    ======

Estimated Potential Recovery to Unsecured Creditors                         6.0%       8.0%
                                                                         ======     ======




THE ESTIMATED RANGE OF POTENTIAL UNSECURED CREDITOR RECOVERIES HAS BEEN PRESENTED IN ORDER TO ASSIST HOLDERS OF CLAIMS IN THEIR EVALUATION OF THE PROPOSED PLAN. THE INDICATED RECOVERIES ARE PURELY ESTIMATES OF POTENTIAL FUTURE RECOVERIES, DEVELOPED BY THE DEBTORS AS DESCRIBED HEREIN. HOLDERS OF CLAIMS SHOULD NOT RELY ON THE DEBTORS' ESTIMATES OF POTENTIAL RECOVERIES IN VOTING TO ACCEPT OR REJECT THE PLAN, AS THE ACTUAL RECOVERIES COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATES HEREIN. HOLDERS OF CLAIMS ARE URGED TO REVIEW ALL ASPECTS OF THE PLAN AND THE CONTENTS OF THE DISCLOSURE STATEMENT AND MAKE THEIR OWN INFORMED JUDGMENTS AS TO THE MERITS OF THE PROPOSED PLAN AND ALTERNATIVES THERETO. WHEN VOTING ON THIS PLAN, CREDITORS SHOULD BE VOTING BE VOTING FOR THE PLAN FORMULATION AND NOT A PARTICULAR PAYOUT AMOUNT.


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